Filed Pursuant to Rule 424(b)(5)

Registration No. 333-209889

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price per Unit(1)	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.125 per share	12,667,947	$130.25	$1,650,000,096.75	$205,425.01

(1)	Assumes full exercise of the underwriters’ option to purchase up to an additional 1,151,632 shares of our Common Stock.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 6, 2018)

11,516,315 Shares

INTERNATIONAL FLAVORS & FRAGRANCES INC.

Common Stock

We are offering 11,516,315 shares of our common stock, par value $0.125 per share (“Common Stock”).

We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,151,632 additional shares of our Common Stock at the public offering price less the underwriting discount. See “Underwriting” in this prospectus supplement.

On May 7, 2018, International Flavors & Fragrances Inc. (“IFF”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Frutarom Industries Ltd., a company organized under the laws of the State of Israel (“Frutarom”), and Icon Newco Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of IFF (“Merger Sub”). Pursuant to the Merger Agreement, subject to the satisfaction or waiver of specified conditions, and in accordance with the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, the “ICL”), Merger Sub will merge with and into Frutarom (the “Merger”), with Frutarom continuing as the surviving company in the Merger and a wholly owned subsidiary of IFF.

Our Common Stock is listed on the NYSE and Euronext Paris under the symbol “IFF”. On September 12, 2018, the last reported sale price of our Common Stock on the NYSE was $131.15 per share.

Concurrently with this offering of Common Stock, we are offering $750 million in aggregate amount of our tangible equity units (or up to $825 million in tangible equity units if the underwriters for that offering exercise their option to purchase additional tangible equity units) pursuant to a separate prospectus supplement. The completion of this Common Stock offering is not contingent on the completion of the tangible equity units offering, and the completion of the tangible equity units offering is not contingent on the completion of this Common Stock offering. Neither this offering nor the tangible equity units offering is contingent on the completion of the Merger or any debt financing. If the Merger is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, as described under “Use of Proceeds.”

Subsequent to this offering, we expect to offer, pursuant to separate prospectus supplements, approximately $2,750 million aggregate principal amount of senior notes at varying maturities, a portion of which may be denominated in currencies other than the U.S. dollar, as additional financing for the Merger. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any notes being offered in the notes offering.

Investing in our Common Stock involves significant risks. See “Risk Factors” in this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$130.250000	$1,500,000,028.75
Underwriting discount and commissions	$3.712125	$42,750,000.82
Proceeds, before expenses, to International Flavors & Fragrances Inc.	$126.537875	$1,457,250,027.93

The underwriters expect to deliver the shares of Common Stock to purchasers on or about September 17, 2018.

Joint Book-Running Managers

Morgan Stanley	Citigroup	J.P. Morgan

Senior Lead Manager

BNP PARIBAS

Co-Managers

BTIG	Citizens Capital Markets	ING
MUFG	Wells Fargo Securities	HSBC

The date of this prospectus supplement is September 12, 2018.

Unless we have indicated, or the context otherwise requires, references in this prospectus supplement to “IFF,” “the Company,” “we,” “us,” “our,” or similar terms are to International Flavors & Fragrances Inc. and its subsidiaries.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. Some of the information contained in or incorporated by reference in the accompanying prospectus may not apply to this offering. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with information contained in or incorporated by reference in the accompanying prospectus, you should rely on the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been prepared. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

The shares of Common Stock are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the shares of Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” in this prospectus supplement.

Unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, assumes the completion of the concurrent tangible equity units offering described herein and that the underwriters for this Common Stock offering do not exercise their option to purchase additional shares of Common Stock and the underwriters of the concurrent tangible equity units offering do not exercise their option to purchase additional tangible equity units. In addition, unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the Merger or the Debt Financings (each as defined below).

S-ii

SUMMARY

This summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus carefully, including the section entitled “Risk Factors,” as well as the documents incorporated by reference, before making an investment decision.

The Company

We are a leading innovator of sensory experiences that move the world. We co-create unique products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, and food and beverages. Our approximately 7,300 team members globally take advantage of our capabilities in consumer insights, research and product development (“R&D”), creative expertise and customer intimacy to partner with our customers in developing innovative and differentiated offerings for consumer products. We believe that our collaborative approach will generate market share gains for our customers.

Our international presence positions us to serve both our global customers and the increasing number of regional and high-end and middle-market specialty consumer goods producers. We operate thirty-seven manufacturing facilities and sixty-nine creative centers and application laboratories located in thirty-seven different countries. We partner with our customers to develop over 46,000 products that are provided to customers in approximately 162 countries.

We principally compete in the flavors and fragrances market, which is part of a larger market that supplies a wide variety of ingredients and compounds used in consumer products. The broader market includes large multi-national companies and smaller regional and local participants that supply products such as seasonings, texturizers, spices, enzymes, certain food-related commodities, fortified products and cosmetic ingredients. The global market for flavors and fragrances has expanded consistently, primarily as a result of an increase in demand for, and an increase in the variety of, consumer products containing flavors and fragrances. Management estimates that in 2017 the flavors and fragrances market was approximately $24.8 billion, and forecasted to grow approximately 2-3% by 2021, primarily driven by expected growth in emerging markets.

In 2017, we achieved sales of approximately $3.4 billion, making us one of the top four companies in the global flavors and fragrances sub-segment of the broader consumer products ingredients and compounds market. We believe that our global presence, diversified business platform, broad product portfolio and global and regional customer base position us to achieve long-term growth as the flavors and fragrances markets expand.

We operate in two business segments, Flavors and Fragrances. In 2017, our Flavors business represented 48% of our sales, while our Fragrances business represented 52% of sales. Our business is geographically diverse, with sales to customers in the four regions set forth below:

Region	% of 2017 Sales
Europe, Africa, Middle East	31%
Greater Asia	27%
North America	27%
Latin America	15%

We are committed to winning in emerging markets. We believe that more significant future growth potential for the flavors and fragrances industry, and for our business, exists in the emerging markets (all markets except North America, Japan, Australia, and Western, Southern and Northern Europe). Over the past five years our currency neutral sales growth rate in emerging markets has outpaced that of developed markets. We expect this long-term trend to continue for the foreseeable future.

We have operated in some of the largest emerging markets for multiple decades. As a result of these established operations, sales in emerging markets represented 48% of 2017 sales and 51% of 2016 sales. As our customers seek to grow their businesses in emerging markets, we provide them the ability to leverage our long-standing international presence and extensive market knowledge to help drive their brands in these markets. To stay competitive in our industry, we must adapt to rapidly shifting consumer preferences and customer demands. We believe our consumer insights and customer relationships help to drive innovation that benefits us and our customers. During 2017, our 25 largest customers accounted for 50% of our sales. Sales to our largest customer across all end-use categories accounted for 11% to 12% of our sales for each of the last three fiscal years. These sales were principally in our Fragrances business.

Our Strategic Priorities

We are focused on generating sustainable profitable growth in our business and positioning our portfolio for long-term growth. We have continued to execute against the four pillars of our Vision 2020 strategy originally announced in 2015 and refreshed in 2017, which focuses on building differentiation and accelerating growth to create shareholder value:

(1)

Innovating Firsts—We seek to strengthen our position by driving differentiation in priority R&D platforms across both businesses. In 2017, we launched three captive fragrance molecules and three new flavor modulators. We achieved continued growth of our sweetness and savory modulation portfolio sales and encapsulated-related sales. We also launched Re-Imagine, a program to accelerate flavor innovation and increase agility to capture unmet opportunities in the changing food and beverage market.

(2)

Winning Where We Compete—Our goal is to achieve a #1 or #2 market leadership position in key markets and categories and with specific customers. In 2017, we grew our sales in both our Flavors and Fragrances businesses in North America and the Middle East and Africa geographic area we targeted for growth. We also created Tastepoint by IFF, designed to leverage our expertise in and to service the middle-market customer in North America, and opened an expanded facility in Cairo, Egypt to support our regional focus on growth in the Middle East and Africa.

(3)

Becoming Our Customers’ Partner of Choice—Our goal is to attain commercial excellence by providing our customers with in-depth, local consumer understanding, industry-leading innovation, outstanding service and the highest quality products. In 2017, we introduced IFF Taste Design, a combination of artisanal, handcrafted techniques and proprietary technologies that drive consumer preference and market differentiation. In addition, we were rated gold by EcoVadis for sustainability, received an “A” rating and were awarded leadership status for our climate change and an “A-” for water management strategy by CDP.

(4)

Strengthening and Expanding the Portfolio—We actively pursue value-creation through partnerships, collaborations, and acquisitions within flavors, fragrances and adjacencies. We prioritize opportunities that provide (i) access to new technologies, (ii) the ability to increase our market share in key markets and with key customers or (iii) access to adjacent products or services that will position us to leverage our expertise in science and technology and our customer base. During 2017, we acquired Fragrance Resources to further improve our market position with regional customers in specialty fine fragrances, and PowderPure to further expand product offerings of clean label flavors solutions. We also became the first sensorial innovator of flavors, fragrances and cosmetic actives to join the MIT Media Lab, a leader in research and technologies that transform the everyday for consumers around the world.

General

Our principal executive offices are located at 521 West 57th Street, New York, New York 10019. Our telephone number at that location is (212) 765-5500. Our home page on the internet is www.iff.com. Other than the information expressly set forth or incorporated by reference, the information contained, or referred to, on our website is not part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Acquisition of Frutarom

On May 7, 2018, IFF entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Frutarom Industries Ltd., a company organized under the laws of the State of Israel (“Frutarom”), and Icon Newco Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of IFF (“Merger Sub”). Frutarom, through its subsidiaries, develops, produces and markets flavors and fine ingredients used in manufacturing food, beverages, flavors and fragrances, pharma/nutraceuticals, cosmetics and personal care products.

We believe that the acquisition of Frutarom will provide us with several strategic and financial benefits, including:

•

Differentiated Portfolio with Enhanced Capabilities: In addition to IFF’s and Frutarom’s complementary flavor capabilities, we expect that Frutarom’s portfolio will provide opportunities to expand into attractive and fast-growing categories, such as natural colors, enzymes, antioxidants and health ingredients. We believe that the combined company’s increased breadth of products will provide complementary offerings and expanded choices to its customers.

•

Complementary and Growing Customer Base: We expect that Frutarom’s customer base will provide IFF with increased exposure to fast-growing small- and mid-sized customers, including private label manufacturers.

•

Synergy Potential: IFF and Frutarom expect to realize approximately $145 million of run-rate cost synergies by the third full year after the completion of the merger, with approximately 25% of such synergies expected to be achieved in the first full year. We believe that cross-selling opportunities and integrated solutions will provide revenue synergies, creating further value to shareholders over time.

Pursuant to the Merger Agreement, subject to the satisfaction or waiver of specified conditions, and in accordance with the ICL, Merger Sub will merge with and into Frutarom, with Frutarom continuing as the surviving company in the Merger and a wholly owned subsidiary of IFF. We refer in this prospectus supplement to our acquisition of Frutarom pursuant to the Merger Agreement as the “Merger.” Under the terms of the Merger Agreement, for each share of outstanding stock of Frutarom, Frutarom shareholders will receive $71.19 in cash and 0.2490 of a share of IFF’s Common Stock, or an aggregate of approximately $4,238.8 million and 14.8 million shares based on the number of Frutarom’s outstanding ordinary shares and share-based awards as of May 7, 2018, the date of the Merger Agreement, and without taking into account this Common Stock offering or the tangible equity units offering.

Consummation of the Merger is subject to customary closing conditions. The shareholders of Frutarom approved the Merger on August 6, 2018. The completion of the Merger is not subject to the approval of IFF shareholders or the receipt of financing by IFF. As of the date of this prospectus supplement, the completion of the Merger remains subject to the following closing conditions: (i) the receipt of regulatory clearance under certain foreign antitrust laws, including the European Union; (ii) receipt of all governmental and stock exchange approvals necessary for the issuance and listing of shares of IFF Common Stock as contemplated by the Merger Agreement, (iii) the absence of any order, or the enactment of any law, prohibiting the Merger; (iv) subject to certain exceptions, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement; and (v) the absence of any material adverse effect on Frutarom or the Company since the date of the Merger Agreement. The Merger Agreement also contains certain termination rights for IFF and Frutarom.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement. The Merger Agreement is an exhibit to the registration statement to which this prospectus supplement relates.

Merger Financing

IFF anticipates that approximately $4.3 billion will be required to pay the aggregate cash portion of the Merger consideration to the Frutarom shareholders and to pay fees and expenses relating to the Merger.

In addition to the proceeds from this Common Stock offering, IFF intends to obtain or otherwise incur additional financing for the Merger as follows:

Concurrent Tangible Equity Units Offering

Concurrently with this offering of Common Stock, we are offering $750 million in aggregate amount of our tangible equity units (or up to $825 million in tangible equity units if the underwriters for that offering exercise their option to purchase additional tangible equity units) pursuant to a separate prospectus supplement. This prospectus supplement is not an offer with respect to the concurrent tangible equity units offering.

Debt Financings

We intend to obtain or otherwise incur up to approximately $3.1 billion of indebtedness to fund the Merger, and related fees and expenses, which we refer to in this prospectus supplement as the “Debt Financings.” We currently expect that the Debt Financings will include:

•

Notes Offerings. Subsequent to this Common Stock offering, we expect to offer, pursuant to separate prospectus supplements, approximately $2,750 million aggregate principal amount of senior notes (the “New Notes”) at varying maturities, a portion of which may be denominated in currencies other than the U.S. dollar. This prospectus supplement is not an offer with respect to the potential New Notes offering.

•

Term Loan. On June 6, 2018, IFF entered into a senior unsecured term loan credit agreement (the “New Term Loan”) with the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, that provides for a three-year $350 million senior unsecured term loan facility. The commitments under the New Term Loan terminate on February 7, 2019 or, under certain circumstances, on May 7, 2019.

In connection with entering into the Merger Agreement, IFF entered into a debt commitment letter, dated as of May 7, 2018, with Morgan Stanley Senior Funding, Inc., that provided for a commitment for an up to $5.45 billion 364-day bridge loan facility (the “Bridge Facility”) to the extent IFF has not received $5.45 billion of net cash proceeds (and/or qualified bank commitments) from a combination of (a) the issuance by IFF of a combination of equity securities, equity-linked securities and/or unsecured debt securities and/or (b) unsecured term loans, in each case, at or prior to completion of the Merger. The commitments under the debt commitment letter terminate on February 7, 2019 or, under certain circumstances, on May 7, 2019. Although we do not currently expect to incur any borrowings under the Bridge Facility, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the Bridge Facility if we do not generate sufficient net proceeds from this Common Stock offering, the concurrent tangible equity units offering, the New Notes offering or unsecured term loans to finance the Merger and related fees and expenses.

The completion of this Common Stock offering is not contingent on the completion of the tangible equity units offering, the Debt Financings or the Merger. Accordingly, even if the Merger or the other financing transactions do not occur, the shares of Common Stock sold in this offering will remain outstanding, and investors will not have any rights to require us to repurchase, redeem or repay any shares of Common Stock sold in this offering.

In addition, if the Merger is not consummated, we do not expect any debt under the New Term Loan to be incurred, and we expect the terms of the New Notes to contain a special mandatory redemption requirement if the Merger is not consummated by a specified date. See “Use of Proceeds.”

We cannot assure you that we will complete the Merger or any of the other financing transactions on the terms contemplated in this prospectus supplement or at all.

About Frutarom

Frutarom is a global company established in Israel in 1933 and operating in the global flavors and specialty fine ingredients markets. Frutarom, through its subsidiaries, develops, produces and markets flavors and fine ingredients used in manufacturing food, beverages, flavors and fragrances, pharma/nutraceuticals, cosmetics and personal care products. As of December 31, 2017, Frutarom operated 72 production sites, 90 research and development laboratories, and 109 sales offices in Europe, North America, Latin America, Israel, Asia, Africa and New Zealand, and employed 5,223 people throughout the world. In 2017, Frutarom marketed and sold over 70,000 products to more than 30,000 customers in more than 150 countries.

Frutarom operates in two main activities which constitute its core businesses and are reported as business segments in its financial statements: flavors activity and specialty fine ingredients activity. In addition, as part of a comprehensive solution offered to customers, Frutarom imports and markets raw materials manufactured by third parties. This activity is presented as part of trade and marketing operations, which is not a core business.

Frutarom generated sales of $1,362.4 million, $1,147.0 million, and $872.8 million for the twelve months ended December 31, 2017, December 31, 2016, and December 31, 2015, respectively. Sales for the six months ended June 30, 2018 and June 30, 2017 were $786.1 million and $646.1 million, respectively. During the twelve months ended December 31, 2017, December 31, 2016, and December 31, 2015, Frutarom’s net income was $151.6 million, $111.1 million, and $96.1 million, respectively. Net income for the six months ended June 30, 2018 and June 30, 2017 was $98.6 million and $70.9 million, respectively.

The Offering

Issuer	International Flavors & Fragrances Inc., a New York corporation

Securities Offered	11,516,315 shares of Common Stock

Shares of Common Stock Outstanding after this Offering

90,564,368 shares of Common Stock (or up to 91,716,000 shares if the underwriters exercise their option to purchase additional shares), which is based on 79,048,053 shares of Common Stock outstanding as of September 4, 2018 and excludes:

•	an additional 938,995 shares of Common Stock available for issuance under our stock compensation plans as of August 24, 2018;

•

5,758,500 shares of Common Stock reserved for issuance upon conversion of tangible equity units (assuming no exercise of the underwriters’ option to purchase additional tangible equity units in the concurrent tangible equity units offering); and

•	an estimated 14,826,119 shares of Common Stock issuable as consideration upon closing of the Merger.

Common Stock NYSE Symbol	IFF

Underwriters’ Option	We have granted the underwriters an option, exercisable within a 30-day period, to purchase up to an additional 1,151,632 shares of our Common Stock at the public offering price less the underwriting discount.

Use of Proceeds	We estimate that the net proceeds to us from this Common Stock offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $1,456 million (or up to approximately $1,602 million if the underwriters exercise their option to purchase additional shares of our Common Stock). We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent tangible equity units offering, the Debt Financings and cash on hand to finance the Merger and to pay related fees and expenses. If for any reason the Merger is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, as described under “Use of Proceeds.”

Concurrent Tangible Equity Units Offering

Concurrently with this Common Stock offering, we are offering $750 million in aggregate amount of our tangible equity units (or up to $825 million of our tangible equity units if the underwriters for that offering exercise their option to purchase additional tangible equity units solely to cover over-allotments, if any), each with a stated amount of $50, in an underwritten public offering pursuant to a separate prospectus supplement. This prospectus supplement is not an offer with respect to the concurrent tangible equity units offering.

There can be no assurance that the tangible equity units offering will be completed. The completion of this Common Stock offering is not contingent on the completion of the tangible equity units offering, and the completion of the tangible equity units offering is not contingent on the completion of this Common Stock offering. Neither this Common Stock offering nor the tangible equity unit offering is contingent on the consummation of the Merger or any debt financing.

Risk Factors	Investing in our Common Stock involves significant risks. See “Risk Factors” in this prospectus supplement, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of the factors you should carefully consider before deciding to invest in our Common Stock.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA OF IFF

The following table presents selected historical consolidated financial data for IFF and unaudited pro forma combined financial data for IFF and Frutarom as of the dates and for the periods indicated. The historical statement of income data and cash flow data for IFF for the fiscal years ended December 31, 2017, 2016 and 2015 and the historical balance sheet data as of December 31, 2017 and 2016 have been obtained from IFF’s audited consolidated financial statements included in IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus supplement and accompanying prospectus. The historical statement of income data and cash flow data for IFF for the six-month periods ended June 30, 2018 and 2017 and the historical balance sheet data as of June 30, 2018 have been obtained from IFF’s unaudited interim consolidated financial statements included in IFF’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which is incorporated by reference into this prospectus supplement and accompanying prospectus. The historical balance sheet data as of June 30, 2017 has been derived from IFF’s unaudited consolidated financial statements included in IFF’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which is not incorporated by reference into this prospectus supplement or accompanying prospectus. The historical statement of income data for IFF included below for the fiscal years ended December 31, 2017, 2016 and 2015 and IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus supplement and accompanying prospectus, have not been revised to reflect the required retrospective adoption of the Financial Accounting Standards Board amendment to Compensation—Retirement Benefits guidance (ASU 2017-07), which we refer to as the “FASB amendment”, as the guidance had no impact on net income and the effect of the revision was not material for those periods. For more information on the adoption of the FASB amendment, please refer to IFF’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which is incorporated by reference into this prospectus supplement and accompanying prospectus. The unaudited pro forma combined financial data are based upon the historical consolidated financial data of IFF and Frutarom, after giving effect to the merger as of the dates and for the periods indicated. The unaudited pro forma combined financial data should be read in conjunction with the financial statements presented in “Unaudited Pro Forma Condensed Combined Financial Information” in this prospectus supplement and the related notes thereto.

The results of operations for the six-month period ended June 30, 2018 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2018, and you should not assume the results of operations for any past periods indicate results for any future period. The information set forth below should be read together with the other information contained in IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and IFF’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Incorporation of Certain Information by Reference.”

	Pro Forma Combined	Historical International Flavors & Fragrances Inc.		Pro Forma Combined	Historical International Flavors & Fragrances Inc.
Dollars in thousands except per share amounts	Six-Month Period Ended June 30,	Six-Month Period Ended June 30,		Year Ended December 31,	Year Ended December 31,
	2018	2018	2017	2017	2017	2016	2015
Statement of Income Data:
Net sales	$2,637,054	$1,850,944	$1,671,154	$4,761,115	$3,398,719	$3,116,350	$3,023,189
Cost of goods sold	1,513,347	1,046,419	935,088	2,763,527	1,919,718	1,717,280	1,671,590

Gross profit	1,123,707	804,525	736,066	1,997,588	1,479,001	1,399,070	1,351,599
Research and development expenses	184,014	153,244	144,887	339,113	286,026	254,263	246,101
Selling and administrative expenses	429,236	300,051	283,023	816,476	557,311	566,224	494,517
Restructuring and other charges, net	1,903	1,903	10,934	19,371	19,711	(1,700)	7,594
Amortization of acquisition-related intangibles	90,647	18,769	15,561	173,711	34,694	23,763	15,040
Gain on sales of fixed assets	504	1,195	(89)	1,750	(184)	(10,836)	—

Operating profit	417,403	329,363	281,750	647,167	581,443	567,356	588,347
Interest expense	125,994	69,841	30,363	159,285	65,363	52,989	46,062
Other (income) expense, net	(33,161)	(21,232)	(29,140)	(36,454)	(20,965)	(9,350)	3,184

Income before taxes	324,570	280,754	280,527	524,336	537,045	523,717	539,101
Taxes on income	60,190	52,190	54,968	233,584	241,380	118,686	119,854

Net income (Including noncontrolling interest)	264,380			290,752
Less: noncontrolling interest	3,204			4,895

Net Income	261,176	228,564	225,559	285,857	295,665	405,031	419,247

Net income per share:
Basic	2.34	2.89	2.85	2.56	3.73	5.07	5.19
Diluted	2.31	2.87	2.84	2.54	3.72	5.05	5.16
Cash dividends declared per share		1.38	1.28		2.66	2.40	2.06
Balance Sheet Data at Period End:
Total Assets	$12,415,264	$4,673,442	$4,618,875		$4,598,926	$4,016,984
Long-term debt	4,078,015	1,717,189	1,636,338		1,632,186	1,066,855
Total Shareholders’ Equity including noncontrolling interest	5,632,979	1,756,203	1,680,086		1,689,294	1,631,134

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FRUTAROM

The following table presents selected historical consolidated financial data for Frutarom as of the dates and for the periods indicated. Frutarom’s financial data has been prepared under International Financial Reporting Standards (“IFRS”), as issued by the International Auditing Standards Board (“IASB”). The balance sheet data as of December 31, 2017 and 2016 and the statement of income data and cash flow data for the fiscal years ended December 31, 2017, 2016 and 2015 have been obtained from Frutarom’s audited annual consolidated financial statements, which are included in this prospectus supplement. The financial data as of and for the six-month periods ended June 30, 2018 and 2017 have been obtained from Frutarom’s unaudited, interim consolidated financial statements, which are included in this prospectus supplement.

The results of operations for the six-month period ended June 30, 2018 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2018, and you should not assume the results of operations for any past periods indicate results for any future period. The information set forth below should be read together with the other information contained in Frutarom’s audited annual consolidated financial statements and unaudited interim consolidated financial statements, which are included in this prospectus supplement.

Dollars in thousands except per share amounts	Six-Month Period Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
Statement of Income Data:
Sales	$786,110	$646,120	$1,362,396	$1,147,041	$872,796
Cost of sales	466,928	398,243	837,271	709,488	534,737

Gross profit	319,182	247,877	525,125	437,553	338,059
Selling, marketing, research and development expenses—net	134,697	101,792	220,014	196,001	141,237
General and administrative expenses	51,179	45,601	92,155	81,637	63,742
Other expenses—net	(315)	385	3,392	11,772	2,826
Group’s share of earnings of companies accounted for at equity	1,326	444	1,402	1,113	—

Income from operations	134,947	100,543	210,966	149,256	130,254
Financial Expenses—net	12,758	10,204	24,606	12,841	12,197
Income before taxes on income	122,189	90,339	186,360	136,415	118,057
Income tax	23,600	19,413	34,797	25,346	21,972

Net Income	98,589	70,296	151,563	111,069	96,085

Earnings per share:
Basic	1.64	1.17	2.52	1.85	1.62

Fully diluted	1.63	1.17	2.51	1.84	1.60

Cash dividends declared per share			0.12	0.11	0.09
Balance Sheet Data at Period End:
Total Assets	$2,255,414	$1,790,072	$1,947,188	$1,585,461
Long term loans, net of current maturities	399,833	260,339	262,151	299,576
Total equity	921,420	768,856	878,913	664,604

RISK FACTORS

An investment in our Common Stock involves significant risks. You should consult with your own financial and legal advisers and carefully consider, among other matters, the following risks and those described in our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, respectively, and the other documents incorporated herein by reference. You should carefully consider the risks described in those reports and the other information in this prospectus supplement and accompanying prospectus before you decide to invest in our Common Stock. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect us. If any of those risks were to occur, our financial condition, operating results and prospects, as well as the value of our Common Stock, could be materially adversely affected.

Risks Related to Our Business

For a discussion of risks related to our business and operations, please see “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2017, as well as similar disclosures contained in our other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference.”

Risks Related to the Merger

If we are unable to complete the Merger, in a timely manner or at all, our business and our stock price may be adversely affected.

Our and Frutarom’s obligations to consummate the Merger are subject to the satisfaction or waiver of the following customary conditions, including: (i) the approval of the Merger Agreement and the Merger by the shareholders of Frutarom, which was obtained on August 6, 2018; (ii) the receipt of regulatory clearance under certain foreign antitrust laws, including the European Union; (iii) receipt of all governmental and stock exchange approvals necessary for the issuance and listing of shares of IFF Common Stock as contemplated by the Merger Agreement, (iv) the absence of any order, or the enactment of any law, prohibiting the Merger; (v) subject to certain exceptions, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement; and (vi) the absence of any material adverse effect on Frutarom or our company since the date of the Merger Agreement. Furthermore, our ability to access the bridge financing facility is subject to customary conditions. As many of these conditions are outside of our control, we cannot assure you if the conditions to the completion of the Merger and the associated financings will be satisfied in a timely manner or at all which may affect when and whether the Merger will occur. If the Merger is not completed, our share price could fall to the extent that our current price reflects an assumption that we will complete the Merger. Furthermore, if the Merger is not completed and the Merger Agreement is terminated, we may suffer other consequences that could adversely affect our business, results of operations and share price, including the following:

•

we have incurred and will continue to incur costs relating to the Merger (including significant legal and financial advisory fees) and many of these costs are payable by us whether or not the Merger is completed;

•

matters relating to the Merger (including integration planning) may require substantial commitments of time and resources by our management team, which could otherwise have been devoted to our historical core businesses or other opportunities that may have been beneficial to us;

•	we may be subject to legal proceedings related to the Merger or the failure to complete the Merger;

•	the failure to consummate the Merger may result in negative publicity and a negative impression of us in the investment community; and

•

any disruptions to our business resulting from the announcement and pendency of the Merger, including any adverse changes in our relationships with our customers, suppliers and employees, may continue or intensify in the event the Merger is not consummated.

We may not realize the benefits anticipated from the Merger, which could adversely affect our stock price.

The Merger, if completed, will be our largest acquisition to date. The anticipated benefits from the Merger are, necessarily, based on projections and assumptions about the combined businesses of our company and Frutarom, which may not materialize as expected or which may prove to be inaccurate. Our ability to achieve the anticipated benefits will depend on our ability to successfully and efficiently integrate the business and operations of Frutarom with our business and achieve the expected synergies. We may encounter significant challenges with successfully integrating and recognizing the anticipated benefits of the potential Merger, including the following:

•	potential disruption of, or reduced growth in, our historical core businesses, due to diversion of management attention and uncertainty with our current customer and supplier relationships;

•	challenges arising from the expansion of our product offerings into adjacencies with which we have limited experience, including flavor ingredients, food additives and nutraceuticals;

•	challenges arising from the expansion into those Frutarom jurisdictions where we do not currently operate or have significant operations;

•	coordinating and integrating research and development teams across technologies and products to enhance product development while reducing costs;

•

consolidating and integrating corporate, information technology, finance and administrative infrastructures, and integrating and harmonizing business systems, which may be more difficult than anticipated due to the significant number of acquisitions completed by Frutarom over the past few years;

•	coordinating sales and marketing efforts to effectively position our capabilities and the direction of product development;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining Frutarom’s business with our business;

•	limitations prior to the completion of the Merger on the ability of management of our company and of Frutarom to conduct planning regarding the integration of the two companies;

•	the increased scale and complexity of our operations resulting from the Merger;

•	retaining key employees, suppliers and other partners of our company and Frutarom;

•	retaining and efficiently managing Frutarom’s expanded and decentralized customer base;

•	obligations that we will have to counterparties of Frutarom that arise as a result of the change in control of Frutarom;

•	difficulties in anticipating and responding to actions that may be taken by competitors in response to the transaction; and

•	the assumption of and exposure to unknown or contingent liabilities of Frutarom.

In addition, our anticipated benefits of the transaction with Frutarom contemplate significant cost-saving synergies. Consequently, even if we are able to successfully integrate the operations of Frutarom with ours, we may not realize the full benefits of the transactions if we are unable to identify and implement the anticipated cost savings or if the actions taken to implement such cost-savings have unintended consequences on our other business operations.

If we do not successfully manage these issues and the other challenges inherent in integrating an acquired business of the scale of Frutarom, then we may not achieve the anticipated benefits of the Merger, we could incur unanticipated expenses and charges and our operating results and the value of our Common Stock could be materially and adversely affected.

Uncertainty about the Merger may adversely affect our relationships with customers and employees, which could negatively affect our business, whether or not the Merger is completed.

The announcement of the Merger on May 7, 2018, whether or not completed, may cause uncertainties in our relationships with our customers which could impair our ability to or expand our historical customer sales growth. Furthermore, uncertainties about the Merger may cause our current and prospective employees to experience uncertainty about their future with us. These uncertainties may impair our ability to retain, recruit or motivate key employees which could affect our business.

The Merger may result in significant charges or other liabilities that could adversely affect the financial results of the combined company.

The financial results of the combined company, following IFF’s acquisition of Frutarom, may be adversely affected by cash expenses and non-cash accounting charges incurred in connection with our integration of the business and operations of Frutarom. Furthermore, as a result of the transaction we will record a significant amount of goodwill and other intangible assets on our consolidated financial statements, which could be subject to impairment based upon future adverse changes in our business or prospects including our inability to recognize the benefits anticipated by the transaction.

In addition, upon the acquisition of Frutarom we will assume all their liabilities, including unknown and contingent liabilities that Frutarom assumed in connection with their acquisitions, that we failed or were unable to identify in the course of performing due diligence. Frutarom has completed 47 acquisitions since 2011, including 22 since the beginning of 2016. Our ability to accurately identify and assess the magnitude of the liabilities assumed by Frutarom in these acquisitions may be limited by, among other things, the information available to us and Frutarom and the limited operating experience that Frutarom has with these acquired entities. Furthermore, Frutarom has additional future obligations regarding certain of these acquisitions including outstanding earn-out obligations and put options requiring Frutarom to purchase additional shares in the target company, which we will assume upon consummation of the transaction. If we are not able to completely assess the scope of these liabilities or if these liabilities are neither probable nor estimable at this time, our future financial results could be adversely affected by unanticipated reserves or charges, unexpected litigation or regulatory exposure, unfavorable accounting charges, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on our business, operating results or financial condition. The price of our Common Stock following the Merger could decline to the extent the combined company’s financial results are materially affected by any of these events.

The regulatory approvals required in connection with the Merger may not be obtained or may contain materially burdensome conditions.

Completion of the Merger is conditioned upon the receipt of certain regulatory approvals, and we cannot provide assurance that these approvals will be obtained. If any conditions or changes to the proposed structure of the Merger are required to obtain these regulatory approvals, they may have the effect of jeopardizing or delaying completion of the Merger or reducing the anticipated benefits of the Merger. If we agree to any material conditions in order to obtain any approvals required to complete the Merger, the business and results of operations of the combined company may be adversely affected.

The use of cash and incurrence of significant indebtedness in connection with the financing of the Merger may have an adverse impact on our liquidity, limit our flexibility in responding to other business opportunities and increase our vulnerability to adverse economic and industry conditions.

The Merger will be financed in part by the use of our cash on hand, the incurrence of a significant amount of indebtedness and issuances of equity. As of June 30, 2018, we had approximately $322.4 million of cash and cash equivalents and approximately $1,723.7 million of total debt outstanding. In connection with the Merger, we expect to incur significant new debt. The proceeds from the new debt are expected to be used to pay part of the purchase price, refinance existing debt of both our company and Frutarom and pay transaction related fees and expenses. If we are unable to raise financing on acceptable terms, we may need to rely on our bridge loan facility, which may result in higher borrowing costs and a shorter maturity than those from other anticipated financing alternatives. The use of cash on hand and indebtedness to finance the Merger will reduce our liquidity and could cause us to place more reliance on cash generated from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow for working capital, dividend and capital expenditure needs or to pursue other potential strategic plans. The increased indebtedness may also have the effect, among other things, of limiting our ability to obtain additional financing, if needed, limiting our flexibility in the conduct of our business and making us more vulnerable to economic downturns and adverse competitive and industry conditions.

Risks Related to our Common Stock

The market price of our Common Stock may be volatile and could fall.

The market price of our Common Stock has experienced, and may continue to experience, significant volatility. Between January 1, 2017 and September 12, 2018, the closing sale price of our Common Stock on the NYSE has ranged from a low of $115.26 per share to a high of $156.87 per share. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our Common Stock. These risks include those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as, among other things:

•	failure to complete the Merger and, if completed, failure to realize the anticipated benefits of the Merger;

•	our operating and financial performance and prospects that vary from expectations of management, securities analysts and investors;

•	developments in our business or in sectors in which we operate generally;

•	our ability to repay our debt or adverse market reaction to any additional debt that we may incur;

•	the market valuation and operating and securities price performance of companies that investors consider to be comparable to us;

•	investor perceptions of us and the industry and markets in which we operate;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	our dividend policy;

•	proposed or adopted regulatory changes or developments affecting the industries in which we operate;

•	future sales of equity or equity-related securities;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us

•	actions by institutional shareholders; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market experiences extreme price and trading volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our Common Stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. As a result of these factors, among others, the value of your investment may decline because a decrease in the market price of our Common Stock would likely adversely impact the trading price of the amortizing notes.

Future sales of substantial amounts of our Common Stock could affect the market price of our Common Stock.

Future sales of substantial numbers of shares of our Common Stock, or securities convertible or exchangeable into shares of our Common Stock, into the public market, future issuances of substantial numbers of additional shares of Common Stock in connection with any future acquisitions or pursuant to employee benefit plans and future issuances of shares of Common Stock upon exercise of options or warrants or settlement of the purchase contracts, or perceptions that those sales, issuances and/or exercises or settlements could occur, could adversely affect the prevailing market price of our Common Stock and our ability to raise capital in the future.

This offering, the concurrent offering of tangible equity units and the issuance of additional stock in connection with acquisitions (including the Merger) or otherwise will dilute all other shareholdings.

Upon the issuance of the shares of Common Stock in this offering and the concurrent offering of tangible equity units, holders of our Common Stock will incur immediate and substantial net tangible book value dilution on a per share basis. After this offering and the concurrent offering of tangible equity units, we will have an aggregate of approximately 372.6 million (or as few as approximately 371.5 million if the underwriters for this offering exercise their option) authorized but unissued shares of Common Stock. Subject to certain volume limitations imposed by the NYSE, we may issue all of these shares without any action or approval by our stockholders, including, without limitation, in connection with acquisitions. Upon the completion of the Merger, in particular, based on the exchange ratio of 0.2490, the estimated number of shares of our Common Stock issuable as a portion of the Merger consideration is expected to be approximately 14.8 million shares. Any shares issued in connection with the activities described in this paragraph, our stock compensation plans or otherwise would dilute the percentage ownership held by holders of our Common Stock.

Risks Related to Frutarom

In addition to the risks we face, Frutarom also faces the following risks.

Frutarom’s operations are subject to effects of the global economy.

Due to the nature and type of its global activity, Frutarom is exposed to fluctuations in the global economy. Economic crisis and recession in various countries in which Frutarom operates could curb demand for Frutarom’s products and significantly slow down the development and launch of new products by Frutarom customers.

Frutarom’s operations in emerging markets are subject to political, economic and legal developments that are less predictable than those in developed markets.

Frutarom operates in a number of countries besides the United States and Western Europe, such as Russia, Ukraine, Turkey, Slovenia, Kazakhstan, China, countries in South and Central America (including Brazil, Guatemala, Peru, Chile and Mexico) and countries in northern, southern and western Africa, and is therefore exposed to political, economic and legal developments in these countries which are generally less predictable than in developed countries. Frutarom’s facilities in these countries could be subject to disruption as a result of economic and/or political instability as well as from nationalization and/or expropriation of assets situated there. There is also substantial risk relating to restrictions on Frutarom in collecting payment from its customers, distributors, or agents, as well as foreign exchange restrictions which could impede Frutarom’s ability to realize its profits or to sell its assets in these countries. While none of the emerging market countries in which Frutarom operates impose foreign exchange restrictions that affect Frutarom, such restrictions existed not long ago and there is no assurance that they will not be reinstated in the future.

Fluctuations or devaluations in currencies may negatively affect Frutarom’s results of operations.

Over 70% of Frutarom’s sales in 2017 were conducted in currencies other than the U.S. dollar, mainly the Euro, Russian Ruble, Pound Sterling, Swiss Franc, New Israeli Shekel, Chinese Yuan, Canadian Dollar, Brazilian Real, South African Rand, Peruvian Nuevo Sol and Mexican Peso, and changes in exchange rates affect Frutarom’s reported results in US dollar terms. In addition, in cases of extreme fluctuations in exchange rates, and since a large part of the raw materials used in the manufacture of Frutarom’s products is paid for in U.S. dollars, in Euros, or other currencies, there is no assurance that Frutarom can completely update its selling prices denominated in local currency (which is different from the currency used in buying the raw material) and maintain its margin. Frutarom does not generally undertake external hedging action nor does it use other financial instruments for protection against currency fluctuations. For further information see Frutarom’s audited financial statements included in this prospectus supplement.

Frutarom operates in a highly competitive industry.

Frutarom faces competition from large multinationals as well as medium-sized, small and local companies across the sectors in which it operates. Some of Frutarom’s competitors have greater financial and technological resources, larger sales and marketing platforms and more established reputation, and may therefore be better equipped to adapt to changes and industry trends.

The global market for flavors is characterized by close relations between flavor manufacturers and their customers, particularly with regard to large multinationals. Furthermore, many large multinational customers, along with increasing numbers of medium-sized customers in recent years, sometimes limit the number of their suppliers and work predominantly with a list of “approved suppliers.” To compete more effectively under these conditions, Frutarom must invest more resources in customer relations, in R&D and in matching products to customers’ needs in order to provide high quality and efficient service. Any failure to maintain good relations with its customers, forge strong relations with new customers, or secure the status of “approved supplier” with some of its customers could lead to substantial adverse effects on Frutarom’s business, operating results and financial condition.

The specialty fine ingredients market is more price sensitive than the flavors market and is characterized by relatively lower profit margins. Some fine ingredients products manufactured by Frutarom are less unique and more replaceable by competitors’ products. Production overcapacity for fine ingredients globally could also negatively impact Frutarom’s sales and profitability. Although as part of its strategy Frutarom focuses on specialty fine ingredients with higher profit margins, there is no assurance that operating margins will not erode in the future, which could substantially impact Frutarom’s business, operating results and financial condition.

Increased environmental, health and safety regulations or the loss of necessary environmental permits could adversely affect Frutarom’s operating results and financial condition.

Frutarom is subject to a variety of international and domestic health, safety and environmental statutes in the various countries in which it operates. In general, there is a trend towards increased regulation in the fields of Frutarom’s activities. This trend stems from, among other things, growing consumer sensitivity concerning the inclusion of flavor additives in food products and the fact that regulators perceive nutraceuticals, medical food and functional food products as having medicinal attributes. In some countries such products may be subjected to the same standards and regulations as applied to drugs or targeted regulation for these categories. In addition, regulators in different countries can change regulations applying to infant nutrition or clinical nutrition for the elderly in a way that might affect Frutarom’s sales in these categories. Frutarom has identified the markets for nutraceuticals, functional food, specialty fine ingredients for infant nutrition, especially infant formulas, and clinical nutrition for the elderly as important to its future growth. The subjecting of these markets to increased regulation could give rise to additional expenses which might have an adverse effect on Frutarom’s business, operating results and financial condition.

Companies such as Frutarom that operate in the flavor and fine ingredients industry make use of, manufacture, sell, and distribute substances that are sometimes considered hazardous and are therefore subject to extensive regulation concerning the storage, handling, manufacture, transport, use and disposal of such substances and their components and byproducts. Frutarom’s production and R&D activities in the various countries where it operates are subject to various regulations and standards relating to air emissions, sewage treatment and the use, handling and discharge of hazardous material as well as clean-up of existing environmental contamination. Any further tightening of such laws and regulations could have a substantial adverse effect on Frutarom’s business, operating results and financial condition.

In addition to covering its ongoing environmental compliance costs, Frutarom might also incur nonrecurring charges associated with remedial action needed to be taken at its production sites. As environment-related incidents cannot be foreseen with any certainty, the sums that Frutarom allocates or will allocate for such matters may turn out to be inadequate. Ongoing and nonrecurring environment-related expenses could each have a substantial adverse effect on Frutarom’s business, operating results and financial condition.

Frutarom is required to obtain various environmental permits concerning operations at its various production facilities and to meet the conditions set by these permits. The expansion of existing plants is also subject to securing necessary permits. Such permits might be unilaterally revoked or modified by the issuer, or might be for a limited amount of time. Any cancellation, modification and/or failure to renew or obtain a permit could have a significant adverse effect on Frutarom’s business, operating results and financial condition.

Failure to comply with environmental, health and safety laws and regulations may expose Frutarom to civil and criminal liability.

The laws and regulations concerning the environment, health and safety may subject Frutarom to civil and/or criminal liability for non-compliance or environmental pollution. Environmental, health and safety laws may include criminal sanctions (including substantial penalties) for violating them. Some environmental laws also include provisions imposing complete responsibility for the release of hazardous substances into the environment which could result in Frutarom becoming liable for clean-up efforts without any negligence or fault on its part. Other environmental laws impose liability jointly and severally, which could expose Frutarom to responsibility for cleaning up environmental pollution caused by others.

In addition, some environmental, health and safety laws are applied retroactively and could impose responsibility for acts done in the past even if such acts were carried out in accordance with the relevant legal provisions in force at the time. Criminal or civil liability under such laws may have significant adverse effects on Frutarom’s business, operating results and financial condition.

Frutarom may also become subjected to claims for personal injury or property damage arising from exposure to hazardous substances. Laws in the major countries where Frutarom operates permit legal proceedings to be instituted against it if personal injury or environmental contamination was ostensibly caused by activity at its production sites in these countries. Such legal proceedings could also be instituted by private individuals or non-governmental organizations.

Fluctuations in prices of raw materials needed for producing Frutarom’s products may negatively impact its results of operations.

The price, quality and availability of the main raw materials that Frutarom uses, especially in the field of natural products, are subject to fluctuations arising from global supply and demand. Many raw materials used by Frutarom are agricultural products whose prices, quality and availability could be affected by, among other things, poor weather conditions. Frutarom does not normally conduct futures transactions in raw materials and is exposed to price fluctuations in the raw materials it uses according to changes in global trends for prices of these raw materials. In recent periods, there has been a rise in the prices of a number of principal raw materials used by Frutarom, and such trends may have a significant adverse effect on Frutarom’s business, operating results and financial condition.

The inability to obtain raw materials due to the loss of third party suppliers or unavailability of raw materials could impair Frutarom’s sales and adversely affect its operating results.

Frutarom is dependent on third parties for the supply of raw materials needed for manufacturing its products. Although Frutarom purchases raw materials from a very wide range of suppliers and no individual supplier accounted for more than 3% of its total raw material usage in 2017, and even though there is more than one supplier for most of the raw materials bought by Frutarom and they are usually readily available, there is no assurance that this will also continue to be the case in the future. Severe weather conditions may cause a significant shortage of natural raw materials used by Frutarom. A shortage of these raw materials could impair Frutarom’s sales for a certain period of time and adversely affect its operating results.

Product liability claims against Frutarom and potential damages under those claims could have significant adverse effects on Frutarom’s business, operating results and financial condition.

Frutarom is exposed to product liability risk, particularly due to the fact that it supplies flavors to the food and beverage, flavor and fragrance, functional food, pharma/nutraceutical and personal care industries. Should Frutarom be found responsible in a large claim of this type, its insurance coverage might be inadequate to cover damages and/or legal expenses. A lack of adequate insurance coverage could result in a significant adverse effect on Frutarom’s business, operating results and financial condition. Product liability claims brought against Frutarom could damage its reputation as well as put heavy demand on management’s time and efforts, and this could have significant adverse effects on Frutarom’s business regardless of the outcome of the claim.

The inability to integrate the businesses acquired by Frutarom during its recent growth period may lead to disruptions in its business and failure to capitalize on anticipated synergies.

A key element of Frutarom’s growth strategy has been growth through the acquisition of flavor and specialty fine ingredients manufacturers. In line with this strategy, Frutarom has made many strategic acquisitions of companies and business activities in recent years. The integration of acquired activities involves a number of risks, including possible adverse effects on Frutarom’s operating results, the loss of customers, the consuming of senior management’s time and attention, and the failure to retain key personnel including managers of the acquired activities, along with risks associated with unanticipated events in the integration of the operations, technologies, systems and services of the acquired business. In addition, Frutarom may be unable to capitalize on the anticipated synergies (including those aimed at cost savings) inherent in such acquisitions. Failure in successfully integrating its acquisitions could have adverse effects on Frutarom’s business, operating results and financial condition.

The rapid growth, as in recent years, in both Frutarom’s activities and its geographical spread requires effective management to ensure that the financial benefits, tapping of synergies and the economies of scale are achieved. An inability to adapt to the rapid growth could result in losses or acquisition costs that will not be recovered as quickly as anticipated, if at all. Such circumstances could have significant adverse effects on Frutarom’s business, its operating results and financial condition.

The loss of skilled personnel, members of senior management or other key employees could negatively impact Frutarom’s ability to compete and implement its strategy.

Frutarom’s continued future success depends on its ability to attract and retain proficient flavorists (flavor developers), lab technicians and other skilled personnel. Frutarom operates in a highly specialized market where product quality is of critical importance and having skilled personnel is necessary for ensuring the supply of high quality products. If a number of such employees were to leave at the same time, Frutarom could encounter difficulties in finding replacements with equivalent experience and abilities, a situation which could impair Frutarom’s R&D capabilities. Furthermore, Frutarom’s continued success depends to a large extent on its senior management team. The loss of services from members of senior management or other key employees could have a negative impact on Frutarom’s results and its ability to implement its strategy. A failure to recruit and retain skilled personnel or members of senior management could have a significant adverse effect on Frutarom’s business, operating results and financial condition.

The inability to protect its intellectual property or the loss of exclusive use of its proprietary formulas to create flavors may have a significant adverse impact on Frutarom’s business, operating results and financial condition.

Frutarom’s business relies on intellectual property, mainly consisting of formulas used to create its flavors. Frutarom does not register these formulas but they are kept highly confidential and considered trade secrets and, as such, are accessible to just a very limited circle of people within Frutarom. Although Frutarom believes it is not significantly reliant on any individual intellectual property right, proprietary formula, patent or license, a breach of confidentiality with respect to the formulas or loss of access to them and/or the future expiration of intellectual property rights could have a significant adverse impact on Frutarom’s business, operating results and financial condition.

Frutarom relies, in part, on confidentiality agreements, ownership of intellectual property, and non-competition agreements with employees, vendors and third parties in order to protect its intellectual property. It is possible that these agreements will be breached and that Frutarom may lack an adequate remedy for any such breach. Disputes may arise concerning the ownership of intellectual property or the extent to which the confidentiality agreements remain in force. Furthermore, Frutarom’s trade secrets may become revealed to its competitors or developed independently by them, in which case Frutarom will not be able to enjoy exclusive use of some of its formulas or maintain confidentiality concerning its products.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and the documents incorporated by reference, which are not historical facts or information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations and include statements concerning (i) our ability to achieve long-term sustainable growth and increase shareholder value, (ii) growth potential in the emerging markets, (iii) the anticipated impact of our acquisitions on our market position within key markets, (iv) our competitive position in the market and expected financial results in 2018, (v) expected savings from profit improvement initiatives, (vi) expected capital expenditures and cost pressures in 2018, (vii) the impact of the Tax Cuts and Jobs Act (the “Tax Act”) on the Company’s effective tax rate in 2018, (viii) the expected level of share repurchases under the Company’s share repurchase program, (ix) our ability to innovate and execute on specific consumer trends and demands, (x) timing of completion or relocation of our plants in China, (xi) expected increases in raw material costs in 2018, (xii) the impact of operational performance, cost reduction efforts and mix enhancement on margin improvement, and (xiii) the amount of expected pension contributions in 2018. These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect,” “anticipate,” “believe,” “intend,” “outlook,” “may,” “estimate,” “should,” and “predict” and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, those discussed in the “Risk Factors” section of this prospectus supplement and the following:

•	the impact of the Merger;

•	our ability to effectively compete in our market, and to successfully develop new products that appeal to our customers and consumers;

•	our ability to provide our customers with innovative, cost-effective products;

•	the impact of a disruption in our manufacturing operations;

•	the impact of the BASF Group supply chain disruption on the supply and price of a key ingredient in 2018;

•	our ability to implement our Vision 2020 strategy;

•	the impact of the recently-enacted Tax Act on our effective tax rate in 2018 and beyond;

•	our ability to successfully market to our expanding and decentralized Flavors customer base;

•	our ability to react in a timely manner to changes in the consumer products industry related to health and wellness;

•	our ability to establish and maintain collaborations, joint ventures or partnerships, which lead to the development or commercialization of products;

•	our ability to benefit from our investments and expansion in emerging markets;

•	the impact of international operations that are subject to regulatory, political, economic, currency exchange and other risks, including in countries such as Turkey and Argentina;

•	the impact of economic uncertainty which may adversely affect demand for consumer products using flavors and fragrances;

•	our ability to attract and retain talented employees;

•	our ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws;

•	our ability to realize the expected cost savings and efficiencies from our profitability improvement initiatives and the optimization of our manufacturing facilities;

•	volatility and increases in the price of raw materials, energy and transportation;

•	our ability to maintain the integrity of our raw materials, supply chain and finished goods, and comply with applicable regulations;

•	our ability to successfully manage our inventory and/or working capital balances;

•	the impact of violations of the U.S. Foreign Corrupt Practices Act or similar U.S. or foreign anti-bribery and anti-corruption laws and regulations in the markets in which we operate;

•	our ability to protect our intellectual property rights;

•	uncertainties regarding the outcome of, or funding requirements, related to litigation or settlement of pending litigation, uncertain tax positions or other contingencies;

•	the impact of any future impairment of our tangible or intangible long-lived assets;

•	the impact of changes in our tax rates, tax liabilities, the adoption of new United States or international tax legislation, or changes in existing tax laws;

•	our ability to successfully estimate the impact of certain accounting and tax matters; and

•	the potential adverse impact of Brexit on currency exchange rates, global economic conditions and cross-border agreements that affect our business.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. For additional information regarding factors that could affect the Company’s results of operations, financial condition and liquidity, see “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as the risks described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and as may be included from time to time in our reports filed with the SEC.

The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this prospectus supplement and the accompanying prospectus, or included in any of our periodic reports filed with the SEC and incorporated by reference into this prospectus supplement could materially and adversely impact our results of operations, financial condition and liquidity and our future financial results.

USE OF PROCEEDS

We estimate that the net proceeds to us from this Common Stock offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $1,456 million (or up to approximately $1,602 million if the underwriters exercise their option to purchase additional shares of our Common Stock). We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent tangible equity units offering, the Debt Financings and cash on hand to finance the Merger and to pay related fees and expenses. If for any reason the Merger is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. See “Summary—Recent Developments.”

Completion of this Common Stock offering is not contingent on completion of the concurrent tangible equity units offering, the Debt Financings or the Merger. The concurrent tangible equity units offering, the Debt Financings and the Merger are not contingent on the completion of this offering. Accordingly, even if the Merger is not consummated, our shares of Common Stock sold in this offering will remain outstanding, and we will not have any obligation to offer to repurchase any or all of the shares of Common Stock sold in this offering.

The following table outlines the sources and uses of funds for the Merger, assuming the underwriters do not exercise their respective options to purchase additional shares of Common Stock in this offering and additional tangible equity units in the concurrent tangible equity units offering. The table assumes that the Merger, this Common Stock offering, the concurrent tangible equity units offering and the Debt Financings are completed simultaneously, but this Common Stock offering, the concurrent tangible equity units offering and the Debt Financings are expected to occur before completion of the Merger. Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources of Funds		Uses of Funds
(in millions)
Cash and cash equivalents	$241	Merger consideration(2)	$6,189
New Term Loan	350	Merger and offering fees and expenses(3)	179
New Notes(1)	2,750	Repayment of outstanding indebtedness(4)(5)	1,047
Tangible equity units offering(1)	750	Breakage costs related to debt repayment(6)	40
Common Stock offered hereby(1)	1,500	General corporate purposes	40
Equity consideration to Frutarom shareholders and option holders(2)	1,904

Total Sources	$7,495	Total Uses	$7,495

(1)	Before underwriting discounts and expenses and, with respect to the Common Stock offering and the tangible equity units offering, assumes no exercise of the underwriters’ respective options.
(2)

Based on the number of Frutarom’s outstanding ordinary shares and share-based awards as of June 30, 2018 and a price per share of our common stock of $127.72, which was the closing price of our common stock on the NYSE on September 5, 2018.

(3)	Includes estimated underwriting discounts and expenses of this offering, the concurrent tangible equity units offering and the Debt Financings and the Merger.
(4)

We intend to prepay in full our (i) $100 million in aggregate principal amount of 6.35% Series B Senior Notes due 2019, (ii) $50 million in aggregate principal amount of 6.50% Series C Senior Notes due 2022 and (iii) $100 million in aggregate principal amount of 6.79% Series D Senior Notes due 2027.

(5)

We intend to repay $797 million of outstanding Frutarom debt. The calculation of the amount of Frutarom’s debt to be repaid is as of June 30, 2018, and reflects the conversion into U.S. dollars of indebtedness denominated in foreign currencies (primarily euros) based on exchange rates as of June 30, 2018.

(6)	The make-whole amounts included are estimated amounts calculated based on relevant treasury yields as of August 15, 2018.

CAPITALIZATION

The following sets forth our capitalization on a consolidated basis as of June 30, 2018:

•	on an actual basis;

•

on an as adjusted basis to reflect the issuance and sale of Common Stock offered hereby (but not the application of the proceeds therefrom), after deducting underwriting discounts and estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase additional shares of our Common Stock);

•

on an as further adjusted basis to reflect the concurrent issuance and sale of our tangible equity units after deducting the underwriting discounts and estimated offering expenses (but not the application of the proceeds therefrom), assuming no exercise of the underwriters’ option to purchase additional tangible equity units; and

•	on a pro forma as further adjusted basis to give further effect to (i) the Debt Financings and the payment of related fees and expenses and (ii) the Merger.

This table should be read in conjunction with the other sections of this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference” in this prospectus supplement. In addition, investors should not place undue reliance on the as adjusted, as further adjusted or pro forma as further adjusted information included below because this offering is not contingent upon completion of any of the transactions reflected in the adjustments below.

(in thousands)	As of June 30, 2018
	Actual	As Adjusted	As Further Adjusted	Pro Forma As Further Adjusted
Cash and cash equivalents	$322,423	$1,778,673	$2,504,798	$296,947

Commercial paper	—	—	—	—

Long-term debt:
Credit facilities	103,988	103,988	103,988	103,988
Series B, C, D Senior Notes(1)	249,776	249,776	249,776	—
3.20% Senior Notes due 2023	298,823	298,823	298,823	298,823
1.75% Senior Notes due 2024	573,514	573,514	573,514	573,514
4.375% Senior Notes due 2047	492,941	492,941	492,941	492,941
Senior amortizing notes that are components of the tangible equity units being offered concurrently(2)	—	—	122,778	122,778
New Notes	—	—	—	2,732,116
New Term Loan	—	—	—	347,429
Other	4,647	4,647	4,647	4,647
Total debt(3)	1,723,689	1,723,689	1,846,467	4,676,236

Shareholders’ equity:
Common Stock	14,470	15,910	15,910	15,910
Capital in excess of par value(4)	167,432	1,622,242	2,225,589	3,428,168
Retained earnings	3,992,452	3,992,452	3,992,452	3,901,607
Accumulated other comprehensive loss	(692,498)	(692,498)	(692,498)	(692,498)
Treasury stock, at cost	(1,732,001)	(1,732,001)	(1,732,001)	(1,030,611)
Total shareholders’ equity(5)	1,749,855	3,206,105	3,809,452	5,622,576

Total capitalization	$3,473,544	$4,929,794	$5,655,919	$10,298,812

(1)

Includes (i) $100,000,000 aggregate principal amount 6.35% Series B Senior Notes due 2019, (ii) $50,000,000 aggregate principal amount 6.50% Series C Senior Notes due 2022 and (iii) $100,000,000 aggregate principal amount 6.79% Series D Senior Notes due 2027.

(2)	Each tangible equity unit will include an amortizing note. Approximately 17% of the stated amount of the tangible equity units is represented by the amortizing notes.
(3)

As of June 30, 2018, we had approximately $104.0 million outstanding under our revolving credit facility (including 90 million euro converted at an exchange rate of U.S. $1.1554 per euro as of June 30, 2018) and no borrowings outstanding under our commercial paper program.

(4)

Each tangible equity unit will include a purchase contract. We will account for the purchase contracts that are components of the tangible equity units as equity and expect to record the initial fair value of these purchase contracts, net of the underwriting discounts and offering expenses allocated to the purchase contracts, as additional paid-in capital. The exact amount we record as additional paid-in capital will not be determined until the determination of the final offering expenses of the tangible equity units offering. Approximately 83% of the stated amount of the tangible equity units will be represented by the purchase contracts and the underwriting discounts and offering expenses will be allocated to the purchase contracts.

(5)	Does not include noncontrolling interest.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Shares of our Common Stock are traded on the NYSE and Euronext Paris under the symbol “IFF.”

On September 12, 2018, the closing price of our Common Stock on the NYSE was $131.15 per share. As of September 6, 2018, we had approximately 1,668 shareholders of record holding shares of our Common Stock.

Although we have paid dividends in the past, all future declarations of dividends are subject to the final determination of our board of directors, in its discretion, based on a number of factors that it deems relevant, including our financial position, results of operations, available cash resources, cash requirements, applicable law and alternative uses of cash that our board of directors may conclude would be in the best interest of the IFF and our shareholders.

The table below shows the high and low closing prices for our Common Stock, and the cash dividends we paid per share for the quarterly periods indicated.

	High	Low	Dividends declared per share
Fiscal Year 2018:
First Quarter	$156.87	$132.60	$0.69
Second Quarter	143.04	122.13	0.69
Third Quarter (through September 12, 2018)	134.45	122.95	0.73

Fiscal Year 2017:
First Quarter	$136.89	$115.26	$0.64
Second Quarter	139.73	128.98	0.64
Third Quarter	145.01	131.69	0.69
Fourth Quarter	155.44	144.47	0.69

Fiscal Year 2016:
First Quarter	$122.38	$97.24	$0.56
Second Quarter	131.30	114.65	0.56
Third Quarter	143.43	124.77	0.64
Fourth Quarter	143.64	116.64	0.64

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 7, 2018, IFF, Frutarom and Merger Sub entered into a merger agreement that provides for the acquisition of Frutarom by IFF. Subject to the satisfaction or waiver of certain other closing conditions, IFF will acquire Frutarom through the merger of Merger Sub with and into Frutarom, with Frutarom surviving the merger and becoming a wholly owned subsidiary of IFF.

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the merger and certain other adjustments listed below.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of IFF and Frutarom as of June 30, 2018, and gives effect to the merger as if it occurred on June 30, 2018. The unaudited pro forma condensed combined statements of operations combine the historical results of IFF and Frutarom for the six months ended June 30, 2018, and the year ended December 31, 2017, and give effect to the merger as if it occurred on January 1, 2017. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statements of operations, expected to have a continuing impact on the combined entity’s condensed results.

The merger of IFF and Frutarom will be accounted for using the acquisition method of accounting as per the provisions of Accounting Standards Codification 805, “Business Combinations”, which we refer to as ASC 805, with IFF representing the accounting acquirer under this guidance. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X and primarily give effect to the merger adjustments, which include:

•	Adjustments to reconcile Frutarom’s historical audited and unaudited financial statements prepared in accordance with IFRS as issued by the IASB to U.S. GAAP;

•	Conforming accounting policies and presentation;

•	Application of the acquisition method of accounting in connection with the merger;

•	Adjustments to reflect repayment of certain existing debt facilities of Frutarom and IFF as well as financing arrangements entered into in connection with the merger; and

•	Effect of acquisition-related costs in connection with the merger.

The pro forma adjustments included in this document are subject to modification based on changes in interest rates, changes in share prices, the final determination of the fair value of the assets acquired and liabilities assumed, additional analysis, and additional information that may become available, which may cause the final adjustments to be materially different from the pro forma condensed combined financial statements presented below. Following the consummation of the merger, IFF management will perform a detailed review of Frutarom’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Frutarom’s results of operations or reclassification of assets or liabilities to conform to IFF’s accounting policies and classification. As a result, IFF may subsequently identify additional material differences in the accounting policies which could have a material impact on the unaudited pro forma combined financial information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates set forth above, nor is it indicative of future results or financial position of the combined company. Additionally, the final determination of the purchase price and the purchase price allocation, upon the completion of the merger, will be based on Frutarom’s net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the merger or potential divestitures that may occur prior to, or subsequent to, the completion of the merger or any acquisition and integration costs that may be incurred. The pro forma adjustments, which IFF believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Any changes to IFF’s stock price, from September 5, 2018 through the date the merger is completed, will also change the purchase price, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the pro forma condensed combined financial statements presented in this document.

The unaudited pro forma condensed combined financial information should be read in conjunction with the notes to the unaudited pro forma condensed combined financial information, Frutarom’s audited financial statements for the year ended December 31, 2017 and Frutarom’s unaudited quarterly financial statements for the quarterly period ended June 30, 2018, as well as IFF’s consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2017 and IFF’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2018

(In thousands, except shares and per-share data)
	Historical
	IFF (US GAAP)	FRUTAROM (US GAAP)	Purchase Accounting Adjustments	Notes	Other Pro Forma Adjustments	Notes	Total
Assets
Current Assets:
Cash and Cash Equivalents	$322,423	$119,807	$(4,258,273)	3	$4,113,214	6k	$297,171
Trade receivables, net	723,855	321,797	—		—		1,045,652
Inventory	695,192	338,881	33,119	6c	—		1,067,192
Prepaid expenses and other current assets	285,110	27,949	—		(26,141)	6h	286,918

Total Current Assets	2,026,580	808,434	(4,225,154)		4,087,073		2,696,933
Property, plant and equipment, net	867,629	336,591	—	4	—		1,204,220
Goodwill	1,148,586	589,250	3,630,062	6b	—		5,367,898
Other intangible assets, net	391,426	442,647	2,027,353	4	—		2,861,426
Deferred income taxes assets	82,204	4,512	—		—		86,716
Other assets	157,017	41,054	—		—		198,071

Total Assets	$4,673,442	$2,222,488	$1,432,261		$4,087,073		$12,415,264

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short term borrowings	6,500	397,601	—		194,611	6f	598,712
Accounts payable	315,656	225,998	—		—		541,654
Dividends payable	54,488	—	10,843	3	—		65,331
Other current liabilities	322,726	26,359	46,392	4	(36,792)	6l	358,685

Total Current Liabilities	699,370	649,958	57,235		157,819		1,564,382

Long-term debt	1,717,189	399,833	—		1,960,993	6f	4,078,015
Retirement liabilities	226,221	33,690	—		—		259,911
Deferred income tax liabilities	—	66,234	390,270	6d	—		456,504
Other liabilities	274,459	19,802	(2,186)	4	—		292,075

Total Other Liabilities	2,217,869	519,559	388,084		1,960,993		5,086,505

Redeemable Noncontrolling Interest	—	131,398	—		—		131,398
Shareholders’ Equity:
Common Stock	14,470	17,094	(17,094)	6e	1,468	6f	15,938
Capital in excess of par value	167,432	116,132	1,086,447	6e	2,057,638	6f	3,427,649
Treasury stock, at cost	(1,732,001)	(3,693)	705,083	6e	—		(1,030,611)
Other equity	3,299,954	787,494	(787,494)	6e	(90,845)	6e	3,209,109

Total Shareholders’ Equity	1,749,855	917,027	986,942		1,968,261		5,622,085

Noncontrolling interest	6,348	4,546	—		—		10,894

Total Shareholders’ Equity including NCI	1,756,203	921,573	986,942		1,968,261		5,632,979

Total Liabilities and Shareholders’ Equity	$4,673,442	$2,222,488	$1,432,261		$4,087,073		$12,415,264

See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information”, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2018

(In thousands, except shares and per-share data)
	Historical
	IFF (US GAAP)	FRUTAROM (US GAAP)	Purchase Accounting Adjustments	Notes	Other Pro Forma Adjustments	Notes	Total
Revenue:
Net sales	1,850,944	786,110	—		—		2,637,054
Cost of goods sold	1,046,419	466,928	—		—		1,513,347

Gross profit	804,525	319,182	—		—		1,123,707

Expenses:
Research and development expenses	153,244	30,770	—		—		184,014
Selling and administrative expenses	300,051	141,640	—		(12,455)	6h	429,236
Restructuring and other charges, net	1,903	—	—		—		1,903
Amortization of acquisition-related intangibles	18,769	13,466	58,412	6a	—		90,647
Gain on sales of fixed assets	1,195	(691)	—		—		504

Total expenses	475,162	185,185	58,412		(12,455)		706,304

Operating profit	329,363	133,997	(58,412)		12,455		417,403

Other income (expense):			—				—
Interest expense	69,841	12,758	—		43,395	6f	125,994
Other (income) expense, net	(21,232)	(950)	—		(10,979)	6g	(33,161)

Total other (income) expense	48,609	11,808	—		32,416		92,833

Income before taxes	280,754	122,189	(58,412)		(19,961)		324,570
Taxes on income	52,190	23,600	(11,215)	6a	(4,385)	6j	60,190

Net income (Including Noncontrolling Interests)	228,564	98,589	(47,197)		(15,576)		264,380
Less: noncontrolling interests	—	3,204	—		—		3,204

Net Income	228,564	95,385	(47,197)		(15,576)		261,176

Net income per share—basic	2.89	1.61					$2.34
Net income per share—diluted	2.87	1.63					$2.31

Basic shares outstanding	79,041	59,530					111,564
Diluted shares outstanding	79,347	60,339					113,045

See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information”, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

	IFF (US GAAP)	FRUTAROM (US GAAP)	Purchase Accounting Adjustments	Notes	Other Pro Forma Adjustments	Notes	Total
Revenue:
Net sales	$3,398,719	$1,362,396	$—		$—		$4,761,115
Cost of goods sold	1,919,718	$837,271	—		6,538	6i	$2,763,527

Gross profit	1,479,001	525,125	—		(6,538)		1,997,588

Expenses:
Research and development expenses	286,026	43,644	—		9,443	6i	339,113
Selling and administrative expenses	557,311	246,332	—		12,833	6i	816,476
Restructuring and other charges, net	19,711	(340)	—		—		19,371
Amortization of acquisition-related intangibles	34,694	22,193	116,824	6a	—		173,711
Gain on sales of fixed assets	(184)	1,934	—		—		1,750

Total expenses	897,558	313,763	116,824		22,276		1,350,421

Operating profit	581,443	211,362	(116,824)		(28,814)		647,167

Other (income) expense:
Interest expense	65,363	10,075	—		83,847	6f	159,285
Other (income) expense, net	(20,965)	13,325	—		(28,814)	6i	(36,454)

Total other (income) expense	44,398	23,400	—		55,033		122,831

Income before taxes	537,045	187,962	(116,824)		(83,847)		524,336
Taxes on income	241,380	35,105	(22,898)	6a	(20,003)	6j	233,584

Net income (Including Noncontrolling Interests)	295,665	152,857	(93,926)		(63,844)		290,752
Less: noncontrolling interests	—	4,895	—		—		4,895

Net Income	295,665	147,962	(93,926)		(63,844)		285,857

Net income per share—basic	3.73	2.49					2.56
Net income per share—diluted	3.72	2.48					2.54

Basic shares outstanding	79,070	59,342					111,593
Diluted shares outstanding	79,370	59,632					113,068

See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information”, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In US$ thousands, except share and per share data and as otherwise noted)

Note 1—Description of Business Combination

On May 7, 2018, International Flavors & Fragrances (“IFF”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Frutarom Industries Ltd., a company organized under the laws of the State of Israel (“Frutarom”) and Icon Newco Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of IFF (“Merger Sub”). Pursuant to the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Frutarom (the “merger”), with Frutarom continuing as the surviving company in the merger and a wholly owned subsidiary of IFF.

At the completion of the merger, each ordinary share, par value Israeli New Shekel (to be referred as “NIS”) 1.00 per share, of Frutarom (the “Frutarom ordinary shares”) issued and outstanding immediately prior to the completion of the merger (other than Frutarom ordinary shares held by Frutarom as treasury stock (dormant shares) or held directly or indirectly by IFF, Merger Sub or any wholly owned subsidiary of Frutarom) will be converted into the right to receive (i) $71.19 in cash (the “cash consideration”) and (ii) 0.249 of a validly issued, fully paid and non-assessable share of common stock, par value $0.125 per share, of IFF (“IFF common stock”), with cash in lieu of fractional shares of IFF common stock otherwise issuable (such shares of IFF common stock and any such cash in lieu of fractional shares, together with the cash consideration, the “merger consideration”), in each case without interest and subject to applicable tax withholding.

At the completion of the merger, each Frutarom stock option and Frutarom restricted stock award that is outstanding and vested as of immediately prior to the completion of the merger, will be canceled in exchange for the right to receive the merger consideration in respect of each net share subject to such vested Frutarom stock option or Frutarom restricted stock award, less applicable tax withholding. For this purpose, “net share” means, with respect to a Frutarom stock option or Frutarom restricted stock award, the quotient of (i) the product of (A) the excess, if any, of the value of the merger consideration (calculated as specified in the merger agreement) over the exercise price or purchase price per Frutarom ordinary share (as applicable) subject to such Frutarom stock option or Frutarom restricted stock award, multiplied by (B) the number of Frutarom ordinary shares subject to such Frutarom stock option or Frutarom restricted stock award, divided by (ii) the value of the merger consideration.

The merger agreement provides for the Frutarom board of directors to declare a special dividend, on a per share basis, equal to the product of (a) 0.249 and (b) the aggregate per share value of IFF dividends with a record date after the date of the merger agreement and prior to the closing of the merger.

Note 2—Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and was based on the historical financial statements of IFF and Frutarom as of and for the year ended December 31, 2017 and as of and for the six months ended June 30, 2018. IFF is deemed to be the accounting acquirer and the pro forma adjustments are preliminary and are based on estimates that are subject to change. The combined group will not be a “foreign private issuer” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act, accordingly the pro forma information of the combined group is prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined statements of operations were prepared using:

•	the historical unaudited consolidated statements of operations and comprehensive income of IFF for the six months ended June 30, 2018;

•	the historical audited consolidated statements of operations and comprehensive income of IFF for the year ended December 31, 2017;

•	the historical unaudited condensed consolidated statements of operations of Frutarom for the six months ended June 30, 2018; and

•	the historical audited consolidated income statement of Frutarom for the year ended December 31, 2017.

IFF’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and presented in thousands of U.S. dollars. Frutarom’s historical audited and unaudited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of U.S. dollars. Certain reclassifications were made to align Frutarom’s financial statement presentation with that of IFF (see Note 5).

Frutarom’s historical audited and unaudited financial statements were reconciled to U.S. GAAP. In addition, a preliminary review of IFRS to U.S. GAAP differences and related accounting policies has been completed based on information made available to date (see Note 5 for further information). However, following the consummation of the merger, IFF management will conduct a detailed review. As a result of that review, IFF management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the condensed combined results.

Note 3—Estimated Purchase Price

Pursuant to the merger, shareholders of Frutarom will receive $71.19 in cash and 0.249 shares of IFF’s common stock for each Frutarom ordinary share held prior to the merger. If the aggregate number of shares of IFF common stock to be issued pursuant to the merger agreement would exceed 19.9% of the issued and outstanding shares of IFF common stock immediately prior to the entry into the merger agreement, rounded down to the nearest whole share, the exchange ratio will be reduced by the minimum extent necessary such that the foregoing clause is no longer true, and the cash component of the merger consideration will also be increased accordingly.

The following table summarizes the components of the preliminary estimated purchase price:

(In USD thousands, except share data and exchange ratio)
Estimated Frutarom’s shares outstanding(i)		59,654,657
Cash consideration per share(ii)		71.19

Total cash paid to shareholders of Frutarom		$4,246,815

Estimated cash paid to vested stock option holders(iii)		11,458
Estimated accrual for unvested stock option holders(iv)		16,392
Estimated closing dividend payable(v)		10,843

Estimated cash portion of purchase price	A	$4,285,508

Estimated Frutarom’s shares outstanding		59,654,657
Exchange ratio(vi)		0.249
Total common shares of IFF to be issued(viii)		14,854,010
IFF’s share price(vii)		127.72

Total equity consideration paid to shareholders of Frutarom		1,897,154
Estimated equity consideration paid to vested stock Frutarom option holders(iii)		6,815

Estimated equity portion of purchase price	B	$1,903,969

Total estimated consideration to be paid	A+B	$6,189,477

(i)	Number of shares outstanding as of June 30, 2018.
(ii)	Cash consideration per share as per the merger agreement.
(iii)	Estimated cash and equity consideration payable to the vested Frutarom stock option holders on a diluted basis
(iv)	Estimated pro rata portion of the unvested Frutarom stock options attributable to pre-combination services. The pro forma adjustment has been recorded in other current liabilities.
(v)

Estimated dividend payable to Frutarom shareholders prior to closing considering the exchange ratio, as set forth in the merger agreement, and IFF dividend rate. IFF’s current dividend rate ($0.73 per share) has been considered for the purpose of this computation. The amount is subject to change if IFF’s dividend rate changes prior to closing. The pro forma adjustment has been recorded in dividends payable.

(vi)	Exchange ratio as set forth in the merger agreement.
(vii)	Closing price of IFF’s common stock on the New York Stock Exchange on September 5, 2018.
(viii)	Common shares of IFF to be issued to Frutarom as merger consideration will be issued out of treasury shares of IFF (See note 6(f))

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in IFF’s common stock price up to the closing date of the merger. A sensitivity analysis related to the fluctuation in the IFF’s common stock price was performed to assess the impact a hypothetical change of 10% on the closing price of IFF’s common stock on September 5, 2018, would have on the estimated merger consideration and goodwill as of the closing date. The following table shows the change in stock price, estimated merger consideration and goodwill:

	Purchase Price	Estimated Goodwill
As presented in the pro forma combined financial statements	6,189,477	4,219,312
10% increase in common stock price	6,380,771	4,410,606
10% decrease in common stock price	5,998,183	4,028,018

Note 4—Preliminary Purchase Price Allocation

Under the acquisition method of accounting, Frutarom’s assets and liabilities will be recorded at fair value at the date of the completion of the merger and combined with the historical carrying amounts of the assets and liabilities of IFF. In the unaudited pro forma condensed combined balance sheet, IFF’s cost to acquire Frutarom has been allocated to the assets acquired, liabilities assumed and goodwill based upon management’s preliminary estimate of what their respective fair values would be as if the merger closed on June 30, 2018. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material.

IFF has not completed a full, detailed valuation analysis necessary to determine the fair values of Frutarom’s identifiable assets to be acquired, liabilities to be assumed and redeemable and non-redeemable noncontrolling interest. The preliminary calculation of assets acquired and liabilities assumed performed for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and calculation of preliminary values for the intangible assets, property and equipment, inventory, deferred taxes and contingent consideration. The calculations necessary to estimate the fair values of the assets acquired and liabilities assumed have been performed based on publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions, as there are limitations on the type of information that can be exchanged between IFF and Frutarom at this time. Where applicable, the benchmark information was corroborated with an income approach methodology such as the relief from royalty or multi-period excess earnings method. IFF will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available.

The estimated values of the assets acquired, liabilities assumed and redeemable and non-redeemable noncontrolling interest will remain preliminary until after closing of the merger, at which time IFF will determine the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by IFF in the merger, reconciled to the estimate of total consideration expected to be transferred (in USD thousands):

	Frutarom’s U.S. GAAP	Fair Value Adjustments	Fair value
	(Note 5)
Purchase Consideration			6,189,477
Identifiable net assets:
Inventories	338,881	33,119	372,000
Property, plant and equipment	336,591	—	336,591
Identifiable intangible assets	442,647	2,027,353	2,470,000
Deferred tax assets	4,512	—	4,512
All other assets (excluding goodwill)	510,607	—	510,607
Existing contingent consideration	(42,186)	2,186	(40,000)
Transaction bonus	—	(30,000)	(30,000)
Deferred tax liabilities	(66,234)	(390,270)	(456,504)
All other liabilities	(1,061,098)	—	(1,061,098)

Total identifiable net assets	463,720	1,642,388	2,106,108
Redeemable Noncontrolling interest	(131,397)	—	(131,397)
Noncontrolling interest	(4,546)	—	(4,546)
Goodwill	589,250	3,630,062	4,219,312

Total	$917,027	$5,272,450	$6,189,477

The amount allocated to identifiable intangible assets has been attributed to the following assets (in thousands):

	Estimated Useful Life	Amount
Product Formulas	10 years	$340,000
Trade name	20 years	130,000
Customer relationships	20 years	2,000,000

Total identifiable intangible assets		$2,470,000

These intangible assets will be amortized over the estimated useful lives on a straight line basis. IFF believes that it represents the pattern in which economic benefits will be consumed.

In addition, pursuant to the merger agreement, the Frutarom board has the right to grant a transaction bonus to its CEO and selected employees before the merger is consummated to the extent of up to $20 million each. The transaction bonus to the CEO will be payable immediately prior to the closing of the merger. As of the date of this filing, management believes that the Frutarom board will approve the transaction bonus. The transaction bonus to employees is payable in two installments (i) 50% at closing and (ii) 50% after the completion of one year of service (subject to the terms of the merger agreement). IFF has determined that $30 million is a pre-merger expense to be accrued by Frutarom due to the fact that the transaction bonus was entered into by or on behalf of Frutarom. See table below (in USD thousands):

	Pre-combination expense	Post-combination expense
CEO	$20,000	—
Selected employees	10,000	10,000

Total bonus	$30,000	$10,000

Accordingly, pro forma condensed combined balance sheet has been adjusted to reflect an adjustment of $30,000 for transaction bonus payable by Frutarom, declared before the merger is consummated. This amount together with $16,392 for the accrual for unvested Frutarom stock options attributable to pre-combination services (see Note 3) has been shown as an adjustment to other current liabilities.

Note 5—Adjustments to Frutarom’s Historical Financial Statements to Conform to U.S. GAAP

Frutarom’s consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB, which differs in certain material respects from U.S. GAAP.

The unaudited U.S. GAAP information includes a statement of financial position and statements of income of Frutarom derived from the historical consolidated financial statements as of and for the six months ended June 30, 2018 and the year ended December 31, 2017, prepared in accordance with IFRS as issued by the IASB. This balance sheet as of June 30, 2018 and statements of operations for the year ended December 31, 2017 and for the six months ended June 30, 2018 have been adjusted to reflect Frutarom’s consolidated statement of financial position and statements of profit or loss on a U.S. GAAP basis.

Certain balances presented in the historical Frutarom’s financial statements included within the unaudited pro forma condensed combined financial information have been reclassified to conform the presentation to that of IFF as indicated in the tables as below:

UNAUDITED FRUTAROM US GAAP BALANCE SHEET

As of June 30, 2018

	Frutarom (IFRS)	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	FRUTAROM (U.S. GAAP)
Assets
Current Assets:
Cash and Cash Equivalents	$119,807	—		—		$119,807
Accounts receivable:				—		—
Trade	296,906	(296,906)	5a	—		—
Other	24,891	(24,891)	5a	—		—
Trade receivables, net		321,797	5a	—		321,797
Prepaid expenses and advances to suppliers	27,949	(27,949)	5b	—		—
Prepaid expenses and other current assets		27,949	5b	—		27,949
Inventory	338,881	—		—		338,881

	808,434	—		—		808,434

Non-Current Assets:
Property, plant and equipment	369,517	—		(32,926)	5o	336,591
Intangible assets	1,031,897	(589,250)	5c	—		442,647
Goodwill	—	589,250	5c	—		589,250
Investment in associates and available for sale assets	27,481	(27,481)	5d	—		—
Deferred income tax assets	4,512	—		—		4,512
Others	13,573	(13,573)	5d	—		—
Other assets		41,054	5d	—		41,054

	1,446,980	—		(32,926)		1,414,054

Total Assets	$2,255,414	—		$(32,926)		$2,222,488

Liabilities and equity
Current liabilities
Short term bank credit and loans and current maturities of long-term loans	397,601	(397,601)	5e	—		—
Short-term borrowings	—	397,601	5e	—		397,601
Accounts payable:				—		—
Trade	104,565	(104,565)	5f			—
Other	156,365	(156,365)	5g	—		—
Accounts Payable	—	225,998	5f, 5g	—		225,998
Leases	7,757	—		(7,757)	5o	—
Dividends payable	—	—		—		—
Other current liabilities	—	34,932	5g	(8,572)	5n	26,360

	666,288	—		(16,329)		649,959

NON-CURRENT LIABILITIES:
Long-term loans, net of current maturities	399,833	—		—		399,833
Retirement benefit obligations, net	33,690	—		—		33,690
Deferred income tax liabilities	66,234			—		66,234
Leases	25,322	—		(25,322)	5o	—
Liability for shareholders of subsidiaries and other	142,627	(19,802)	5h	(122,825)	5n	—
Other liabilities	—	19,802	5h	—		19,802

	667,706	—		(148,147)		519,559

TOTAL LIABILITIES	1,333,994	—		(164,476)		1,169,518
Redeemable Noncontrolling Interest				131,397	5n	131,397
Equity attributable to owners of the parent:
Ordinary shares	17,094	—		—		17,094
Other capital surplus	116,132	(116,132)	5i	—		—
Capital in excess of par value		116,132	5i	—		116,132
Translation differences	(85,299)	85,299	5j	—		—
Retained earnings	872,640	(872,640)	5j	—		—
Less-cost of company shares held by the company	(3,693)	3,693	5j	—		—
Treasury stock, at cost	—	(3,693)	5j	—		(3,693)
Other equity		787,341	5j	153	5n	787,494

Total Shareholders’ Equity	916,874	—		153		917,027
Noncontrolling interest	4,546	—		—		4,546

TOTAL EQUITY	$921,420	—		$153		$921,573

TOTAL EQUITY AND LIABILITIES	$2,255,414	—		$(32,926)		$2,222,488

UNAUDITED FRUTAROM US GAAP STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

	Frutarom IFRS	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Frutarom U.S. GAAP
Revenue:
Net sales	786,110	—		—		786,110
Cost of Sales	466,928	(466,928)	5k	—		—
Cost of goods sold	—	466,928	5k	—		466,928

Gross profit	319,182	—		—		319,182

Selling, marketing, research and development expenses—net	134,697	(134,697)	5l	—		—
Research and development expenses	—	30,770	5l	—		30,770
Selling and administrative expenses	—	141,640	5l	—		141,640
General and administrative expenses	51,179	(51,179)	5l	—		—
Amortization of acquisition-related intangibles	—	13,466	5l	—		13,466
Other expenses—net	(315)	315	5l	—		—
Gain on sales of fixed assets	—	(691)	5l	—		(691)
Group’s share of earnings of companies accounted for at equity	(1,326)	1,326	5l	—		—

Income From Operations	134,947	(950)		—		133,997

Financial Expenses—net	12,758	(12,758)	5m	—		—
Interest Expense	—	12,758	5m	—		12,758
Other (income) expense, net		(950)	5l	—		(950)

Income Before Taxes on Net Income	122,189	—		—		122,189
Income Tax	23,600	—		—		23,600

Net income (Including Noncontrolling Interests)	98,589	—		—		98,589
Less: noncontrolling interests	756	—		2,449	5n	3,205

Net Income	97,833	—		(2,449)		95,384

Net income per share—basic	1.64					1.61
Net income per share—diluted	1.63					1.63

UNAUDITED FRUTAROM US GAAP STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

	Frutarom IFRS	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Frutarom U.S. GAAP
Revenue:
Net sales	$1,362,396	$—		$—		$1,362,396
Cost of Sales	837,271	(837,271)	5k	—		—
Cost of goods sold	—	837,271	5k	—		837,271

Gross profit	525,125	—		—		525,125

Selling, marketing, research and development expenses—net	220,014	(220,014)	5l	—		—
Research and development expenses	—	43,644	5l	—		43,644
Selling and administrative expenses	—	246,332	5l	—		246,332
General and administrative expenses	92,155	(92,155)	5l	—		—
Amortization of acquisition-related intangibles	—	22,193	5l			22,193
Restructuring and other charges, net	—	(340)	5l			(340)
Other expenses—net	3,392	(3,392)	5l	—		—
Gain on sales of fixed assets	—	1,934	5l	—		1,934
Group’s share of earnings of companies accounted for at equity	(1,402)	1,402	5l	—		—

Income From Operations	210,966	396		—		211,362

Financial Expenses—net	24,606	(24,606)	5m	—		—
Interest Expense	—	10,075	5m	—		10,075
Other (income) expense, net		14,927	5l, 5m	(1,602)	5p	13,325

Income Before Taxes on Net Income	186,360	—		1,602		187,962

Income Tax	34,797	—		308	5p	35,105

Net income (Including Noncontrolling Interests)	151,563	—		1,294		152,857
Less: noncontrolling interests	1,884	—		3,011	5n	4,895

Net Income	$149,679	$—		$(1,717)		$147,962

Net income per share—basic	$2.52					$2.49
Net income per share—diluted	$2.51					$2.48

Adjustments included in the column “Reclassification Adjustments” are as follows:

Represents certain reclassifications of historical Frutarom’s financial statement line items to conform to the expected financial statement line items of the combined group including:

Balance sheet items:

a)	Accounts receivable: Trade and Other have been reclassified to Trade receivables, net;

b)	Prepaid expenses and advances to suppliers have been reclassified to Prepaid expenses and other current assets;

c)	The portion of intangible assets that relates to goodwill was classified separately as goodwill;

d)	Investment in associates and available for sale assets and Others have been reclassified to Other assets;

e)	Short term bank credit and loans and current maturities of long-term loans have been reclassified to Short-term borrowings;

f)	Accounts payable: Trade has been reclassified to Accounts Payable;

g)

Accounts payable: Other has been reclassified as follows: (i) an amount of $34,932 that represents $8,572 of Put-Option liability and $26,360 of the current portion of Contingent consideration, has been reclassified to Other current liabilities, and (ii) the remaining balance of $121,433 has been reclassified to Accounts Payable. See Note 5(h) for the reclassification for the long-term portion of the contingent consideration.

h)	The portion of liability for shareholders of subsidiaries and other that relates to long term portion of contingent consideration has been reclassified to Other liabilities;

i)	Other capital surplus has been reclassified to Capital in excess of par value; and

j)	Translation differences and Retained earnings have been condensed into other equity. Cost of company shares held by Frutarom have been reclassified to Treasury stock, at cost.

Statement of income items:

k)	Cost of Sales have been reclassified to Cost of goods sold;

l)

Selling, marketing, research and development expenses—net, General and administrative expenses, Other expenses—net and Group’s share of earnings of companies accounted for at equity have been reclassified in accordance with IFF’s presentation as below:

Frutarom’s Presentation	Year ended Dec 31, 2017	Period ended June 30, 2018	IFF’s Presentation	Year ended Dec 31, 2017	Period ended June 30, 2018
Selling, marketing, research and development expenses—net	$220,014	$134,697	Research and development expenses	$43,644	$30,770
General and administrative expenses	92,155	51,179	Selling and administrative expenses	246,332	141,640
Other expenses—net	3,392	(315)	Restructuring and other charges, net	(340)	—
Group’s share of earnings of companies accounted	(1,402)	(1,326)	Amortization of acquisition-related intangibles	22,193	13,466
			Losses (Gain) on sales of fixed assets	1,934	(691)
			Other (income) expense, net	396	(950)

	$314,159	$184,235		$314,159	$184,235

m)

The Portion of Financial Expenses – net that relates to expenses on debt have been reclassified to Interest Expense and the remaining portion that relates to foreign exchange gain or loss has been reclassified to Other (income) expenses, net.

Adjustments included in the column “IFRS to U.S. GAAP Adjustments” are as follows:

The following adjustments have been made to convert Frutarom’s historical balance sheet as of June 30, 2018 and statement of operations for the six months ended June 30, 2018 and the year ended December 31, 2017 to U.S. GAAP for purposes of the pro forma presentation:

n)

Reflects an adjustment to reclassify put option liability as redeemable noncontrolling interest to mezzanine equity. As part of several acquisitions effected by Frutarom, the noncontrolling interest holders of the acquired entities were granted an option to sell (“Put option”) their respective interests to Frutarom. In accordance with IFRS, Frutarom recognized a liability for such put options. Under U.S. GAAP, IFF determined the put options cannot be separated from the noncontrolling interest and the combination of a noncontrolling interest and the redemption feature require classification of such noncontrolling interest as a redeemable noncontrolling interest in the combined balance sheet. Further, those noncontrolling interests which are not currently redeemable but are probable to become redeemable are measured using the present value of the redemption value as of the earliest redemption date and the noncontrolling interests which are currently redeemable are measured at the maximum redemption amount. IFF has reviewed the computation of liabilities for put option under IFRS and determined that the amounts to be recorded for redeemable non-controlling interest under U.S. GAAP would be materially the same as the amount of such liabilities for put option recorded under IFRS. Accordingly, the unaudited pro forma condensed combined balance sheet as at June 30, 2018 was adjusted to reclassify the current and non-current portion of liability for put option that represented redeemable portion of noncontrolling interest as mezzanine equity which is presented between total liabilities and shareholders’ equity. In addition, as a result of the reclassification to mezzanine equity, a portion of the profit has been allocated to the relevant NCI in accordance with U.S. GAAP.

o)

For the year ended December 31, 2017, Frutarom accounted for the lease arrangements entered into under IAS 17—Leases (“IAS 17”). Frutarom has elected to early adopt IFRS 16—Leases (“IFRS 16”) issued by the IASB, as of January 1, 2018, which requires entities to recognize a lease liability that reflects future lease payments and a “right-of-use” asset in all lease arrangements, with no distinction between capital/finance and operating leases subject to an exemption of certain short term leases or leases of low value assets. As a result of the early adoption of IFRS 16, Frutarom has recorded its operating leases as a “right to use” asset along with a corresponding lease liability in its historical balance sheet for the six months ended June 30, 2018. Regarding all leases, Frutarom applied the transitional provisions under IFRS 16 such that it initially recognized a liability at the commencement date at an amount equal to the present value of the lease payments during the lease, discounted using the effective interest rate as of that date, and concurrently recognized a right-of-use asset at an amount identical to the liability. As a result, adoption of the standard had no impact on equity and retained earnings of Frutarom as of initial application. IFF will adopt ASC 842 beginning January 1, 2019. Accordingly, IFF will reverse changes made by Frutarom under IFRS 16 and leases are accounted for under ASC 840 for the six months ending June 30, 2018.

p)

Expected return on plan assets—Under IFRS, companies calculate a net interest cost (income) by applying the discount rate to the net pension benefit obligation or asset, while U.S. GAAP requires companies to calculate a separate return on plan assets using an estimated long-term rate of return on plan assets. The interest cost on the pension benefit obligation is generally the same under both IFRS and U.S. GAAP.

The following is a summary of the calculation of the pro forma statement of operations adjustment of $1.6 million for the year ended December 31, 2017 relating to the expected return on plan assets. This adjustment is due to the different asset return rates used for IFRS versus U.S. GAAP and has been calculated using the following methodology:

Plan Asset	$28,699
Rate Differential:
Expected rate on plan assets	6.63%
Weighted average discount rate	1.04%
Difference in rates	5.58%
Pro forma adjustment	$1,602

The expected long-term rate of return on pension plan assets was estimated based on the plan’s investment strategy and asset allocation, historical capital market performance, and historical performance.

The tax impact of the pro forma statement of operations adjustment was estimated using Frutarom’s statutory tax rate in the jurisdictions expected to be impacted.

An adjustment for the six months ended June 30, 2018 has not been calculated since management believes that the adjustment is not material.

No pro forma balance sheet adjustment is required because the amounts recorded for pension assets and obligations will not change materially as a result of purchase accounting.

Note 6—Pro Forma Adjustments

Adjustments included in the unaudited pro forma condensed combined balance sheet are represented by the following:

a)

Represents the adjustments to recognize additional amortization expense related to the increased basis of intangible assets (see Note 4), which have been recorded at estimated fair value on a pro forma basis and will be amortized over the estimated useful lives on a straight line basis. As part of the preliminary valuation analysis, IFF identified intangible assets related to product formulas, trade name and customer relationships.

The following table summarizes the estimated fair values of Frutarom’s identifiable intangible assets and their estimated useful lives and uses a straight line method of amortization (in USD thousands):

	Estimated Fair Value	Estimated Useful Life (in Years)	For the Six Months Ended June 30, 2018	For the Year Ended December 31 2017
Intangible assets
Product formulas	340,000	10	17,000	34,000
Trade name	130,000	20	3,250	6,500
Customer relationships	2,000,000	20	50,000	100,000

	2,470,000		70,250	140,500

Less: Historical amortization expense			(11,838)	(23,676)

Pro forma adjustment			$58,412	$116,824

The estimated tax impact of the fair market value adjustments on the amortization expense is reflected in the statements of operations using the weighted average statutory tax rate of the jurisdictions expected to be impacted.

A 10% change in the valuation of definite lived intangible assets would cause a corresponding increase or decrease in the balance of goodwill and would also cause a corresponding increase or decrease in the annual amortization expense of approximately $14,050.

b)

The pro forma condensed combined balance sheet has been adjusted to reflect the elimination of Frutarom’s historical goodwill of $589,250 and to record goodwill resulting from the merger of $4,219,312. Recorded goodwill is calculated as the difference between the fair value of the purchase price paid and the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. See Note 4 for the calculation of the amount of preliminary goodwill recognized in connection with the merger.

c)

The pro forma condensed combined balance sheet has been adjusted to step up Frutarom’s inventory to a fair value of approximately $372,000, an increase of $33,119 from the carrying value. This fair value estimate of inventory is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for inventories may differ from this preliminary determination. No adjustment to the unaudited pro forma condensed combined statement of operations has been recorded since the step up of inventory does not have a continuing impact on the combined company.

d)

The pro forma condensed balance sheet has been adjusted to include the adjustment to deferred tax liabilities, on a preliminary basis, of $390,270 resulting from the pro forma fair value adjustments for inventory, intangible assets (excluding goodwill which is not tax deductible), and liabilities utilizing a weighted average statutory rate for the jurisdictions expected to be impacted. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the merger and those differences may be material.

e)

The pro forma condensed combined balance sheet has been adjusted to reflect an adjustment of $917,027 to eliminate Frutarom’s historical shareholders’ equity, which represents the historical book value of Frutarom’s net assets, as a result of the merger. The pro forma adjustment to equity also reflects the issue of IFF shares to Frutarom out of the treasury shares of the Company as part of the purchase consideration (Note 3). The cost to reissue treasury stock is determined using the average cost method. See table below for more details:

	Reversal of Frutarom’s equity	Issue of IFF’s shares to Frutarom	Pro forma adjustment
Common Stock	(17,094)	—	(17,094)
Capital in excess of par value	(116,132)	1,202,579	1,086,447
Treasury stock, at cost	3,693	701,390	705,083
Other equity	(787,494)	—	(787,494)

Total	$(917,027)	$1,903,969	$986,942

In addition, other pro forma adjustments to other equity include the following adjustments:

	Amount	Tax impact	Pro forma adjustment
Adjustment related to extinguishment of IFF’s debt (Note 6f)	39,838	(8,382)	31,456
Adjustment related to acquisition related cost (Note 6h)	38,047	—	38,047
Adjustment related to bridge finance commitment fee (Note 6h)	29,224	(6,838)	22,386
Adjustment related to fair valuation of derivatives (Note 6g)	(1,322)	278	(1,044)

Total		$(14,942)	$90,845

f)

IFF expects to finance the merger with a combination of up to $3.1 billion of new debt, cash on hand and up to $2.1 billion in equity. The financing is expected to consist of (i) issuing new par value debt in the form of notes of approximately $2,750 million at a weighted average interest rate of 3.3% per annum with maturities ranging from 2 – 30 years, a portion of which will be denominated in currencies other than the U.S. dollar (ii) obtaining a new term loan facility of up to $350 million (iii) issuing new Tangible Equity Units (TEU) of approximately $750 million, securities consisting of (a) 3-year prepaid common stock purchase contract of $623 million and (b) 3-year amortizing bond of $127 million at an effective interest rate of 5.71%, and (iv) issuance of new common shares for $1,500 million.

Based on the expected structure of the TEUs, IFF expects the purchase contract component of the TEUs to meet equity classification which has been reflected as such in the unaudited pro forma condensed combined balance sheet. The classification of the TEU will be subject to detailed assessment once finalized and a different conclusion may result in a material impact on these unaudited pro forma condensed combined financial information.

IFF has entered into a debt commitment letter with Morgan Stanley Senior Funding, Inc. to obtain a 364-day bridge facility of up to $5,450 million to the extent IFF does not receive $5,450 million of net cash proceeds from the financing arrangements discussed above. This bridge facility is not expected to be utilized, and thus the fee of the bridge facility financing totaling $39.8 million is not included in the calculation of pro forma interest expense but will be considered an acquisition related cost (see Note 6(g)). On June 6, 2018, IFF entered into a term loan credit agreement to replace a portion of the bridge facility, reducing the amount of the bridge facility by $350 million. If IFF is not able to consummate the financing discussed above, and instead must utilize the bridge facility to fund the acquisition, the adjustment to annual interest expense is expected to be approximately $104.6 million for the six months ended June 30, 2018 and $209.1 million for the year ended December 31, 2017 respectively. Financial expenses related to the amortization of the fee for bridge financing recognized by IFF during the six months ended June 30, 2018, amounting to $10.6 million, have been removed for pro forma purposes, since it does not have a continuing impact (see Note 6(h)). In addition, the accrual created by the Company for the bridge financing fee of $12 million as of June 30, 2018 has been reversed to reflect the total impact of estimated bridge facility financing to cash and retained earnings on pro forma balance sheet (see Note 6(l)).

IFF intends to retire all of Frutarom’s existing debt utilizing funds raised by the expected financing arrangements above. Additionally, in connection with the merger, IFF intends to prepay in full IFF’s current outstanding senior secured notes due 2019-2027. Pursuant to this, IFF will incur certain pre-payment penalties and swap unwind costs. These transactions will be treated as an extinguishment of debt, with a loss of $39.8 million associated with the pre-payment of senior secured notes due 2019-2027 along with swap unwind fee. The loss on extinguishment is reflected in the unaudited pro forma balance sheet as a reduction of retained earnings and a reduction of cash as it will be expensed by IFF. It is not reflected in the pro forma statement of operations due to its nonrecurring nature.

The following pro forma adjustments have been recorded in the pro forma condensed combined balance sheet in relation to the new debt (in USD thousands):

As of June 30, 2018
Term loan	350,000
Senior notes	2,750,000
Debt portion of TEUs	127,322
Debt issuance costs	(24,508)
Extinguishment of Frutarom’s existing debt	(797,434)
Repayment of IFF’s existing debt	(249,776)

Pro forma adjustment	$2,155,604

Allocated to:
Short-term borrowings	194,611
Long-term debt	1,960,993

Pro forma adjustment	$2,155,604

The following pro forma adjustments have been recorded in the pro forma condensed combined balance sheet in relation to the issuance of equity (in USD thousands):

	Issue of common stock	Equity portion of Tangible equity units	Pro forma adjustment
Common Stock	1,468	—	1,468
Capital in excess of par value	1,454,782	602,856	2,057,638

Total	$1,456,250	$602,856	$2,059,106

The following pro forma adjustments have been recorded in the pro forma condensed combined statements of operations (in USD thousands):

	Six Months Ended June 30, 2018	Year Ended December 31, 2017
Interest expense on Term Loan	4,528	12,679
Interest expense TEU notes	2,268	6,216
Interest on Senior Notes	41,057	91,465
Frutarom Interest Expense	(10,600)	(10,075)
Retirement of IFF Senior Notes	(8,219)	(16,438)
Reversal of fee recognized for bridge financing	(10,576)	—
Reversal of mark-to-market gain recognized foreign currency forward (note 6g)	24,937	—

Total pro forma adjustment	$43,395	$83,847

The weighted-average interest rate on the new term loan, new senior notes and amortizing bond (TEU) as of the issuance is expected to be 3.60%. The actual financing and terms of the financing will be subject to market conditions. A 1/8% change in interest rates on the debt to be incurred as part of the merger would result in a change in interest expense of $5.1 million annually.

g)

IFF entered into deal contingent foreign currency forward contract and interest rate swaps. The deal contingent foreign currency forward serves as an economic hedge of the Euro denominated portion of the senior notes to be issued, while the deal contingent interest rate swaps serve as an economic hedge of the underlying interest rate of the USD denominated senior notes. Upon securing the permanent financing, IFF intends to net settle these derivatives with the financial institutions by making or receiving payment. The foreign currency forward and interest rate swaps have not been considered to be designated as a hedge for the purposes of pro forma financial information. As of September 5, 2018, the foreign currency forward had a fair value of a gain of approximately $18.6 million and the interest rate swaps had a fair value of a loss of approximately $17.3 million. For the purpose of the unaudited pro forma financial statements, recognition of these derivatives have been considered an event that is directly attributable to the merger, however, since these are deal contingent, there is no continuing impact. Accordingly, the pro forma balance sheet has been adjusted to reflect the fair value of these derivatives as of September 5, 2018, as if these derivatives were settled on the said date increasing cash and retained earnings. No future impact on pro forma statement of operations is considered due its non-recurring nature. However, during the six months ended June 30, 2018, IFF recognized $24,937 of mark-to-market gain related to interest rate swaps under Financing expenses – net, and $10,979 of mark-to-market loss relates to foreign current forward under Other (income) expenses, net. The unrealized gain/loss recognized by IFF on mark-to-market valuation of these derivatives during the six months ended June 30, 2018, has been eliminated from the pro forma statement of operations, since it does not have a continuing impact. The pro forma adjustments were tax effected using the worldwide weighted average statutory tax rate in the jurisdictions to which the adjustments are expected to relate.

h)

The pro forma condensed combined balance sheet has been adjusted to reflect an adjustment of $93,802 for estimated acquisition-related costs consisting of bridge facility financing fees of $39,800 and professional, legal and other acquisition-related fees of $50,502. Pursuant to the requirements for the preparation of pro forma financial information under Article 11 of Regulation S-X, these acquisition-related costs are not included in the pro forma condensed combined statements of operations, since these costs are nonrecurring. During the six months ended June 30, 2018, IFF recognized $12,455 as acquisition-related expenses. The Company paid $2,605 of these expenses and $9,850 are accrued as liability in the balance sheet as of June 30, 2018. The remaining costs expected to be paid in the future are reflected in the unaudited pro forma condensed combined balance sheet as a decrease to cash and cash equivalents, with the related tax benefits reflected as a decrease in other current liabilities and the after tax impact presented as a decrease to retained earnings. The acquisition-related costs recognized by IFF during the six months ended June 30, 2018, have been eliminated from the pro forma statement of operation, since it does not have a continuing impact. The adjustment related to acquisition-related cost in the pro forma financial statements is summarized below:

	Total estimated cost	Paid until June 30, 2018	Pro Forma adjustment to cash	Expense recognized during Six Months ended June 30, 2018	Pro forma adjustment to retained earnings
Bridge financing fee	39,800	(24,716)	15,084	(10,576)	29,224
Acquisition-related cost	50,502	(2,605)	47,897	(12,455)	38,047

			$62,981		$67,271

i)

The pro forma condensed combined statement of operation has been adjusted for the impact of the adoption of ASU 2017-07—Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, to present the non-service components of periodic pension cost to “Other (income) expense, net” in the pro forma condensed combined statements of operations.

j)

The estimated tax impact of the interest expense adjustments have been reflected in the pro forma condensed combined statement of operation using the weighted average statutory tax rate of the jurisdictions expected to be impacted. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.

k)	The following table summarizes the pro forma adjustments to cash and cash equivalent (in USD thousands):

Pro Forma adjustment
Proceeds from debt financing (Note 6f)	2,155,605
Proceeds from equity financing (Note 6f)	2,059,106
Prepayment penalty and loss-unwind fee (Note 6f)	(39,838)
Payment of Acquisition-related cost (Note 6h)	(62,981)
Net payment upon settlement of derivatives (Note 6g)	1,322

Total	$4,113,214

l)	The following table summarizes the pro forma adjustments to other current liabilities (in USD thousands):

Pro Forma adjustment
Tax impact of adjustment posted (Note 6e)	14,942
Reversal of accrual created for bridge financing fee (Note 6f)	12,000
Reversal of accrual created for acquisition related cost (Note 6h)	9,850

Total	$36,792

Note 7—Pro Forma Earnings Per Share

The following table presents the calculation of pro forma combined basic and diluted net loss per share of common stock, after giving effect to:

(a)	the preliminary estimated number of shares of IFF common stock to be issued as part of purchase consideration calculated using the exchange ratio;

(b)	the preliminary estimated number of shares of IFF common stock to be issued in order to finance the acquisition; and

(c)	the dilutive impact of equity portion of the tangible equity units for the year ended December 31, 2017 and the six months ended June 30, 2018 (in USD thousands, except per share amounts):

	Year Ended December 31, 2017	Six Months Ended June 30, 2018
Pro forma net profit attributable to stockholders	285,857	261,176

Weighted average number of IFF shares outstanding—Basic	79,070	79,041
IFF shares issued to Frutarom as part of purchase consideration (Note 3)	14,907	14,907
Fresh equity of common stock to finance the acquisition (Note 6f)	11,744	11,744
Common stock issuable upon conversion of Tangible equity units	5,872	5,872

Pro forma weighted average number shares outstanding—Basic	111,593	111,564

Weighted average number of IFF shares outstanding—Diluted	79,370	79,347
IFF shares issued to Frutarom as part of purchase consideration (Note 3)	14,907	14,907
Fresh equity of common stock to finance the acquisition (Note 6f)	11,744	11,744
Diluted common stock issuable upon conversion of Tangible equity units	7,047	7,047

	113,068	113,045
Pro forma net income per share of common stock—Basic	2.56	2.34
Pro forma net income per share of common stock—Diluted	2.54	2.31

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income and, to a limited extent, estate tax consequences of the purchase, ownership and disposition of our Common Stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and final, temporary and proposed regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. This summary deals only with holders that will hold our Common Stock as a capital asset. This summary does not describe all of the income or estate tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions; insurance companies; dealers or traders subject to a mark-to-market method of tax accounting with respect to our Common Stock; persons holding our Common Stock as part of a hedge, “straddle,” integrated transaction or similar transaction; U.S. holders (as defined below) whose functional currency is not the U.S. dollar; U.S. expatriates; non-resident alien individuals who are present in the United States for more than 182 days in a taxable year; any person that actually or constructively owns 10% or more of the total combined voting power of our stock entitled to vote; partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes; or tax exempt entities.

This summary addresses only U.S. federal income and, to a limited extent, estate tax consequences and does not address consequences arising under foreign, state, local or other tax laws, the alternative minimum tax or the Medicare tax on net investment income. Prospective investors should consult their own tax advisors in determining the tax consequences to them of holding our Common Stock under such tax laws, as well as the application to their particular situation of the U.S. federal income and estate tax considerations discussed below.

U.S. Holders

The following discussion applies only to a U.S. holder of our Common Stock. As used herein, a “U.S. holder” is a beneficial owner of our Common Stock that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income taxation on a net income basis in respect of the Common Stock.

Distributions on Common Stock. If we make a distribution of cash or property to a U.S. holder in respect of a share of our Common Stock (other than certain pro rata distributions of common shares), the distribution generally will be treated first as a dividend to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles, then as a tax-free return of capital to the extent of the U.S. holder’s tax basis in the share, and thereafter as capital gain from the sale or exchange of the share as described below under “—Sale or Other Taxable Disposition of Common Stock.” Dividends received by a non-corporate U.S. holder will be eligible to be taxed at reduced rates if the U.S. holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the U.S. holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock. A U.S. holder generally will recognize capital gain or loss upon the sale, exchange or other disposition of a share of our Common Stock equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Common Stock. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the share exceeds one year. Long-term capital gains of a non-corporate U.S. holder are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion applies only to non-U.S. holders. A “non-U.S. holder” is a beneficial owner of our Common Stock that is an individual, corporation, estate, or trust that is not a U.S. holder.

Distributions on Common Stock. Any distribution on our Common Stock generally will be treated as a dividend, return of capital or capital gain (as described above under “—U.S. Holders—Distributions on Common Stock”). Dividends paid (or deemed paid) to a non-U.S. holder of our Common Stock generally will be subject to withholding tax, currently at a 30% rate or a lower rate provided by an applicable income tax treaty. In order to obtain a reduced treaty rate of withholding, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or appropriate substitute form) to the applicable withholding agent certifying the non-U.S. holder’s entitlement to benefits under the relevant treaty.

Sale or Other Taxable Disposition of Common Stock. Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, or other disposition of our Common Stock, unless we are or have been a United States real property holding corporation for U.S. federal income tax purposes at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on our Common Stock made to certain U.S. holders and may be filed in connection with the proceeds from a sale or other disposition (or deemed disposition) of our Common Stock by such U.S. holders. In addition, certain U.S. holders may be subject to backup withholding in respect of payments on our Common Stock or in connection with the proceeds from a sale or other disposition (or deemed disposition) of our Common Stock if they do not provide their taxpayer identification numbers to the applicable withholding agent. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. or non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (commonly known as FATCA), a holder of our Common Stock generally will be subject to 30% U.S. withholding tax on dividend payments made (or deemed made) on (and, after December 31, 2018, gross proceeds from the sale or other taxable disposition of) of our Common Stock if the holder (i) is, or holds our Common Stock through, a foreign financial institution that has not entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or that has been designated as a “nonparticipating foreign financial institution” if it is subject to an intergovernmental agreement between the United States and a foreign country, or (ii) fails to provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. The adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. If any taxes were to be deducted or withheld from any payments in respect of our Common Stock as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid to holders as a result of the deduction or withholding of such tax. Prospective investors should consult their own tax advisors on how these rules may apply to their investment in our Common Stock.

U.S. Federal Estate Tax

Shares of our Common Stock owned by a non-U.S. holder at the time of the non-U.S. holder’s death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers and representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Underwriters	Number of Shares
Morgan Stanley & Co. LLC	5,234,689
Citigroup Global Markets Inc.	1,279,590
J.P. Morgan Securities LLC	1,279,590
BNP Paribas Securities Corp.	1,279,590
BTIG, LLC	465,306
Citizens Capital Markets, Inc.	465,306
ING Financial Markets LLC	465,306
MUFG Securities Americas Inc.	465,306
Wells Fargo Securities, LLC	465,306
HSBC Securities (USA) Inc.	116,326

Total	11,516,315

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Common Stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Common Stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Common Stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of Common Stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,151,632 additional shares of Common Stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Common Stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Common Stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,151,632 shares of Common Stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$130.250000	$1,500,000,028.75	$1,650,000,096.75
Underwriting discounts to be paid by us	$3.712125	$42,750,000.82	$47,025,002.76
Proceeds, before expenses, to us	$126.537875	$1,457,250,027.93	$1,602,975,093.99

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $1,000,000. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority.

Our Common Stock is listed on the NYSE and Euronext Paris under the symbol “IFF”.

We and all of our directors and officers have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”): (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or make any public announcement of its intention to enter into any of the foregoing transactions; (ii) file any registration statement with the SEC relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares of Common Stock in this offering or pursuant to the Merger Agreement;

•

transactions by any person other than us relating to shares of Common Stock or other securities acquired in open market transactions after the completion of this Common Stock offering; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required or voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions;

•

transfers of shares of Common Stock or other securities as a bona fide gift or as a donation to a charitable organization; provided that the transferee will sign a substantially similar lock-up agreement; and provided further that no filing under Section 16(a) of the Exchange Act is required or voluntarily made;

•

distributions of shares of Common Stock (i) to a corporation, partnership, or limited liability company or other entity that controls or is controlled by, or is under common control with the signatory, or to any investment fund or other entity controlled or managed by the signatory, (ii) by operation of law, including by way of testate or intestate succession or in connection with any partition of community property or otherwise associated with a proceeding or settlement involving domestic relations or (iii) to any immediate family member, in each case in a transaction not involving a disposition for value; provided that in each case the transferee will sign a substantially similar lock-up agreement; and provided further that in the case of clauses (i) and (iii) no filing under Section 16(a) of the Exchange Act is required or voluntarily made,

•	the tangible equity units to be sold in the concurrent tangible equity unit offering and any shares of Common Stock issued pursuant to the terms of the purchase contracts;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock or sales of shares of Common Stock pursuant to a Rule 10b5-1 trading plan currently in effect; provided that (i) any such plan established after the date of the lock-up agreement does not provide for the transfer of Common Stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;

•

the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement that is described in the registration statement to which this prospectus supplement relates; provided that the restrictions described above shall apply to Common Stock issued upon such exercise; and

•

dispositions or transfers of shares of Common Stock solely on a “cashless” or “net exercise” basis (i) to the Company upon a vesting event of the Company’s restricted stock units to cover tax withholding obligations of the securityholder in connection with such vesting or (ii) relating to options to purchase Common Stock under a plan described in the registration statement to which this prospectus supplement relates that are scheduled to expire during the restricted period; provided that, in each case, to the extent a filing under the Exchange Act or public announcement, if any, is made regarding a reduction in beneficial ownership of shares of Common Stock during the restricted period, the securityholder shall include a statement in such report to the effect that such disposition was made pursuant to the foregoing circumstances; and provided further that no voluntary filing under the Exchange Act or other voluntary public announcement reporting a reduction in beneficial ownership of shares of Common Stock during the restricted period shall be made by any party in connection with such disposition.

The representatives, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that underwriters may be required to make in respect of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, Morgan Stanley & Co. LLC has acted as our financial adviser in connection with the Merger. In connection with the Merger, we entered into a term loan credit agreement with an affiliate of Morgan Stanley & Co. LLC, as administrative agent, and the lenders party thereto, including affiliates of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, pursuant to which the lenders committed to provide, subject to certain conditions, a senior unsecured term loan facility in an original aggregate principal amount of up to $350 million, maturing three years after the funding date thereunder. Also in connection with the Merger, we and certain of our subsidiaries entered into Amendment No. 2 to the Credit Agreement with Citibank, N.A. as administrative agent, and the lenders party thereto, including affiliates of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, which amended and restated the Credit Agreement, dated as of November 9, 2011, amended and restated as of December 2, 2016 and amended as of May 21, 2018 among us, certain of our subsidiaries, the lenders party thereto, and Citibank, N.A. as administrative agent (as so amended and restated, the “Revolving Credit Agreement”). The Revolving Credit Agreement, among other things, provides a five-year $1.0 billion senior unsecured revolving loan credit facility. Some of the underwriters and their respective affiliates are or will be lenders under the senior unsecured term loan facility, the senior unsecured revolving loan credit facility and the Bridge Facility, and funding of the Merger with the proceeds from this Common Stock offering, the concurrent tangible equity units offering and the Debt Financing will result in the reduction of the lenders’ obligations under the Bridge Facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Canada

The shares of our Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The shares of Common Stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares of Common Stock or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares of Common Stock or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares of Common Stock in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of Common Stock. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

In addition, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or persons falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the United Kingdom; and (iii) any other persons to whom it may otherwise lawfully be distributed (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to, and will be engaged in only with, relevant persons.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, qualified investors listed in the first addendum, or the Addendum, to the Israeli Securities Law. Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Common Stock offered under this prospectus supplement will be passed upon for us by Cleary Gottlieb Steen & Hamilton, LLP, New York, New York. Certain legal matters relating to the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements of International Flavors & Fragrances Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to International Flavors & Fragrances Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Frutarom Industries Ltd. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 included in this prospectus supplement have been so included in reliance on the report of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities offered by this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents filed by us with the SEC, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus supplement:

Commission Filing (File No. 001-04858)	Period Covered or Date of Filing

Annual Report on Form 10-K (including the portions of our Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Shareholders filed with the Commission on March 23, 2018 that are incorporated herein by reference)

Year Ended December 31, 2017

Quarterly Reports on Form 10-Q	Quarter Ended March 31, 2018 and June 30, 2018

Current Reports on Form 8-K	May 3, 2018, May 7, 2018, May 9, 2018, May 24, 2018, June 8, 2018, August 3, 2018, August 27, 2018 and September 10, 2018

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities offered by this prospectus supplement

We will provide to each person to whom a prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus.

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address or telephone number:

International Flavors & Fragrances Inc.

Attention: Investor Relations

521 West 57th Street

New York, NY 10019

Phone: (212) 765-5500

FRUTAROM INDUSTRIES LTD. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

FRUTAROM INDUSTRIES LTD.

We have audited the accompanying consolidated financial statements of Frutarom Industries Ltd. (hereafter—the Company) which comprise the consolidated statements of financial position as of December 31, 2017 and 2016, and the related consolidated statements of income, of comprehensive income, changes in equity and cash flows for each of the three years in the period ended on December 31, 2017.

Management and Board of Directors’ Responsibility for the Consolidated Financial Statements

Management and Board of Directors are responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management and Board of Directors, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frutarom Industries Ltd. as of December 31, 2017 and 2016, and their results of operations and their cash flows for each of the three years in the period ended on December 31, 2017, in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

Haifa, Israel	/s/ Kesselman & Kesselman
June 14, 2018	Certified Public Accountant (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Building 25, MATAM, P.O BOX 15084 Haifa, 3190500, Israel Telephone: +972 -4- 8605000, Fax:+972 -4- 8605001, www.pwc.com/il

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		As of December 31
	Note	2017	2016
		U.S. dollars in thousands
Assets
CURRENT ASSETS:
Cash and cash equivalents	19	118,214	113,528
Accounts receivable:	16
Trade		248,043	200,106
Other		23,647	29,888
Prepaid expenses and advances to suppliers		21,265	20,248
Inventory	17	308,891	260,951

		720,060	624,721

NON-CURRENT ASSETS:
Property, plant and equipment	7	312,876	268,820
Intangible assets	2f.8	829,226	657,781
Investment in associates and available for sale assets	15	77,541	27,976
Deferred income tax assets	13d	3,886	3,477
Other	18	3,599	2,686

		1,227,128	960,740

Total assets		1,947,188	1,585,461

)
Dr. John Farber	)
Chairman of the Board
)
Ori Yehudai	)
President and CEO
)
Alon Granot	)
Executive Vice President and CFO

Date of approval of the financial statements by the Board of Directors: June 14, 2018.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		As of December 31
	Note	2017	2016
		U.S. dollars in thousands
Liabilities and shareholders’ equity
CURRENT LIABILITIES:
Short-term bank credit and loans and current maturities of long-term loans	9	372,135	234,204
Accounts payable:
Trade	20a	98,813	81,630
Other	20b	140,560	109,607
Put option liability for the shareholders of a Subsidiary	5a.1	—	40,350

		611,508	465,791

NON-CURRENT LIABILITIES:
Long-term loans net of current maturities	9	262,151	299,576
Retirement benefit obligations, net	10	34,006	35,041
Deferred income tax liabilities	13d	58,306	50,147
Liability for shareholders of a subsidiaries and other	3	102,304	70,302

		456,767	455,066

COMMITMENTS AND CONTINGENT LIABILITIES	11

TOTAL LIABILITIES		1,068,275	920,857

EQUITY:	12
Equity attributable to owners of the parent:
Ordinary shares		17,086	16,997
Other capital surplus		120,288	114,396
Translation differences	2c	(45,187)	(109,043)
Retained earnings		783,029	637,868
Less—cost of Company shares held by the company		(3,409)	(3,765)

NON-CONTROLLING INTERESTS		7,106	8,151

TOTAL EQUITY		878,913	664,604

TOTAL EQUITY AND LIABILITIES		1,947,188	1,585,461

The accompanying notes are an integral part of these financial statements.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED INCOME STATEMENT

		Year ended December 31
	Note	2017	2016	2015
		U.S. dollars in thousands, (except for per share information)
SALES		1,362,396	1,147,041	872,796
COST OF SALES	21a	837,271	709,488	534,737

GROSS PROFIT		525,125	437,553	338,059
Selling, marketing, research and development expenses—net	21b	220,014	196,001	141,237
General and administrative expenses	21c	92,155	81,637	63,742
Other expenses—net	21d	3,392	11,772	2,826
Group’s share of earnings of investees accounted for at equity	15	1,402	1,113	—

INCOME FROM OPERATIONS		210,966	149,256	130,254
FINANCIAL EXPENSES—net	21e	24,606	12,841	12,197

INCOME BEFORE TAXES ON INCOME		186,360	136,415	118,057
INCOME TAX	13e	34,797	25,346	21,972

NET INCOME FOR THE YEAR		151,563	111,069	96,085

PROFIT ATTRIBUTED TO:
Owners of the parent company		149,679	109,245	94,859
Non-controlling interest		1,884	1,824	1,226

TOTAL INCOME:		151,563	111,069	96,085

		U.S dollars
EARNINGS PER SHARE:	2w
Basic		2.52	1.85	1.62

Fully diluted		2.51	1.84	1.60

The accompanying notes are an integral part of these financial statements.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

		Year ended December 31
	Note	2017	2016	2015
		U.S. dollars in thousands
INCOME FOR THE YEAR		151,563	111,069	96,085
Other comprehensive income:
Items that will not be reclassified subsequently to profit or loss:
Remeasurement of net defined benefit Liability		2,716	1,123	(858)
ITEMS THAT COULD BE RECLASSIFIED SUBSEQUENTLY TO PROFIT OR LOSS
Gain from available-for-sale financial assets		—	41	—
Transfer of available-for-sale financial assets to profit and loss	15b.2	(41)	—	—
Translation differences		64,428	3,910	(65,293)

Total comprehensive income for the Year		218,666	116,143	29,934

ATTRIBUTABLE TO:
Owners of the parent		216,210	114,615	28,911
Non-controlling interest		2,456	1,528	1,023

TOTAL INCOME		218,666	116,143	29,934

The accompanying notes are an integral part of these financial statements.

(Continued)—1

FRUTAROM INDUSTRIES LTD.

CONSODLIATED STATEMENT OF CHANGES IN EQUITY

		EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Note	Ordinary shares	Other capital surplus	Translation differences	Retained earnings	Cost of company shares held by the company	Total—attributed to Owners of the parent company	Non- controlling interest	Total
		U.S. dollars in thousands
BALANCE AT JANUARY 1, 2015		16,822	106,664	(48,159)	445,653	(2,587)	518,393	3,626	522,019
CHANGES DURING THE YEAR ENDED December 31, 2015:
Comprehensive income:
Income for the year		—	—	—	94,859	—	94,859	1,226	96,085
Other comprehensive income	2c	—	—	(65,090)	(858)	—	(65,948)	(203)	(66,151)

Total comprehensive income for the year		—	—	(65,090)	94,001	—	28,911	1,023	29,934
Plan for allotment of Company shares to employees of subsidiary:
Acquisition of the Company shares by the Company	2s	—	—	—	—	(1,085)	(1,085)	—	(1,085)
Receipts in respect of allotment of Company shares to employees	12b	—	(374)	—	—	561	187	—	187
Allotment of shares and options to senior employees-Recognition of compensation related to employee stock and option grants	12b	—	1,541	—	—	—	1,541	—	1,541
Proceeds from issuance of shares to senior employees		90	2,635	—	—	—	2,725	—	2,725
Dividend paid to the non-controlling interests in subsidiary		—	—	—	—	—	—	(58)	(58)
Dividend paid	12c	—	—	—	(5,774)	—	(5,774)	—	(5,774)

		90	3,802	—	(5,774)	(524)	(2,406)	(58)	(2,464)

Non-controlling interest from business combination	5j	—	—	—	—	—	—	2,195	2,195

BALANCE AT December 31, 2015		16,912	110,466	(113,249)	533,880	(3,111)	544,898	6,786	551,684

The accompanying notes are an integral part of these financial statements.

(Continued)—2

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

		EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Note	Ordinary shares	Other capital surplus	Translation differences	Retained earnings	Cost of company shares held by the company	Total attributed to Owners parent company	Non- controlling interest	Total
		U.S. dollars in thousands
BALANCE AT JANUARY 1, 2016		16,912	110,466	(113,249)	533,880	(3,111)	544,898	6,786	551,684
CHANGES DURING THE YEAR ENDED December 31, 2016:
Comprehensive income:
Income for the year		—	—	—	109,245	—	109,245	1,824	111,069
Other comprehensive income	2c	—	41	4,206	1,123	—	5,370	(296)	5,074

Total comprehensive income for the year		—	41	4,206	110,368	—	114,615	1,528	116,143
Plan for allotment of Company shares to employees of subsidiary:
Acquisition of the Company shares by the Company	2s	—	—	—	—	(1,395)	(1,395)	—	(1,395)
Receipts in respect of allotment of Company shares to employees	12b	—	(494)	—	—	741	247	—	247
Allotment of shares and options to senior employees-Recognition of compensation related to employee stock and option grants	12b	—	1,577	—	—	—	1,577	—	1,577
Proceeds from issuance of shares to senior employees		85	2,729	—	—	—	2,814	—	2,814
Changes of ownership rights in subsidiary		—	77	—	—	—	77	(973)	(896)
Dividend paid to the non-controlling interests in subsidiary		—	—	—	—	—	—	(63)	(63)
Dividend paid	12c	—	—	—	(6,380)	—	(6,380)	—	(6,380)

		85	3,889	—	(6,380)	(654)	(3,060)	(1,036)	(4,096)

Non-controlling interest from business combination	5b	—	—	—	—	—	—	873	873

BALANCE AT December 31, 2016		16,997	114,396	(109,043)	637,868	(3,765)	656,453	8,151	664,604

The accompanying notes are an integral part of these financial statements.

(Concluded)—3

FRUTAROM INDUSTRIES LTD.

CONSODLIATED STATEMENT OF CHANGES IN EQUITY

		EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Note	Ordinary shares	Other capital surplus	Translation differences	Retained earnings	Cost of company shares held by the company	Total attributed to Owners parent company	Non- controlling interest	Total
		U.S. dollars in thousands
BALANCE AT JANUARY 1, 2017		16,997	114,396	(109,043)	637,868	(3,765)	656,453	8,151	664,604
CHANGES DURING THE YEAR ENDED December 31, 2017:
Comprehensive income:
Income for the year		—	—	—	149,679	—	149,679	1,884	151,563
Other comprehensive income	2c	—	(41)	63,856	2,716	—	66,531	572	67,103

Total comprehensive income for the year		—	(41)	63,856	152,395	—	216,210	2,456	218,666
Plan for allotment of Company shares to employees of subsidiary:
Acquisition of the Company shares by the Company	2s	—	—	—	—	(1,528)	(1,528)	—	(1,528)
Receipts in respect of allotment of Company shares to employees	12b	—	(1,256)	—	—	1,884	628	—	628
Allotment of shares and options to senior employees-Recognition of compensation related to employee stock and option grants	12b	—	1,838	—	—	—	1,838	—	1,838
Proceeds from issuance of shares to senior employees		89	4,296	—	—	—	4,385	—	4,385
Changes of ownership rights in a subsidiary		—	1,055	—	—	—	1,055	(3,450)	(2,395)
Dividend paid to the non-controlling interests in subsidiary		—	—	—	—	—	—	(51)	(51)
Dividend paid	12c	—	—	—	(7,234)	—	(7,234)	—	(7,234)

		89	5,933	—	(7,234)	356	(856)	(3,501)	(4,357)

BALANCE AT December 31, 2017		17,086	120,288	(45,187)	783,029	(3,409)	871,807	7,106	878,913

The accompanying notes are an integral part of these financial statements.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

		Year ended December 31
	Note	2017	2016	2015
		U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash generated from operations (see Appendix)		223,210	139,235	112,625
Income tax paid—net		(35,681)	(14,610)	(20,963)

Net cash provided by operating activities		187,529	124,625	91,662

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(34,394)	(28,493)	(23,900)
Purchase of intangibles		(2,890)	(1,344)	(717)
Interest received		1,294	656	428
Acquisition of subsidiaries—net of cash acquired	5	(109,265)	(103,786)	(143,777)
Payments on account of acquisition of subsidiary		—	—	(131,838)
Purchase of available for sale securities		(40,169)	(2,199)	—
Proceeds from sale of property and other assets		454	11,099	2,191

Net cash used in investing activities		(184,970)	(124,067)	(297,613)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid to the non-controlling interests in subsidiary		(51)	(1,434)	(542)
Receipts from senior employees in respect of allotment of shares		4,385	2,814	2,725
Interest paid		(8,929)	(7,324)	(3,973)
Receipt of long-term bank loans		133,373	156,890	185,616
Settlement of Put option to shareholders in a subsidiary	5a	(42,227)	—	—
Acquisition of non-controlling interests in subsidiary		(2,395)	(896)	—
Repayment of long-term bank and financial institutions loans		(172,909)	(92,460)	(48,638)
Receipt (repayment) of short-term bank loans and credit-net		88,455	(3,056)	87,463
Acquisition of the Company shares by the Company—net of receipts in respect of the Shares		(900)	(1,148)	(898)
Dividend paid		(7,234)	(6,380)	(5,774)

Net cash provided (used) by financing activities		(8,432)	47,006	215,979

INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS		(5,873)	47,564	10,028
Balance of cash and cash equivalents and bank credit at beginning of year and bank credit		113,528	68,997	63,975
Profits (losses) from exchange differences on cash and cash Equivalents		10,559	(3,033)	(5,006)

BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR		118,214	113,528	68,997

The accompanying notes are an integral part of these financial statements.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

APPENDIX TO CONDENSED CONSOLIDATED STATEMENT CASH FLOWS

	Year ended December 31
CASH GENERATED FROM OPERATIONS:	2017	2016	2015
	U.S. dollars in thousands
Income before tax	186,360	136,415	118,057

Adjustments required to reflect the cash flows from operating activities:
Depreciation and amortization	46,797	43,115	31,385
Recognition of compensation related to employee stock and option grants	1,838	1,577	1,541
Retirement benefit obligation—net	(641)	1,236	1,428
Loss (gain) from sale and write-off of fixed assets and other assets Dividend received from companies accounted for under the equity method	1,934 2,250	(4,003 —)	(250 —)
Group’s share of losses (earnings) of companies accounted for at equity, net	(1,402)	(1,113)	—
Erosion of long-term loans	(1,247)	2,387	(3,096)
Interest paid—net	7,635	6,668	3,545
Erosion of Liability for put option for the shareholders of a subsidiary	—	—	13,118

	57,164	49,867	47,671

Changes in operating asset and liability items:
Decrease (increase) in accounts receivable:
Trade	(16,804)	(14,106)	1,293
Other	9,263	(49)	(13,447)
Decrease (increase) in other long-term receivables	(1,223)	(2,390)	(106)
Increase (decrease) in accounts payable:
Trade	2,036	(5,097)	(7,226)
Other	3,385	(3,685)	(5,484)
Increase (decrease) in other long-term payables	1,815	336	321
Increase in inventories	(18,786)	(22,056)	(28,454)

	(20,314)	(47,047)	(53,103)

Net cash flows from operating activities	223,210	139,235	112,625

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—GENERAL

Information on the activities of Frutarom Industries Ltd. and its subsidiaries (hereafter—the “Group”).

Frutarom Industries Ltd. (hereafter – the Company) is a global company, founded in 1933. The Company itself and through its subsidiaries (“Frutarom or the “Group”) develops, produces and markets flavors and fine ingredients used in the manufacture of food, beverages, flavors, fragrances, pharma/nutraceuticals, cosmetics and personal care products. On December 31, 2017, Frutarom operated 72 production sites, 90 research and development laboratories, and 109 sales offices in Europe, North America, Latin America, Israel, Asia, Africa and New Zealand, marketed and sold over 70,000 products to more than 30,000 customers in more than 150 countries and employed 5,250 people throughout the world.

Frutarom has two main activities: the Flavors activity and the Fine Ingredients activity (the “core businesses”). In addition, the Company imports and markets raw materials that it does not itself manufactured, as part of the service offered to customers, which includes providing them comprehensive solutions for their needs. This activity is presented as part of trade and marketing operations. Segment information for the reporting years is presented in note 6.

The Company is a limited liability company incorporated and domiciled in Israel. The address of its registered office is 2 Hamenofim St., Herzeliya. The Company’s controlling shareholder is ICC Industries Inc.

The Company’s shares have been listed on the Tel-Aviv Stock Exchange (the “TASE”) since 1996. Since February 2005, Company shares are also listed through Global Depository Receipts on the official list of the London Stock Exchange (the “LSE”).

In recent years, with Frutarom’s internal growth and acquisitions, seasonal effects on its results have diminished. Nonetheless, increased demand for beverages, yogurts, ice cream and other food products during the summer months brings about higher sales and improvement to a certain extent in Frutarom’s profitability margins in the second and third quarters of the year.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of Preparation:

1)

The Group’s financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, are in compliance with International Financial Reporting Standards (hereafter—IFRS) as issued by the International Accounting Standards Board (“IASB”) and interpretations to IFRS issued by the International Financial Reporting Interpretations Committee (IFRIC).

The significant accounting policies described below have been applied consistently in relation to all the years presented, unless otherwise stated.

The financial statements have been prepared under the historical cost convention, subject to adjustments in respect of revaluation of amounts funded for severance pay, financial assets at fair value through profit or loss or available for sale presented at fair value.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 4. Actual results could differ significantly from those estimates and assumptions.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

2)	The period of the Group’s operating cycle is 12 months.

3)	The Group analyses the expenses recognized in the income statements using the classification method based on the functional category to which the expense belongs.

b.	Principles of Consolidation

1)	Business combinations and subsidiaries

Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

The group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary (hereafter—the acquired company) is the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Group.

The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination (except for certain exceptional items specified in IFRS 3—“Business Combinations”) (as amended), hereafter—IFRS 3R) are measured initially at their fair values at the acquisition date. The Group recognizes non-controlling interest in an acquired company which are present ownership instruments and entitle their holders to a pro rata share of the entity’s net assets in the event of liquidation in accordance with the non-controlling interest’s proportionate share of the recognized amounts of acquiree’s identifiable net assets. All other components of non-controlling interest are measured at fair value unless another measurement basis is required by IFRSs

Any contingent consideration accrued to the Group as part of a business combination is measured at fair value at the date of business acquisition. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognized in accordance with IAS 39 “Financial Instruments” either in profit or loss or as a change to other comprehensive income. Contingent consideration that is classified as equity is not re-measured, and its subsequent settlement is accounted for within equity.

The excess of the overall amount of the transferred consideration, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired and the liabilities assumed is recorded as goodwill—(see also f(1) below).

In cases were the net amount at acquisition date of the identifiable assets acquired and of the liabilities assumed exceeds the overall consideration that was transferred, the amount of non-controlling interest in the acquiree and the fair value as of date of acquisition of any previous equity interest in the acquiree as above, the difference is recognized directly in income or loss at date of acquisition.

Inter-company transactions, balances, including income, expenses and dividends on transactions between group companies are eliminated. Profits and losses resulting from inter- company transactions that are recognized in assets (in respect of inventory and fixed assets) are also

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

2)	Associate companies

An associate is any entity in which the Group has significant influence, but not control. Investment in an associate is accounted for using the equity method of accounting.

According to the equity method, an investment is initially recorded at cost and the carrying amount is subsequently adjusted to reflect the investor’s share of the net assets of the associate or joint venture since acquisition date.

The Group determines on each reporting date whether indications exist of impairment of its investment in the associate. If such indications are present, the Group calculates the amount of impairment as a difference between the recoverable amount of investment (the higher of value in use and fair value less cost to sale) and its carrying amount, and recognizes an impairment loss in profit or loss near to the “share in income (loss) of associates accounted for using the equity method” item.

Income or loss arising from transactions between the Group and the companies are recognized in the financial statements of the Group only at the amount of the share in the associate or joint venture of investors that are unrelated to the Group. The share of the Group in the profit or loss of the associate or joint venture in relation to those transactions is eliminated. When the investment is no longer accounted as an associate or joint venture the Group would stop using the equity method and the investment would account as financial asset (IAS 39), as long as the associate or the joint venture has not became a subsidiary. The group would recognize profit or loss due to the difference between the fair-value of the remaining investment and returns for realization to the book value of the investment as of the time of losing the significant influence. All amounts recognized in other comprehensive income due to the investment would account as if the related assets or liabilities were realized (amounts that were recognized before as part of other comprehensive income might reclassified to profit or loss).

c.	Translation of Foreign Currency Balances and Transactions:

1)	Functional and Presentation Currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which that entity operates (the “Functional Currency”). The consolidated financial statements are presented in U.S. dollars, which is the Company’s functional and presentation currency.

2)	Transactions and balances.

Foreign currency transactions in currencies different from the functional currency (hereafter—foreign currency) are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are attributed to income or loss.

Gains and losses arising from changes in exchange rates are presented in the income statement among “financial expenses”.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

3)	Translation of Financial Statement of Group Companies

The results and financial position of all the Company’s entities (none of which has the currency of hyperinflationary economy) that have a Functional Currency different from the presentation currency are translated into the presentation currency as follows:

(a)	Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

(b)

Income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates: in which case income and expenses are translated at the rate on the dates of the transactions);

(c)	All resulting exchange differences are recognized among other comprehensive income.

On consolidation of the financial statements, exchange differences arising from the translation of the net investment in foreign operations and from loans and other currency instruments designated to serve as hedges to those investments are carried to other comprehensive income.

Goodwill and fair value adjustments arising on the acquisition of foreign operations are treated as assets and liabilities of the foreign operations and translated at the closing rate. Exchange differences arising from translation as above are recognized in other comprehensive income.

4)	Information regarding exchange rates:

	NIS	Pound Sterling	Euro	Swiss Franc	Ruble
Exchange rate as of December 31:
2017	3.47	0.74	0.83	0.98	57.6
2016	3.85	0.81	0.95	1.02	61.27
2015	3.90	0.67	0.92	0.99	73.31
Increase (decrease) of the dollar during the year:	%	%	%	%	%

2017	(9.8)	(9.0)	(12.2)	(4.4)	(5.9)
2016	(1.5)	20.6	3.5	2.7	(16.4)
2015	0.3	5.2	11.6	0.4	22.9

	NIS	Pound Sterling	Euro	Swiss Franc	Ruble
Average exchange rate during the year:
2017	3.60	0.78	0.90	0.98	58.3
2016	3.84	0.74	0.90	0.99	66.23
2015	3.89	0.65	0.90	0.96	60.99

Increase (decrease) during of the dollar during the year:	%	%	%	%	%

2017	(6.3)	5.2	(0.7)	(0.1)	(12.0)
2016	(1.2)	12.7	0.3	2.5	8.6
2015	8.6	7.8	19.7	5.2	56.6

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

d.	Segment Reporting (see also note 1)

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker in the Group, who is responsible for allocating resources and assessing performance of the operating segments.

The Group is organized and managed on a worldwide basis in two major operating activities: Flavors and the Fine Ingredients. Another operation is Trade and Marketing.

e.	Property, Plant and Equipment:

The cost of a property, plant and equipment item is recognized as an assets only if: (a) it is probable that the future economic benefits associated with the item will flow to the Group and (b) the cost of the item can be measured reliably.

Property, plant and equipment is stated at historical cost less accumulated depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items and only when the two criteria mentioned above for recognition as assets are met.

The carrying amount of a replaced part is derecognized. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

The cost of a property, plant and equipment item includes:

(a)	Its purchase price, including import duties and non-refundable purchase taxes, after deducting trade discounts and rebates.

(b)	Any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.

Depreciation and impairment of property, plant and equipment are recognized in the income statement.

Land owned by the Group is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost less their residual values over their estimated useful lives, as follows:

Percentage of Annual Depreciation
Buildings and land under financial lease	2-4
Machinery and equipment	5-10
Vehicles and lifting equipment	15-20
Computers	20-33
Office furniture and equipment	6-20
Leasehold improvements	See below

Leasehold improvements are amortized by the shorter of straight-line method over the terms of the lease or estimated useful life of the improvements.

The asset’s residual values, the depreciation method and useful lives are reviewed, and adjusted if appropriate, at least once a year.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (Note 2g).

Gains or losses on disposals are determined by comparing proceeds with carrying amount. These are included in the income statement among “other income—net”.

f.	Intangible Assets:

1)

The overall amount of goodwill arising on acquisition of a subsidiary, associated company or activity represents the excess of the consideration transferred in respect of acquisition of a subsidiary over the net amount as of acquisition date of the identifiable assets acquired and the liabilities assumed. Goodwill on acquisitions of subsidiaries is included in ‘intangible assets’.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the cash generating units (CGUs), or groups of CGUs that is expected to benefit from the synergies of the combination. Each unit or group of units to which the goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes and which is not larger than an operating segment (before aggregation) (see also g. below).

Impairment reviews of CGUs (or groups of CGUs) are undertaken annually and whenever there is any indication of impairment of CGU or group of CGUs. The carrying value of the CGU (or group of CGUs) is compared to the recoverable amount, which is the higher of value in use and the fair value less costs to sell.

Any impairment loss is allocated to write-down the carrying amount of the CGU’s assets (or CGUs) in the following order: first, the write down of any goodwill allocated to a cash generating unit (or a group of CGUs); and afterwards to the remaining assets of the CGU or (group of CGUs) on a proportionate basis using the carrying amounts of each asset of the CGU (or group of CGUs). Any impairment is recognized immediately as an expense and impairment of goodwill is not subsequently reversed.

2)	Product formulas acquired as part of a business combination transaction are initially recorded at fair value and amortized on a straight-line basis over their useful lives of 20 years.

3)

Customer relationships acquired in a business combination are measured at fair value at the acquisition date. The customer relations have a finite useful life and are carried at the recognized amount less accumulated amortization. Amortization is calculated using the straight-line method over the expected life of the customer relationship (10 years).

4)

Separately acquired trademarks and licenses are shown at historical cost. Trademarks and licenses acquired in a business combination are recognized at fair value at the acquisition date. Trademarks and licenses have a definite useful life and are presented at cost less accumulated amortization. Amortization is calculated using the straight-line method to allocate the cost of trademarks over their estimated useful lives (20 years).

5)	Computer software

Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software licenses. These costs are amortized over their estimated useful lives (3-5 years) using the straight-line method.

Costs associated with maintaining computer software programs are recognized as an expense as incurred.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Computer software development costs recognized as assets are amortized over their estimated useful lives using the straight line method (3-5 years) commencing the point in time when the asset is available for use, i.e., it is in the location and condition necessary for it to be capable of operating in the manner intended by management.

6)	Research and Development

Research expenses are accounted for as expenses as incurred. Cost incurred in respect of development projects (attributable to the design and testing of new or improved products) are recognized as intangible assets when the following criteria are met:

•	It is technically feasible to complete the intangible assets so that it will be available for use;

•	Management intends to complete the intangible asset and use it or sell it;

•	There is an ability to use or sell the intangible asset;

•	It can be demonstrated how the software product will generate probable future economic benefits;

•	Adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available; and

•	The expenditure attributable to the intangible asset during its development can be reliably measured.

Other development costs that do not qualify for recognition as assets are recognized as cost as incurred. Development costs previously recognized as an expense are not recognized as an asset on a subsequent period.

The Group fully recognized the R&D expenses as incurred.

g.	Impairment of non-financial assets

Assets that have an indefinite useful life, such as goodwill, are not subject to amortization and are tested annually for impairment or more often if events have occurred or changes in circumstances indicate that the carrying amount may not be recoverable.

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets, other than goodwill, that were subject to impairment are reviewed for possible reversal of the impairment recognized in respect thereof at each statement of financial position date.

h.	Government Grants

The group’s research and development activities are supported in some of the countries in which it operates, and in Israel through the Israel innovation authority by way of grants. Grants from the government are recognized at their fair value where there is a reasonable assurance that the grant will be received and the Group will comply with all attached conditions.

Government grants relating to costs are recognized in the income statement on a systematic basis over the periods in which the Group recognizes the relating costs (the costs that the grants are intended to compensate).

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

i.	Financial assets:

1)	Classification

The Group classifies its financial assets in the following categories: Financial assets at fair value through profit or loss, available for sale assets, loans and receivables. The classification depends on the purpose for which the financial assets were acquired. Group management determines the classification of its financial assets at initial recognition.

a)	Financial assets at fair value through profit or loss

This category includes two sub-categories: financial assets held for trade and financial assets designated at fair value through profit or loss. A financial asset is classified into this category if it was acquired principally for the purpose of selling in the short term or if was designated to this category by management. Assets in this category are classified as current assets if expected to be settled within 12 months, otherwise they are classified as non-current.

b)	Receivables

Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the statement of financial position date. These are classified as non-current assets. Receivables of the Group are classified as “accounts receivable”, “Cash and cash equivalents” and “long-term loans and other receivables” in the statement of financial position (Note 2k below).

c)	Available-for-sale assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless management intends to dispose of the investment within 12 months of the date of the statement of financial position, in which case they are classified as current assets.

2)	Recognition and measurement

Regular purchases and sales of financial assets are recognized on the settlement date, which is the date on which the asset is delivered to the Group or delivered by the Group. Investments are initially recognized at fair value plus transaction costs for all financial assets not measured at fair value through profit or loss. Financial assets measured at fair value through profit or loss, are initially recognized at fair value, and transaction costs are expensed in the income statement. Financial assets are derecognized when the rights to receive cash flows there from have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Financial assets at fair value through profit or loss and available for sale assets are subsequently carried at fair value. Loans and receivables are measured in subsequent periods at amortized cost using the effective interest method.

Gains or losses that stem from changes in the fair value of financial assets at fair value through profit or loss are presented in income statement under “financial expenses—net” in the period in which they incurred. Dividend income from financial assets at fair value through profit or loss are recognized in income statement under “other income—net” when the group is eligible to these payments.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Gains or losses that stem from changes in the fair value of financial assets at available for sale assets are presented in statement of comprehensive income in the period in which they incurred. When selling available for sale assets, the accumulated gain or losses are reclassified from the comprehensive income to the profit or loss in “other expenses—net”.

3)	Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

4)	Impairment of financial assets

a)	Financial assets at fair value through profit or loss

Financial assets are presented at amortized cost.

The Group assesses at the each statement of financial position date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The criteria that the Group uses to determine that there is objective evidence of an impairment of a financial assets or group of financial assets include observable information that came to the attention of the Group in connection with the following loss events:

•	Significant financial difficulty of the issuer or obligor;

•	breach of contract, such as a default or delinquency in interest or principal payments;

•	The Group, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

•	The disappearance of an active market for that financial asset because of financial difficulties;

•

Observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the portfolio.

Where objective evidence for impairment exists, the amount of the loss is measured as the difference between the asset’s carrying amount of the financial assets and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e., the effective interest rate computed for the asset upon initial recognition). The asset’s carrying amount is reduced and the amount of the loss is recognized in the income statement.

If the amount of impairment loss in a subsequent period decreases, and this decrease may be attributed to an objective event that took place after the impairment was recognized (like improved credit rating of the borrower), reversing the previously recognized impairment loss is recorded in income statements.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

b)	Available-for-sale financial assets

The group assesses at each date of the statement of financial position whether there is objective evidence that a financial asset or a group of financial assets is impaired. For testing whether there is objective evidence for impairment of a debt instrument, the Group uses the criteria in (a) above. For investments in equity securities, in addition to the criteria in (a) above, information regarding significant changes having adverse effect on the technological, economical or legal environment in which the issuer operates implicating that the cost of the equity investment might not be recovered as well as significant or prolonged decline in the fair value of the security below its cost is also evidence that the assets are impaired.

If any such evidence exists, the cumulative loss (recognized in other comprehensive income)—measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss—is reclassified from equity and recognized in income or loss.

If, in a subsequent period, the fair value of a debt instrument increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss is reversed through the income statement. Impairment losses that are recognized in profit or loss for investment in an equity instrument are not reversed through income or loss.

j.	Derivatives financial instruments, embedded derivatives and hedging activity

Hedge of net investment

Hedges of a net investment in a foreign operation are accounted for similarly to cash flow hedges. Any gain or loss on the effective portion of the hedge is recognized in other comprehensive income. Gain or loss on the ineffective portion is recognized in profit or loss. Gains or losses accumulated in equity are recycled to profit or loss when the foreign operation is disposed of or sold.

k.	Inventories

Inventories are measured at the lower of cost or net realizable value. Raw material cost is determined using the “moving average” method.

The cost of finished goods and work in progress comprises raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity) but excludes capitalization of borrowing costs.

Net realizable value is the estimated selling price in the ordinary course of business, less the applicable and variable selling expenses.

l.	Trade Receivables

Trade receivables are amounts due from customers for merchandise sold or services performed in the ordinary course of business. If collection is expected in one year or less they are classified as current assets. If not, they are classified as non-current assets.

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment of accounts receivable (hereafter—“provision for impairment” or “provision for impairment of accounts receivable”). As to the way the impairment provision is determined and accounting treatment applied thereto subsequently see i4) above.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

m.	Cash and Cash Equivalents

Cash and cash equivalents include cash in hand, short-term bank deposits and other highly liquid short-term investments, the maturity of which does not exceed three months, bank overdrafts (repayable upon demand).

n.	Share Capital

Ordinary shares of the Company are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in the equity as a deduction, net of tax, from the proceeds of issuance.

Where any Group company purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the company’s equity holders until the shares are cancelled or reissued. Where such shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects are included in equity. Any difference between the cost of acquisition of the treasury shares and the consideration is carried to premium on shares.

o.	Trade Payables

Trade payables are obligations of the Group to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less.

If not, they are classified as non-current liabilities.

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

p.	Loans

Loans are recognized initially at their fair value, net of transaction costs incurred. Loans are subsequently measured at amortized cost; any difference between the consideration (net of transaction costs) and the redemption value is recognized in the income statement over the period of the loan using the effective interest method.

Loans are classified as current liabilities unless the Group has an unconditional right to defer settlement of the loans for at least 12 months after the end of the reporting period, in which case they are classified as non-current liabilities.

q.	Current and Deferred Income Taxes

The tax expenses for the reported years comprise of current and deferred tax. Tax is recognized in the income statement, except for taxes related to equity and other comprehensive income items.

The current income tax charge is calculated on basis of the tax laws enacted or substantially enacted at the statement of financial position date in the countries where the Company and the subsidiaries operate and generate taxable income. Management periodically evaluates tax issues related to its taxable income, based on relevant tax law, and makes provisions in accordance with the amounts payable to the Income Tax Authorities.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Deferred income tax is recognized using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Nevertheless, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affect neither accounting nor taxable income.

Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. The amount of deferred income taxes is determined using tax rates (and laws) that have been enacted or substantially enacted by the statement of financial position date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Deferred income tax is not calculated on temporary differences arising on investments in subsidiaries, as long as the timing of reversal of the differences is controlled by the Group and it is expected that no such reversal will take place in the foreseeable future.

The group recognizes deferred income tax assets in respect of temporary differences deductible for tax purposes only if it is expected that the temporary difference is revered in the foreseeable future and to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax assets and liabilities are offset only if:

-	There is a legally enforceable right to offset current tax assets against current tax liabilities; and

-

When the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

As stated in Note 13c, upon distribution of dividends from tax-exempt income of “approved enterprises” or “benefited enterprises”, the amount distributed will be subject to tax at the rate that would have been applicable had the company not been exempted from payment thereof. The amount of the related tax is charged as an expense in the statement of comprehensive income, when such dividend is distributed.

r.	Employee Benefits:

1)	Pension Obligations and retirement benefits

The companies in the group operate a number of post-employment employee benefit plans, including defined benefit and defined contribution plans.

A defined contribution plan is a pension plan under which the group pays fixed contributions into a separate entity.

The group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

A defined benefit plan is a pension plan that is not a defined contribution plan.

The companies in the group operate a number of pension plans. The plans are funded through payments to insurance companies or pension funds that are managed in trust.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

According to their terms, those pension plans satisfy the above definition of a defined contribution plan.

According to labor laws and agreements in Israel and the practices of the companies in the Group, Group companies are obligated to pay retirement benefits to employees dismissed or retiring in certain circumstances.

According to the obligation of group companies to employees who participate in a defined benefit plan, the amounts of benefits those employees are entitled to upon retirement are based on the number of years of services and the last monthly salary.

The obligation of the group companies to all other employees is a defined contribution plan, in which regular contributions are made to a separate and independent entity, and the companies of the Group have no legal or constructive liability to make any further payments if the assets of the funds are insufficient to pay all employees the benefits for work services in the current and past periods.

The total retirement benefit obligation presented in the statement of financial position is the present value of defined benefit contribution as of the date of financial position, less the fair value of plan assets. The defined contributions benefit is measured on an annual basis by an actuary using the projected unit credit method.

The present value of the liability is determined by discounting expected future cash flows (after taking into account the expected rate of payroll hikes) based on the interest rate of government/corporate bonds denominated in the currency in which the benefits will be paid and whose terms to maturity approximate the term of retirement benefit obligation.

According to IAS 19 “Employee Benefits”, the discount rate used for calculating the actuarial obligation is determined by using the market return of high-quality corporate bonds on the date of the statement of financial position. However, IAS 19 indicates that in countries where there is no deep market in such bonds, the market rates on government bonds are used.

The group recognizes remeasurements of net obligations (the asset) for defined benefit plan to other comprehensive income in the period in which they incurred. Those remeasurements are created as a result of changes in actuary assumptions, difference between past assumptions and actual results and differences between plan assets return and the amounts included in net interest on net liabilities (the asset) for defined benefit. Past-service costs are recognized immediately in income. Amount funded for severance benefits are measured at fair value. The amounts funded are plan assets as defined by IAS 19, and therefore were offset from the balance of retirement benefit obligation for presentation purposes in the statement of financial position.

As discussed above, the group purchase insurance policies and make contributions to pension and severance pay funds to fund its obligation under defined contribution plan. The group has no further payment obligations once the contributions have been paid. The contributions are defined as an expense for employee benefits concurrently to receiving services from employees that entitle them for contributions. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

2)	Vacation and Recreation Fees

Under the law in various countries, employee is entitled for vacation days and recreation fees (in Israel), both computed on an annual basis. The entitlement is based on the period of employment.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

The Group records a liability and an expense in respect of vacation and recreation fees, based on the benefit accumulated for each employee.

3)	Bonus plans

Some of the Group’s employees are entitled to receive an annual bonus in accordance with the bonuses plan determined by Group management for that year. The Group provides for payment of the bonus in accordance with meeting the targets of the plan and in accordance with Group’s estimate as to the total amount of bonuses to be paid to employees.

s.	Share-Based Compensation

The group operates a number of equity-settled, share-based compensation plans, under which the entity receives services from employees as consideration for equity instruments (options) of the Company. The fair value of the employee services received in exchange for the grant of the options is recognized as an expense over the vesting period. The total amount to be expensed is determined by reference to the fair value of the options granted:

–	including any market performance conditions (for example, an entity’s share price);

–

Excluding the impact of any service and non-market performance vesting conditions (for example, profitability, sales growth targets and remaining an employee of the entity over a specified time period);

t.	Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events and it is probable that an outflow of resources will be required to settle the obligation and it is possible to prepare a reliable estimation of the amount of liability.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.

Provisions are measured at the present value of the cash flow expected to be required to settle the obligation using a pre-tax discount rate that reflects current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

u.	Revenue Recognition Policy

Revenue is measured at the fair value of the consideration received or receivable for the sale of goods in the ordinary course of business. Revenue is shown net of value-added tax, returns, rebates and discounts and after eliminating sales within the Group.

Revenues from sale of goods are recognized by the Group when all of the following conditions are met:

(a)	The significant risks and rewards of ownership of the goods have been transferred by the Group to the buyer;

(b)	The group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold.

(c)	The amount of revenues can be reliably measured.

(d)	It is probable that future economic benefit relating to the transaction will flow to the Group; and

(e)	The costs incurred or to be incurred in respect of the transaction can be measured reliably.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

The amount of revenue is not considered to be reliably measurable until all contingencies relating to the transaction have been resolved. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

The products are occasionally sold with volume discounts; customers have a right to return faulty products. Sales are recorded based on the selling price, net of the estimated volume discounts and returns at the time of sale. Accumulated experience is used to estimate and provide for the discounts and returns. The volume discounts are assessed based on anticipated annual purchases. No element of financing is present as the sales are made with an average credit term, which is not higher than the market practice.

v.	Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

Long-term lease contracts for lease of land from the Israel Land Administration and from other countries are presented among fixed assets.

w.	Earnings per Share

Basic:

The computation of basic earnings per share is based, as a general rule, on the profit attributable to holders of ordinary Company shares divided by the weighted average number of ordinary shares in issue during the period, excluding Company shares held by group subsidiaries (Notes 2m).

Fully Diluted:

When calculating the diluted earnings per share, the Group adds to the average number of shares outstanding that was used to calculate the basic earnings per share also the weighted average of the number of shares to be issued assuming the all shares that have a potentially dilutive effect would be converted into shares. The potential shares, as above are only taken into account in cases where their effect is dilutive (reducing the earnings per share or increasing the loss per share).

The weighted average number of shares used in calculating Basic and Diluted earnings per share is as follows:

	Basic	Diluted
	In thousands	In thousands
Year-end December 31:
2017	59,342	59,632
2016	58,916	59,494
2015	58,573	59,141

x.	Dividends

Dividend distribution to the Company’s owners is recognized as a liability in the Group’s statement of financial position on the date on which the dividends are approved by the Group’s Board of Directors. Dividend paid includes an erosion component (from date of approval of dividend through date of payment thereof).

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

y.	New standards, amendments and interpretations of existing standards, which have not yet become effective and not been early adopted by the Company:

1.	Amendment to IFRS 9—“Financial Instruments” (hereafter—“IFRS 9” or “the standard”):

IFRS 9, ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through OCI and fair value through P&L. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI without recycling.

There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. The new impairment model establishes a three-stage approach, based on changes in expected credit risk of a financial instrument. Each stage determines how to measure credit losses and how to apply the effective interest method. In addition, for financial assets that have no material financing element, such as receivables, it is possible to implement a simpler method. At initial recognition of a financial asset, an entity recognizes a loss allowance equal to 12 months expected credit losses, or the loss expected over the life of the instruments for accounts receivables, unless the asset is considered to have an “credit impaired rating”.

For financial liabilities there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through other comprehensive income.

IFRS 9 simplifies the requirements for testing hedge effectiveness by dropping the strict quantitative thresholds for testing hedge effectiveness. IFRS 9 requires economic relationship between the underlying hedged risk component and the hedging instrument, and that the hedge ratio is the same used for risk management purposes. The standard retains the requirement for maintaining documentation throughout the hedge period, but documentation is different than that required by IAS 39.

IFRS 9 will be applied retrospectively for annual reporting periods beginning on or after January 1, 2018. Early adoption is permitted.

According to the Company assessment, the adoption of IFRS 9 is not expected to have material impact on the financial statements.

2.	IFRS 15 “Revenue from Contracts with Customers” (hereinafter—IFRS 15)

IFRS 15 will replace after its first-time adoption the guidance on revenue recognition in current IFRSs.

The core principle of IFRS 15 is that revenue from contracts with customers should be recognized using the method that best depicts the transfer of control of goods and services to the customer, the amount of consideration that the entity expects to be entitled to in exchange for transferring promised goods or services to a customer.

IFRS 15 has a single model for revenue recognition, based on a five-step approach:

(1)	Identify the contract(s) with the customer

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

(2)	Identify the separate performance obligations in the contract

(3)	Determine the transaction price

(4)	Allocate the transaction price to separate performance obligations

(5)	Recognize revenue when (or as) each performance obligation is satisfied

IFRS 15 covers accounting for a variety of issues related to implementation of that model, including: recognition of contractual variable consideration, adjustment of contractual transaction price to reflect the time value of money, and cost of obtaining and fulfilling the contract.

The standard expands the disclosure requirements about revenue, and, among other things, requires quantitative and qualitative information about significant management judgments that were considered for determining the amount of revenue recognized.

On July 22, 2015, the IASB decided to defer the effective date of the standard by one year, such that the standard will be applied retrospectively for annual periods beginning on or after January 1, 2018 with some exceptions as provided in the transition provisions of IFRS 15. According to the provisions of IFRS 15, early adoption is permitted.

Group management believes that the new standard is not expected to have material impact on the financial statements.

3.	IFRS 16 “Leases”

IFRS 16 will replace upon first-time implementation the existing guidance in IAS 17—“Leases” (hereafter—“IAS 17”). The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases, and is expected to have material impact mainly on the accounting treatment applied by the lessee in a lease transaction.

IFRS 16 changes the existing guidance in IAS 17 and requires lessees to recognize a lease liability that reflects future lease payments and a “right-of-use asset” in all lease contracts (except for the following), with no distinction between financing and capital leases. IFRS 16 exempts lessees in short-term leases or the when underlying asset has a low value.

IFRS 16 substantially carries forward the lessor accounting requirements in IAS 17. Accordingly, a lessor continues to classify its leases as operating leases or finance leases, and to account for those two types of leases differently.

IFRS 16 also changes the definition of a “lease” and the manner of assessing whether a contract contains a lease.

IFRS 16 will be effective retrospectively for annual periods beginning on or after January 1, 2019, taking into account the reliefs specified in the transition provisions of IFRS 16. Under the provisions of IFRS 16, early adoption is permitted only if IFRS 15 has also been applied. The group has decided to early adopt the standard, while applying the accumulated impact as of January 1, 2018 and additional reliefs, as the standard allows. The implementation is expected to impact the accounting of lease agreements: real-estate, equipment and vehicles. Starting January 1, 2018, the Company is going to recognize assets and liabilities due to leases, which until then were accounted as operating leases.

According to the Company assessment and the information available as of the date of this report:

1)	During the first-time implementation—Increase of approx. $37 million in assets and liabilities.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

2)

Decrease of operational expenses during 2018 amounting approx. $9 million to $11 million and an increase of depreciation and financial expenses in a Appx amount. Additional impact is expected to the increase of cash flow from operating activities and a decrease in the cash flow from financing activities amounting $9 million to $11 million.

3)	The assessment is based on the information currently available and changes in lease agreements and additional examination could have impact on the final amounts.

NOTE 3—FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT:

a.	Financial Risk Management

1)	Financial Risk Factors

The Group’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.

Risk management is carried out under policies approved by the Board of Directors and senior management. These policies cover specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of non-derivative financial instruments, and investment of excess liquidity. Group policies also cover areas such as cash management and raising short and long-term debt.

The Group’s business is characterized by considerable dispersion. The Group produces tens of thousands of products intended for tens of thousands of customers throughout the world, using tens of thousands of raw materials purchased from a wide range of suppliers worldwide. As stated, the Group is not significantly dependent on any of its customers, products or suppliers.

Discussions on implementing the risk management policy as relates to currency exposure and interest are conducted by the Group’s management once each quarter.

a)	Market Risks:

1)	Foreign Exchange Risk

The Group operates globally and is exposed to movements in foreign currencies affecting its net income and financial position, as expressed in U.S. dollars.

Transaction exposure arises because the equivalent amount in local currency paid or received in transactions denominated in foreign currencies may vary due to changes in exchange rates. Most Group entities produce their income primarily in the local currency. A significant amount of expenditures, especially for the purchase of goods for resale are in foreign currencies. Similarly, transaction exposure arises on net balances of financial assets held in foreign currencies. Since raw materials purchases for the Group’s production are also conducted in various currencies, currency exposure is reduced.

The Group’s subsidiaries manage this exposure locally. In addition, Group management monitors total global exposure of the Group.

Translation exposure arises from the consolidation of the Foreign Currency denominated financial statements of the Company’s subsidiaries. The effect on the Group’s consolidated comprehensive income is shown as a currency translation difference.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3—FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

The following table presents currency exposure in respect of balance denominated in currencies that are different than the functional currency of the reporting company and also the effect on income after taxes. At December 31, 2017 and 2016, if the currencies specified below had weakened/strengthened by 1% against the other functional currencies of group companies, with all other variables unchanged:

	December 31 2017
	U.S. dollars in thousands
		Pound		Swiss
	NIS	Sterling	Euro	Franc
Financial asset (liabilities), net	(22,927)	3,531	(81,296)	3,468

Gain (loss) from change:
Impact of 1% weakening	229	(35)	813	(35)
Impact 1% strengthening	(229)	35	(813)	35

	December 31 2016
	U.S. dollars in thousands
		Pound		Swiss
	NIS	Sterling	Euro	Franc
Financial asset (liabilities), net	(3,444)	711	(195,240)	911

Gain (loss) from change:
Impact of 1% weakening	34	(7)	1,952	(9)
Impact 1% strengthening	(34)	7	(1,952)	9

*	Represents amounts lower than $1 thousand.

2)	Cash Flow Risk Relating to Interest Rates

Since on a current basis the Group does not have significant assets bearing interest, its revenues and operating cash flow are not dependent on changes in interest rates.

The Group’s interest rate risk arises from long-term and short-term borrowings. Borrowings received at variable rates expose the Group to cash flow interest rate risk.

The Group analyses its interest rate exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions and alternative financing. Based on these scenarios, the Group calculates the impact on profit and loss of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions.

Based on the simulations performed, the impact on post tax profit for the year 2017 of a 0.1% shift in interest rate on loans would have been a change of $362 thousand (2016—$258 thousand; 2015—$233 thousand).

b)	Credit Risk

Credit risk arises from the possibility that the counter-party to a transaction may be unable or unwilling to meet their obligations causing a financial loss to the Group.

Trade receivables are subject to a policy of active risk management, which focuses on the assessment of country risk, credit limits, ongoing credit evaluation and accounting monitoring procedures.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3—FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

There are no significant concentrations within trade receivables of counter-party credit risk due to the large number of customers that the Group deals with and their wide geographical spread. Country risk limits and exposures are continuously monitored. Collateral is generally not required.

The provision for impairment of trade receivables is determined on basis of a periodic test of all amounts due.

The exposure of other financial assets and liabilities to credit risk is controlled by setting a policy for limiting credit exposure to counter-parties, continuously reviewing credit ratings, and limiting individual aggregate credit exposure accordingly.

Group entities must have sufficient availability of cash to meet their obligations. Each company is responsible for its own cash management, including the short-term investment of cash surpluses and the raising of loans to cover cash deficits, subject to Group policies and to monitoring of Group management.

The table presented below classifies the Group’s financial liabilities into relevant maturity groupings based on the remaining period at December 31, 2017 to the contractual maturity date. Group entities do not have derivative financial liabilities. The amounts presented in the table represent the projected undiscounted cash flows.

	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years
	U.S. dollars in thousands
As of December 31, 2017:
Borrowings—Variable interest	311,215	157,598	31,973
Borrowings—Fixed interest	67,030	54,774	22,112
Liability for put option for the shareholders of a subsidiary	7,560	50,367	51,011
Accounts payable and accruals	231,813	926	—

	617,618	263,665	105,096

As of December 31, 2016:
Borrowings—Variable interest	203,233	157,406	48,282
Borrowings—Fixed interest	34,074	71,959	28,418
Liability for put option for the shareholders of a subsidiary	40,350	18,261	31,746
Accounts payable and accruals	190,427	21,105	—

	468,084	268,731	108,446

c)	Liabilities in respect of put options

As part of several acquisition transactions, former owners of the acquired entities were granted an option to sell the Company their remaining shares, and the Company has an option to buy those shares; (the price and the conditions of the call options are identical to the price of the put option). This mechanism exists in the following acquisitions:

1. Sonarome Private Ltd. (“Sonarome”).

2. Amco SP (“Amco”), see note 5j.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3—FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

3. Ingenieria Alimentaria S.A. De C.V (“Piasa”), see note 5p.

4. Western Flavors Fragrances Production Joint Stock Company, (“WFF”), see note 5d.

5. Brasil Industria E Comercio Ltda, (“SDFLC”), see note 5e.

6. Turpaz Perfume and Flavor Extracts Ltd. (“Turpaz”), see note 5h.

As of December 31, 2017, the total amount of the PUT options is $93,984 thousand. This liability was estimated in accordance with the average EBITDA to be achieved during the period of the agreement. The annual weighted discount rate of the option is 3.3%.

The main unobservable data used by the Company for the purpose of valuing the option is the future EBITDA to be achieved. For the purpose of estimating the value of the liabilities for the options and their update, the Company used its current business results and its forecast.

b.	Capital management

Group’s objective is to maintain, as possible, stable capital structure. In the opinion of Group’s management, its current capital structure is stable. Consistent with others in the industry, the Group monitors capital, on the basis of the gearing ratio.

This ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (including ‘current and non-current borrowings’ as shown in the consolidated statement of financial position) less cash and cash equivalents. Total capital is calculated as ‘equity’ as shown in the consolidated statement of financial position plus net debt.

The gearing ratios at December 31, 2017 and 2016 were as follows:

	2017	2016
	U.S. dollars in thousands
Total borrowings (Note 9)	634,286	533,780
Less—cash and cash equivalents (Note 19)	(118,214)	(113,528)

Net debt	516,072	420,252
Total equity	878,913	664,604

Total capital	1,394,985	1,084,856

Gearing ratio	37.0%	38.7%

NOTE 4—CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates, by definition, may not necessarily be equal to the related actual results. The estimates and assumptions with significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

a.	Estimate of Impairment of Goodwill

The Group tests annually for impairment of goodwill, in accordance with the accounting policy states in note 2g. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. These calculations require the use of estimates (Note 8).

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4—CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS (continued):

b.	Taxes on Income and Deferred Taxes

The Group is subject to income taxes in a large number of countries. Judgment is required in determining the worldwide provision for income taxes. The Group is involved in transactions and computations in which final tax liabilities cannot be determined with certainty in the normal course of business. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due as a result of the tax audits. Where the final tax outcome of these matters, determined by tax authority is different from the amounts that were initially recorded, such differences may impact the provisions for income tax and deferred tax liabilities in the period in which such determination is made.

The Group recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Group regularly reviews its deferred tax assets for recoverability, based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax planning strategies. If the Group is unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, the Group could be required to eliminate a portion of the deferred tax asset resulting in an increase in its effective tax rate and an adverse impact on operating results.

c.	Severance Pay

The present value of the liabilities in respect of severance pay is dependent on several factors that are determined on an actuarial basis in accordance with various assumptions. The assumptions used in the calculation of the net cost (income) in respect of severance pay include, inter alia, the yield rate and discount rate. Changes in those assumptions may influence the carrying amount of the assets and liabilities in respect of severance pay.

The assumption regarding the appropriate discount rate is determined by external actuaries at the end of each year. This discount rate is used in determining the estimated updated value of the future cash flows that would be required to cover the severance pay liabilities. The Company uses the market of high-quality corporate bonds when this market available, and when it is not, government bonds are used instead. Therefore, in determining this rate, the Group uses interest rate in the currency in which the benefits will be paid.

Other key assumptions relating to severance pay liabilities, such as future payroll raise and retirement rates, are partially based on existing market conditions on that time and on past experience.

d.	Provisions

Provision for legal liabilities are recorded in the books of accounts in accordance with Group management’s judgment, based on the opinion of its legal advisors, regarding the likelihood that cash outflows will needed to meet the liabilities, and on the basis of the estimate determined by the management regarding the present value of the expected cash outflows required to meet the existing liabilities.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS:

a.	Acquisition of remaining share capital of subsidiaries

1)	Acquisition of the remaining holdings of Vantodio:

On February 1, 2017, The Company exercised its option to acquire the remaining 25% equity interest in Vantodio Holdings Limited, which holds the Russian group “Protein Technologies Ingredients”, from the end of the third year, at a multiple of between 6 and 7 of the average annual EBITDA achieved in the three years prior to the exercise of the option. The Company holds from that date 100% of the share capital of Vantodio. The option was exercised for a total consideration of approximately $40 million. The purchase of the remaining 25% interest stake was financed through bank credit.

2)	Acquisition of the remaining holdings of Nutrafur

On June 12, 2017, the Company signed, through a subsidiary, an agreement for the purchase of approx. 21% of the shares of the Spanish company Nutrafur S.A. (“Nutrafur”) from that company’s founding families for US$2.4 million (approx. €2.1 million) such that Frutarom now holds 100% of Nutrafur shares (On September 3, 2015, the Company acquired approx. 79% of the shares of Nutrafur). The transaction was closed upon signing.

3)	Acquisition of the remaining holdings of BSA

On July 5, 2017, Frutarom purchased a 5% interest stake in the Canadian company Les Ingredients Alimentaires BSA Inc. (“BSA”) for approximately US$2 million (approx. CAD 2.75 million) and thereby completed acquisition of 100% of the shares in BSA, and this is further to the purchase of 95% of BSA’s share on May 15, 2015.

b.	Acquisition of Unique

On February 8, 2017, the Company signed, through a subsidiary, an agreement for the purchase of 100% of the shares of the South African companies Unique Flavors Proprietary Limited and Unique Food Solutions Proprietary Limited (collectively: “Unique”) in consideration (including the taking on of debt) for approx. ZAR 90 million (approx. USD 6.4 million), of which approximately USD 1 million will be paid as deferred payment. The purchase agreement includes a mechanism for future consideration contingent on Unique’s future business performance at approx. ZAR 6.1 million (approx. USD 493 thousand), which was paid after the balance sheet date. The transaction was financed through bank debt.

Unique, which was founded in 2001, is engaged in the development, production and marketing of flavors, with emphasis on savory flavors (the non-sweet spectrum of flavors) and on sweet taste solutions. Unique has an R&D, production and marketing site in Pretoria, South Africa, near Frutarom’s new South African site, and a wide customer base in South Africa and other important emerging markets of the Sub-Saharan region like Ghana, Malawi, Zimbabwe and Mozambique. Unique has a workforce of 64 people.

The cost of acquisition was allocated to the tangible assets, intangible assets and liabilities acquired based on their fair value at the time of acquisition. The intangible assets that were recognized include: product formulas valued at ZAR 14,525 thousand ($1,080 thousand), customer relations at ZAR 16,929 thousand ($1,258 thousand), goodwill at ZAR 66,790 thousand ($4,966 thousand) and software at ZAR 108 thousand ($8 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of Unique at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Trade	2,114
Inventory	314
Others	97
Non-current assets:
Property, plant and equipment	173
Intangible assets	7,312
Current liabilities:
Trade payables	(1,567)
Other account payables	(1,326)
Short-term loans	(48)
Non-current liabilities:
Deferred taxes	(700)

6,369

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have yielded revenues of $9,159 thousand. In the course period, Unique and Frutarom South Africa were merged into a single entity, which operates under a single management.

C.	Acquisition of Rene Laurent

On April 4, 2017, the Company signed an agreement for the purchase of 100% of the French Company “René Laurent” in consideration of approx. EUR 20 million (approx. USD 21 million). The transaction was closed upon the signing of the agreement and was financed through bank debt.

Founded in 1885, René Laurent engages in the development, production and marketing of flavors and natural extracts. René Laurent has two production sites (one focusing on sweet flavors and the other on savory flavors), and an R&D center near Cannes, in Grasse, France, plus a production site near Casablanca, Morocco. René Laurent has approximately 100 employees.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas amounting to EUR 1,763 thousand ($1,880 thousand), customer relations amounting to EUR 2,870 thousand ($3,060 thousand) and goodwill amounting to EUR 9,553 thousand ($10,186 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of Rene Laurent at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	969
Trade	3,665
Inventory	4,110
Others	232
Non-current assets:
Property, plant and equipment	1,515
Intangible assets	15,126
Current liabilities:
Trade payables	(1,765)
Other payables	(784)
Non-current liabilities:
Other long-term payables	(706)
Deferred taxes	(1,412)

20,950

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated revenues of $10,891 thousand and net profit of $142 thousand (net of acquisition costs).

d.	Acquisition of WFF

On April 5, 2017, the Company signed an agreement for the purchase of 60% of the Vietnamese company Western Flavors Fragrances Production (“WFF”) for approx. VND 23.9 billion (approx. USD 1.1 million). The purchase agreement includes a mutual option for purchasing the remaining WFF shares beginning four years from closing the transaction at a price that is based on the business performance of WFF during that period. The transaction was financed by own resources.

WFF was founded in 2003, has 44 employees and engages in the development, production and marketing of flavors. WFF has a plant and laboratory in Ho Chi Minh City in southern Vietnam and a sales and marketing office in Hanoi, in the country’s northern region. Frutarom intends to build a modern new flavors plant in Ho Chi Minh City, which will enable it to significantly expand its activity in the Vietnamese market and in the emerging markets of the region.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at VND 7,741 thousand ($342 thousand), customer relations at VND 15,180 thousand ($671 thousand) and goodwill at VND 10,445 thousand ($462 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of WFF at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	114
Trade	351
Inventory	743
Others	140
Non-current assets:
Property, plant and equipment	411
Intangibles	1,475
Current liabilities:
Trade payables	(392)
Other payables	(444)
Non-current liabilities:
Other long-term payables
Deferred taxes	(223)
Other long-term payables	(1,118)

1,057

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated $726 thousand in revenue and $74 thousand in net income (net of acquisition costs).

e.	Acquisition of SDFLC

On June 22, 2017, the Company signed an agreement for the purchase of 80% of the shares of the Brazilian company SDFLC Brasil Indústria E Comércio Ltda. (“SDFLC”), in exchange for approx. BRL 98 million (approx. US$29.5 million). The purchase agreement includes debt and a contingent consideration mechanism that is based on SDFLC future business performance, which, as of the date of acquisition, is estimated at approximately BRL 10 million. Additionally, the agreement includes a mutual option for acquiring the remaining shares starting two and a half years from closing date of the transaction at a price based on SFCLC’s business performance. The transaction was closed upon signing and was financed through bank debt.

SDFLC was founded in 2001 in the city of Sete Lagoas in the Brazilian state of Minas Gerais and is a provider of taste solutions for ice creams and desserts in Brazil. SDFLC employs about 90 workers and serves around 2,250 customers in Brazil, including independent artisan ice cream makers, multinationals, food processing companies and leading dining chains.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at BRL 16,049 thousand ($4,812 thousand), customer relations at BRL 52,988 thousand ($15,884 thousand), goodwill at BRL 120,983 thousand ($36,271 thousand) and software at BRL 39 thousand ($14 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of SDFLC as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	38
Trade	2,154
Inventory	1,786
Others	264
Non-current assets:
Property, plant and equipment	2,613
Intangible assets	56,981
Current liabilities:
Bank credit and loans	(219)
Trade payables	(717)
Other account payables	(7,036)
Non-current liabilities:
Deferred taxes	(4,329)
Long-term other account payables	(20,198)
Long-term loans	(1,908)

29,429

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated $15,983 thousand in revenue and $3,844 thousand in net income (net of acquisition costs).

f.	Acquisition of F&E

On August 14, 2017, the Company signed an agreement for the purchase of 100% of the shares of the UK Company Flavours and Essences (UK) Ltd. (“F&E”) for approximately £15.6 million (approximately US$20.3 million) and a contingent consideration mechanism based on F&E’s future business performance over the period of three years from the purchase date. The transaction was closed upon signing and was financed through bank debt.

F&E, which was founded in 1998, is engaged in the development, production and marketing of flavors and natural coloring. F&E operates a production site and R&D center in Blackburn, England, employs 41 people, and has a broad customer base in Europe, particularly in the UK and Ireland.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at GBP 2,516 thousand ($3,269 thousand), customer relations at GBP 4,265 thousand ($5,541 thousand) and goodwill at GBP 10,001 thousand ($12,993 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of F&E as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	2,529
Trade	3,879
Inventory	1,774
Non-current assets:
Property, plant and equipment	575
Intangible assets	21,803
Current liabilities:
Trade payables	(1,855)
Other payables	(1,933)
Non-current liabilities:
Long-term other payables	(5,010)
Deferred taxes	(1,459)

20,303

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated $8,634 thousand in revenue and $1,989 thousand in net income (net of acquisition costs).

g.	Acquisition of Muhlehof

On August 21, 2017, the Company signed an agreement for the purchase of 100% of the shares of the Swiss company Mühlehof Gewürze AG (“Muhlehof”) for approx. CHF 6.7 million (approx. $7 million). The transaction was closed upon signing and financed through bank debt.

Muhlehof, which was founded in 1979, is engaged in the development, production and marketing of savory taste solutions (the non-sweet spectrum of flavors), with emphasis on convenience foods and meats. Muhlehof, with 9 employees, has a site in Switzerland for development, manufacturing and marketing which is included among the acquired assets.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at CHF 567 thousand ($592 thousand), customer relations at CHF 593 thousands ($618 thousand), goodwill amounting to CHF 4,407 thousand ($4,597 thousand) and software at CHF 7 thousand ($8 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal for the allocation of the purchase prices to the fair value of the assets and liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of Muhlehof as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	463
Trade	257
Inventory	246
Other receivables	97
Non-current assets:
Property, plant and equipment	480
Intangible assets	5,815
Current liabilities:
Trade payables	(117)
Other payables	(55)
Non-current liabilities:
Deferred taxes	(211)

6,975

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated $1,158 thousand in revenue and net income of $108 thousand (net of acquisition costs).

h.	Acquisition of Turpaz

On September 6, 2017, Frutarom invested in and purchased shares of Turpaz Perfume and Flavor Extracts Ltd. (“Turpaz”) and BKF Perfume Compounding Ltd. (a company that owns 80% of the share capital of Turpaz, “BKF”) and became owner of approx. 51% of share capital and voting rights in Turpaz. The consideration paid by Frutarom for the shares is approx. NIS 14.5 million (approx. US$4.1 million), and in addition, Frutarom injected an investment of approx. NIS 27 million (approx. US$7.4 million) into BKF. The purchase and investment agreement includes a mutual option for Frutarom to purchase the remaining shares of Turpaz and BKF starting four years from the date of closing the transaction at a price that will be based on their future business performance in the eighth quarters preceding the notification to realize the option. Considering the mutual option terms, the group has recognized 100% of the share capital of Turpaz and the related liability due to the capitalized value of the option. The transaction was financed through bank debt.

Turpaz is engaged mainly in the development, production and marketing of fragrance solutions. Turpaz, with 16 employees, has an R&D, manufacturing and marketing site in Israel and recently opened a center for R&D, production, sales and marketing in New Jersey.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at NIS 6,834 thousand ($1,900 thousand), customer relations at NIS 11,297 thousand ($3,142 thousand) and goodwill at NIS 82,253 thousand ($22,873 thousand). The product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal for the allocation of the purchase prices to the fair value of the assets and

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

Set forth below are the assets and liabilities of Turpaz as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	8,713
Trade	2,057
Inventory	1,171
Other receivables	239
Non-current assets:
Property, plant and equipment	111
Intangible assets	27,915
Current liabilities:
Trade payables	(636)
Other payables	(1,672)
Non-current liabilities:
Bank loans	(1,770)
Other long-term payables	(23,372)
Deferred taxes	(1,215)

11,541

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated revenues of $2,520 thousand and net income of $328 thousand (net of acquisition costs).

i.	Acquisition of Pollena

On December 19, 2017, Frutarom purchased 99.96% of the shares in the Polish company Fabryka Substancji Zapachowych “Pollena-Aroma” Sp, z.o.o. (“Pollena-Aroma”) for approx. $8.4 million (approx. PLN 29.2 million). The transaction was closed upon signing and financed from own sources.

Pollena-Aroma, established in 1956, is engaged in the development, production and marketing of flavors, fragrances and specialty ingredients for the aromatherapy and natural cosmetics industries. Pollena-Aroma operates a modern advanced production site near Warsaw, which includes an R&D center and labs, and state-of-the-art production with robotic equipment in the US, and which will become a significant R&D, production, and sales and marketing center for Frutarom’s European fragrances activity. Pollena-Aroma has 64 employees and a large customer base in Europe, particularly in Poland and Ukraine.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at PLN 2,356 thousand ($676 thousand), customer relations at PLN 30 thousand ($9 thousand), goodwill at PLN 7,810 thousand ($2,240 thousand) and software at PLN 62 thousand ($17 thousand).

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal for the allocation of the purchase prices to the fair value of the assets and liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

Set forth below are the assets and liabilities of Pollena as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	374
Trade	1,240
Inventory	893
Other receivables	57
Non-current assets:
Property, plant and equipment	6,390
Intangible assets	2,942
Current liabilities:
Trade payables	(680)
Other payables	(782)
Non-current liabilities:
Other long-term payables	(1,928)
Deferred taxes	(118)

8,388

The results of Pollena will be consolidated as of December 31, 2017. Therefore, the results of this company have no effect on income and loss for 2017.

Acquisitions carried out in 2016:

j.	Acquisition of control in Amco SP.Z.O.O

On January 11, 2016, Frutarom completed acquisition of 75% of share capital of the Polish company Amco Sp. z.o.o, (hereafter – “Amco”) in consideration of $22.4 million (PLN 88.5 million). The purchase agreement includes a mutual option for acquiring the remaining shares starting two and a half years from closing date of the transaction at a price that will be based on Amco’s business performance. Considering the mutual terms of the option, the Company recognized the full implicit liability of the option realization.

k.	Acquisition of Wiberg

On January 28, 2016, Frutarom completed the acquisition of 100% of the shares of Sagema GmbH of Austria and Wiberg GmbH of Germany (including Wiberg’s 50% ownership stake in a Canadian subsidiary (Wiberg Corporation) and 51% ownership stake in a Turkish subsidiary (WIBERG BAHARAT SANAYİ VE TİCARET ANONİM SİRKETİ which was subsequently fully acquired) (hereafter collectively: “Wiberg”) in consideration of approx. $129.9 million (€119.1 million). The purchase was fully funded using bank funding.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

l.	Acquisition of Grow Company Inc.

On January 11, 2016, the Company signed an agreement for the acquisition of 100% of the shares of the US-based company Grow Company Inc. (hereafter – “Grow”) in consideration of $20 million. The transaction was closed on the date of signing the agreement and was financed using bank debt. The purchase agreement included a contingent consideration mechanism based on the Company’s business performance in 2016 and completed in late first quarter of 2017 in the amount of $10,800 thousand.

m.	Acquisition of Extrakt Chemie

On May 2, 2016, the Company signed an agreement for the acquisition of 100% of the rights and the general partner of the German partnership Extrakt Chemie Dr. Bruno Stellmach GmbH &Co. KG (hereafter—“Extrakt Chemie”) as well as the property on which Extrakt Chemie’s plant is situated in consideration for approx. $6.3 million in cash (approx. €5.4 million) plus the assumption of debt (net) at approx. $1.4 million (approx. €1.2 million). The purchase agreement includes a mechanism for future consideration conditional on the business performance of Extrakt Chemie that will be paid in 2018.

n.	Acquisition of Redbrook Ingredient Services Limited

On August 2, 2016, the Company signed, through a subsidiary, an agreement for the purchase of 100% of shares in the Irish company Redbrook Ingredient Services Limited (“Redbrook”) in exchange for approximately USD 44.8 million (€40 million). The purchase agreement includes a mechanism for additional consideration based on Redbrook’s future business performance.

o.	Acquisition of Nardi Aromas

On October 11, 2016, the Company signed, through a subsidiary, an agreement for the purchase of 100% of shares in the Brazilian company Nardi Aromas Ltda. (“Nardi”) in exchange for approximately USD 1.6 million (BRL 5.1 million).

p.	Acquisition of Piasa

On November 9, 2016, Frutarom signed, through a subsidiary, an agreement to acquire 75% of share capital of the Mexican company Ingenieria Alimentaria, S.A. De C.V. (“Piasa”), as well as real estate in Monterrey, Mexico, where its central manufacturing site and headquarters are located, in exchange for a cash consideration (including debt) of $15.1 million, and deferred consideration of $2.3 million. The purchase agreement includes a mechanism for additional consideration based on business performance in 2016. Additionally, the agreement included a mutual option to acquire the remaining shares beginning from 5 years after closing at a price that is based on business performance of the Company. Considering the mutual terms of the option, the Company recognized the full implicit liability of option realization.

q.

Had the acquisitions carried out in 2017 and 2016 been completed on January 1, 2016, based on the unaudited information provided by owners of acquirees based on the pre-acquisition accounting activity, the revenue of the Group for the year ended December 31, 2016 would have been $1,292,086 thousand, and net income for that year would have been $137,736 thousand. Based on the above, the revenue of the Group for the year ended December 31, 2017 would have been $1,401,960 thousand, and net income for that year would have been $158,396 thousand.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

The above results include interest expenses on loans to finance the acquisition that would have been registered in that period, depreciation and amortization that may have been recognized in that period for amortization of intangible assets and one-off expenses recognized on acquisition date. The aforesaid calculation does not take into account synergies that would result from merger of the acquisitions with activity of the company.

NOTE 6—SEGMENT REPORTING

a.	Operating Segments

The core activity of the Group is organized to support management in implementing a worldwide strategy in two major operating activities: Flavors and Fine Ingredients. Another operating activity is Trade and Marketing (each operation is considered a separate reportable segment (Note 2d). Results of operating segments are measured based on operating income.

Frutarom’s Flavors Activity develops, produces, markets and sells high-quality, value added sweet and savory flavors used mainly by manufacturers of food and beverages and other consumer products including flavors and Food Systems products (products combining fruits, vegetables and/or other natural ingredients, including sweet and non-sweet flavors). Frutarom’s Specialty Fine Ingredients Activity develops, produces, markets and sells natural flavor extracts, natural functional food ingredients, natural pharma/nutraceutical extracts, natural algae based biotechnical products, aroma chemicals, specialty essential oils, unique citrus products, natural gums and stabilizers.

The Specialty Fine Ingredients products are sold primarily to the food and beverage, flavor and fragrance, pharmaceutical/nutraceutical, cosmetics and personal care industries.

The Trade and Marketing activity is not considered a core activity, and focuses on trade and marketing of raw materials that are produced by third parties, as part of providing a complete range of solutions and services to customers.

These operations are the basis on which the Group reports its primary segment information.

Segment as data provided to the chief operating decision-maker in respect of the reported segments are as follows:

December 31, 2017:

	Flavors operations	Fine ingredients operations	Trade and marketing operations	Elimination	Total Consolidated
Income statement information:	U.S. dollars in thousands
Sales—net:
Unaffiliated customers	1,025,359	246,075	90,962	—	1,362,396
Intersegment	—	14,047	—	(14,047)	—

Total sales and other operating income	1,025,359	260,122	90,962	(14,047)	1,362,396

Segment results	177,680	31,638	1,664	(16)	210,966

Financial expenses—net					24,606
Taxes on income					34,797

Net income					151,563

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6—SEGMENT REPORTING (continued):

December 31, 2016:

	Flavors operations	Fine ingredients operations	Trade and marketing operations	Elimination	Total Consolidated
Income statement information:	U.S. dollars in thousands
Sales—net:
Unaffiliated customers	846,517	221,030	79,494	—	1,147,041
Intersegment	—	6,830	—	(6,830)	—

Total sales and other operating income	846,517	227,860	79,494	(6,830)	1,147,041

Segment results	125,825	21,549	1,938	(56)	149,256

Financial expenses—net					12,841
Taxes on income					25,346

Net income					111,069

December 31, 2015:

	Flavors operations	Fine ingredients operations	Trade and marketing operations	Elimination	Total Consolidated
Income statement information:	U.S. dollars in thousands
Sales—net:
Unaffiliated customers	607,534	180,918	84,344	—	872,796
Intersegment	—	4,026	—	(4,026)	—

Total sales and other operating income	607,534	184,944	84,344	(4,026)	872,796

Segment results	108,751	18,900	2,870	(267)	130,254

Financial expenses—net					12,197
Taxes on income					21,972

Net income					96,085

a.	Additional information:

1) Geographical Segment Information

As of December 31, 2017, Frutarom operated 72 production sites, 90 research and development laboratories, and 109 sales offices in Europe, North America, Latin America, Israel, Asia, Africa and New Zealand, and markets and sells over 70,000 products to more than 30,000 customers in more than 150 territories.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6—SEGMENT REPORTING (continued):

2) Sales by Destination Based on End Customer Location

The following is information on the distribution of the Company’s sales by market:

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
Emerging Market*	585,619	470,247	384,804
West Europe**	494,149	424,292	281,745
USA and North America***	195,280	173,216	136,633
Other	87,348	79,286	69,614

Total consolidated sales	1,362,396	1,147,041	872,796

*	Sales in Russia amounted to $160,363 thousand, $150,370 thousand and $142,885 thousand in 2017, 2016 and 2015, respectively.
**	Sales in Germany amounted to $134,964 thousand, $121,261 thousand and $66,018 thousand in 2017, 2016 and 2015, respectively.
***	Sales in the USA amounted to $149,579 thousand, $132,649 thousand and $111,767 thousand in 2017, 2016 and 2015, respectively.

NOTE 7—PROPERTY, PLANT AND EQUIPMENT

a.	Composition of assets, grouped by major classifications and changes therein in 2017 is as follows:

	Cost					Accumulated depreciation					Depreciated balance
	Balance at beginning of year	Additions during the year	Retirements during the year	Other*	Balance at end of year	Balance at beginning of year	Additions during the year	Retirements during the year	Other*	Balance at end of year	December 31 2017
	U.S. dollars in thousands					U.S. dollars in thousands
Land and buildings	223,850	9,106	(863)	32,869	264,962	71,686	3,583	(59)	8,471	83,681	181,281
Machinery and equipment	265,112	18,867	(10,949)	31,443	304,473	183,469	14,078	(10,248)	22,064	209,363	95,110
Vehicles and lifting equipment	10,716	1,756	(2,445)	1,309	11,336	6,713	1,488	(2,086)	665	6,780	4,556
Furniture and office equipment (including computers)	48,595	3,498	(1,572)	3,895	54,416	24,236	2,568	(1,290)	3,772	29,286	25,130
Leasehold improvements	17,479	1,167	(796)	1,206	19,056	10,828	1,404	(695)	720	12,257	6,799

	565,752	34,394	(16,625)	70,722	654,243	296,932	23,121	(14,378)	35,692	341,367	312,876

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7—PROPERTY, PLANT AND EQUIPMENT (continued):

a.	Composition of assets, grouped by major classifications and changes therein in 2016 is as follows:

	Cost					Accumulated depreciation					Depreciated balance
	Balance at Beginning of year	Additions During the year	Retirements during the year	Other*	Balance at end of year	Balance at beginning of year	Additions during the year	Retirements during the year	Other*	Balance at end of year	December 31 2016
	U.S. dollars in thousands					U.S. dollars in thousands
Land and buildings	188,582	6,440	(1,328)	30,156	223,850	55,705	6,804	(38)	9,215	71,686	152,164
Machinery and equipment	240,587	14,502	(21,801)	31,824	265,112	171,428	12,375	(19,318)	18,984	183,469	81,643
Vehicles and lifting equipment	8,963	2,016	(1,628)	1,365	10,716	5,689	1,326	(1,197)	895	6,713	4,003
Furniture and office equipment (including computers)	43,694	3,503	(5,538)	6,936	48,595	24,059	385	(5,342)	5,134	24,236	24,359
Leasehold improvements	19,033	2,032	(5,880)	2,294	17,479	11,192	1,366	(3,289)	1,559	10,828	6,651

	500,859	28,493	(36,175)	72,575	565,752	268,073	22,256	(29,184)	35,787	296,932	268,820

*	Arising from acquisition of subsidiaries and operations and from translation of foreign-currency financial statements of subsidiaries.

b.	Lease of land

1)

Frutarom Ltd. has a leasehold right in a land property located in the Akko Industrial Zone and the Haifa Bay. Net discounted lease payments as at December 31, 2017, in respect of the said land properties is $981 thousand (2016—$1,013 thousand). The lease period is 49 years ending in 2032 and 2042, respectively. Frutarom Ltd. has a right to extend the lease for an additional 49-year period.

2)

A subsidiary in China has “Land Use Rights” to land properties in China. The rights are for a period of 50 years ending in 2046 and 2052. Net discounted lease payments as at December 31, 2017 in respect of the said land properties is approximately $135 thousand (2016—$143 thousand) and $1,062 (2016—$1,041), respectively.

3)

In 2015, a subsidiary in China acquired “Land Use Rights”. The rights are for a period of 50 years. Net discounted lease payments as at December 31, 2017, in respect of the land property is $1,211 thousand.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8—INTANGIBLE ASSETS:

	Original amount		Amortized balance
	December 31		December 31
	2017	2016	2017	2016
Know-how and product formulas	161,999	136,903	119,324	104,509
Goodwill	593,168	456,944	589,250	454,687
Customer relations	177,926	137,010	116,628	94,688
Trademarks	309	500	18	58
Computer software	30,607	31,305	4,006	3,839

	964,009	762,662	829,226	657,781

Composition of Intangible Assets, Grouped by Major Classifications and Changes Therein is as Follows:

	Computer software	Know- how and product formulas	Goodwill*	Customer relations	Trademarks	Total
	U.S. dollars in thousands
Balance as of January 1, 2016—net	4,294	73,112	335,538	60,707	156	473,807

Changes in the year ended December 31, 2016:
Acquisitions	950	297	—	—	97	1,344
Retirements during the year	(100)	—	—	—	(5)	(105)
Additions due to business combinations	588	39,382	129,341	48,252	—	217,563
Foreign exchange gains and losses	(35)	(1,856)	(11,034)	(2,139)	(94)	(15,158)
Changes in the excess of cost of acquisition	347	—	842	—	—	1,189
Annual amortization charge (Note 2f)	(2,205)	(6,426)	—	(12,132)	(96)	(20,859)

Closing net book amount	3,839	104,509	454,687	94,688	58	657,781

Changes in the year ended December 31, 2017:
Acquisitions	1,669	1,163	—	—	58	2,890
Retirements during the year	(141)	—	—	—	—	(141)
Additions due to business combinations	47	14,549	95,295	30,269	17	140,177
Foreign exchange gains and losses	465	6,174	43,111	6,585	(6)	56,329
Changes in the excess of cost of acquisition	(499)	262	(3,843)	(54)	—	(4,134)
Annual amortization charge (Note 2f)	(1,374)	(7,333)	—	(14,860)	(109)	(23,676)

Closing net book amount	4,006	119,324	589,250	116,628	18	829,226

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8—INTANGIBLE ASSETS (continued):

Test for impairment of goodwill

The goodwill recorded in the Group’s books of accounts arises from acquisitions of subsidiaries and operations carried out by the Group over the years. Goodwill is allocated to the cash-generating units of the Group in accordance with the unit and the business segment from which it arises.

Set forth below is a summary of goodwill allocation between the various cash-generating units:

	December 31
	2017	2016
	U.S. dollars in thousands
Cash-generating unit 1	331,870	242,383
Cash-generating unit 2	156,677	115,628
Cash-generating unit 3	58,325	56,276
Cash-generating unit 4	42,378	40,400

Total	589,250	454,687

The Company has 6 cash-generating-units, 4 of which have goodwill. The Company’s management continuously reviews the structure of its cash-generating units and adjust it to allow development of its business.

The changes in goodwill between the years are due to acquisitions of new companies/operations, and changes in the exchange rate of the currencies of the foreign operations compared to the US dollar, as explained in Notes 5 and 2c-4.

The recoverable amount of a cash-generating unit is determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on past results of the unit, its budget for the following year and the projection for future years, cash flows from the fifth year are extrapolated using a grow rate of 2.5%-3%, according to the activity area of the cash generating unit, which does not exceed the long-term growth rate for the food business and the relevant areas, in which the Group operates.

The average discount rate taken into account in the calculation is 9.1% before taxes.

Group management determines profit margins based on past performance and its expectations for development of each cash-generating units.

The recoverable amounts of cash-generating unit 1, 2 and 3 were calculated and examined by an external assessor, whereas the recoverable amount of cash-generating unit 4 was calculated and examined by Group management.

The results of the above analysis show that the value of goodwill of each of the said cash-generating units has not been impaired, both according to the basic calculations and calculations performed for the purpose of sensitivity test.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—BORROWINGS

	December 31
	2017	2016
	U.S. dollars in thousands
Non-current borrowings	262,151	299,576

Current borrowings:
Current maturities of long-term loans	213,469	174,534
Bank borrowings	158,666	59,670

	372,135	234,204

Total borrowings	634,286	533,780

Bank borrowings as of December 31, 2017 mature until 2024 and bear average interest of 1.47% according to the loan terms and LIBOR rates as of December 31, 2017.

The exposure of the Group’s cash flows to interest rate changes is dependent at the rate of LIBOR-Euro, LIBOR-Dollar, LIBOR-Swiss franc and LIBOR-Pound Sterling and it is updated on a quarterly basis.

Due to the above, the fair value of current and non-current borrowings is equal to their carrying amount, as the impact of discounting is not significant. The fair values are based on cash flows discounted by the borrowings’ discount rate.

The carrying amounts of the Group’s borrowings are denominated in the following currencies:

	Weighted average interest rates*	December 31
		2017	2016
		U.S. dollars in thousands
Pound sterling	1.75%	99,784	56,481
Dollars	2.71%	170,008	121,087
Euro	1.04%	263,789	282,647
Swiss Franc	0.54%	96,088	71,357
Other currencies	6.50%	4,617	2,208

		634,286	533,780

*	Interest rates as of December 31, 2017.

Long-term liabilities (net of current maturities) mature in the following years after the balance sheet date:

	2017	2016
	U.S. dollars in thousands
Second year	114,709	171,420
Third year	94,232	54,946
Fourth year	23,168	64,498
Fifth year	30,042	8,712

	262,151	299,576

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—BORROWINGS (continued):

The Group has several loans, in respect of which it has undertaken to meet certain financial covenants (see note 14). As of December 31, 2017, the Group is in compliance with all required financial covenants.

NOTE 10—RETIREMENT BENEFIT OBLIGATION:

a.

Labor laws and agreements in Israel and abroad require the Company and part of its subsidiaries to pay severance pay and/or pensions to employees dismissed or retiring in certain other circumstances. Group companies’ liability is covered mainly by regular contributions to defined contribution plans. The amounts funded as above are not reflected in the balance sheet since they are not under the control and management of the companies.

b.

Under the agreement with its employees, the U.S. subsidiary had a defined benefit plan. As part of the collective agreement signed between the Company’s subsidiary and the labor union on October 13, 2000, the U.S. subsidiary suspended the said plan and joined, as from that date, a comprehensive pension plan of the labor union, which is a defined contribution plan.

The U.S. subsidiary will continue funding its existing liabilities under the suspended pension plan. The amount of retirement benefit obligation and amounts funded, as presented in the consolidated accounts, reflect, inter alia, the U.S. subsidiary’s liability in respect of the suspended plan.

c.

The Swiss and German subsidiaries have a liability for payment of pension to employees in Switzerland and Germany under a defined benefit plan. The said liabilities have been transferred to these subsidiaries as part of the acquisition of subsidiaries in 2003 and 2007, respectively. The subsidiaries make contributions to pension plans in respect of these liabilities. The amount of the liability for pension (net) in the balance sheet reflects the difference between the liability for pension payments and the assets of the pension fund.

d.

The Company’s severance pay liability in respect of Israeli employees who are covered for that purpose under Section 14 of the Severance Pay Law is covered by regular contributions to defined contribution plans. The amounts funded as above are not reflected in the consolidated statement of financial position.

e.	Amounts charged to the income statement in respect of defined benefit plan in 2017, 2016 and 2015 are $2,351 thousand, $2,493 thousand and $2,468 thousand, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10—RETIREMENT BENEFIT OBLIGATION (continued):

Changes in net liability (asset):

	Present value of obligation	Fair value of plan assets	Net liability (asset)
	US dollars in thousands
Balance as of January 1, 2017	63,739	(28,699)	35,040

Current service cost	2,351	—	2,351
Interest expenses (income)	733	(295)	438
Past service cost	(1,837)	—	(1,837)

	1,247	(295)	952

Remeasurements of the net liability (asset):
Return on plan assets, excluding amounts included in interest expense (income)	—	(1,655)	(1,655)
Loss (gain) from change in demographic assumptions	8	—	8
Loss (gain) from change in financial assumptions	(787)	—	(787)
Loss (gain) from experience adjustments	(1,012)	—	(1,012)

	(1,791)	(1,655)	(3,446)

Financial statements translation gains and losses	4,374	(1,345)	3,029
Acquisition of subsidiaries
Employer’s contributions	745	(1,706)	(961)
Benefit payments	(3,136)	2,528	(608)

Balance as of December 31, 2017	65,178	(31,172)	34,006

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10—RETIREMENT BENEFIT OBLIGATION (continued):

	Present value of obligation	Fair value of plan assets	Net liability (asset)
	US dollars in thousands
Balance as of January 1, 2016	61,499	(29,279)	32,220

Current service cost	2,493	—	2,493
Interest expenses (income)	788	(303)	485
Other	63	—	63

	3,344	(303)	3,041

Remeasurements of the net liability (asset):
Return on plan assets, excluding amounts included in interest expense (income)	—	(358)	(358)
Loss (gain) from change in demographic assumptions	(980)	—	(980)
Loss (gain) from change in financial assumptions	1,179	—	1,179
Loss (gain) from experience adjustments	(1,200)	—	(1,200)

	(1,001)	(358)	(1,359)

Financial statements translation gains and losses	(1,757)	709	(1,048)
Acquisition of subsidiaries	3,855	—	3,855
Employer’s contributions	835	(2,128)	(1,293)
Benefit payments	(3,036)	2,661	(375)

Balance as of December 31, 2016	63,739	(28,698)	35,041

The following amounts were recognized in the statement of financial position in relation to post-employment defined benefit plans:

	December 31
	2017	2016
	U.S. dollars in thousands
Present value of obligations arising from fully or partially funded plans	65,178	63,739
Fair value of plan assets	(31,172)	(28,698)

Balance of liability recognized in the statement of financial position	34,006	35,041

Amounts recognized in the statement of financial position for post-employment defined benefit plans are predominantly non-current and are reported as non-current liabilities.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10—RETIREMENT BENEFIT OBLIGATION (continued):

The Group operates defined benefit schemes in several countries for which the actuarial assumptions vary based on local economic and social conditions. The assumptions used in the actuarial valuations of the defined benefit plans, were as follows:

	U.S.A.			Germany and Austria			Switzerland
	2017	2016	2015	2017	2016	2015	2017	2016	2015
Discount rates	3.55%	3.55%	3.55%	1.75%	1.67%	2.3%	0.8%	0.7%	0.75%
Projected salary growth rate	—	—	—	1.5%	1.17%	1.17%	1.5%	1.5%	1.5%

The sensitivity of the defined benefit obligation to changes in the weighted principal assumptions, assuming all other assumptions remained unchanged, and which were reasonably possible at the end of the reported period is:

Increase (decrease) in defined benefit obligation
December 31, 2017
US dollars in thousands
Discount rate:
1% increase	(9,259)
1% decrease	12,042
Salary growth rate:
1% increase	2,236
1% decrease	(1,813)

The assumptions concerning future mortality are based on public mortality tables.

Plan assets

The plan assets are composed as follows:

	2017	2016
	US dollars in thousands
Government bonds	2,425	2,419
Real estate held abroad	3,122	2,847
Qualifying insurance policies	963	960
Cash and cash equivalents	21,941	19,994
Other	2,721	2,478

Total	31,172	28,698

NOTE 11—COMMITMENTS AND CONTINGENT LIABILITIES

a.	Commitments:

1)	Lease Commitments:

Some of the premises, warehouses, sites and vehicles in the U.K., Germany, Belgium and Israel in the possession of the Group are rented under various operating lease agreements. The lease agreements for the premises will expire on various dates between 2018 and 2022.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11—COMMITMENTS AND CONTINGENT LIABILITIES (continued):

Minimum lease commitments of the Group under the above leases, at rates in effect on December 31, 2017, are as follows:

$ in thousands
Year ending December 31:
2018	11,165
2019	8,885
2020	7,381
2021	6,816
2022	7,845
2023	4,436

46,528

Rental expenses totaled $11,251 thousand, $10,148 thousand and $8,657 thousand, in the years ended December 31, 2017, 2016 and 2015, respectively.

2)	Royalty Commitments:

Frutarom Ltd. is committed to pay royalties to the Government of Israel on proceeds from sales of products that were developed with partially funded by Israeli government grants. Under the terms of those grants, the Company is required to pay royalties of 3%-5% on sales of products developed from a project so funded, up to 100% of the amount of the grant received by Frutarom Ltd., linked to the dollar (as from January 1, 1999 – with the addition of annual interest at LIBOR).

The maximum royalty payable by Frutarom Ltd. at December 31, 2017 is $2,044 thousand. The Company has not recorded liability for these royalties due to low likelihood of payment.

In 2017 and 2016, Frutarom Ltd. Has not received Chief Scientist grants.

b.	Contingent Liabilities:

The subsidiaries of the Group are not a party to legal procedures in the ordinary course of business, which in the opinion of Group’s management, may have material impact on the Group’s financial position.

NOTE 12—EQUITY:

a.	Share Capital:

1)	Composed of ordinary shares of NIS 1 par value, as follows:

	Number of shares in thousands and the amount thereof, denominated in NIS
	December 31
	2017	2016
Authorized	100,000	100,000

Issued and paid up	59,655	59,335

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—EQUITY (continued):

The Company listed shares are quoted on TASE at NIS 320.5 ($92.44) per share as of December 31, 2017. The global depository receipts (GDRs) representing the Company’s shares are listed on LSE.

2)

Ordinary Company shares of NIS 1 par value, are held by the Company and included within the issued and paid up share capital, which constitute 0.2% (142,633 shares) and 0.4% (235,907 shares) of the balance of ordinary issued and paid up shares of this type as of December 31, 2017 and 2016, respectively.

The purchase cost of those shares was deducted from equity within “cost of treasury shares” balance. The shares are held as “treasury shares”.

b.	Employee Shares and Option Plans for Senior Employees of Subsidiaries:

1)

Commencing in 2003 and on a semi-annual basis, the Board of Directors resolves to allot options to senior managers and other senior employees based on the recommendations of the remuneration committee. In accordance with the Board of Directors’ resolution, and taking into consideration the number of shares available to the Company for the purpose of allotment of options, the Company acquires Company shares in the Stock Exchange and grants the options against those shares.

Commencing in 2012, the options are granted in accordance with the 2012 option plan (“plan 2012”). The options are exercisable in three equal batches at every year-end in the 3 years from date of grant. The Board of Directors has the exclusive right to declare the exercise of the options at an earlier date, and with regards to senior office holders – in accordance with compensation policy, in extraordinary cases and under comprehensive consideration.

The exercise price of the option granted in accordance with the said plans, as determined by the Board of Directors equals a third of the average purchase price paid by the Company for those shares. Options granted under this plan expire at the end of 6 years from date of grant. All tax liabilities arising from grant of options and/or from exercise thereof apply to the employee. The number of shares granted when exercising each option, as well as the exercise price are adjusted in accordance with the changes in the Company’s share capital, including splits of shares, consolidation of shares, dividend distributed in shares and/or creation of new types of shares. This is excluding a number of exceptions where the employment relationship between the Company and an employee is terminated; and in such cases, the employee is entitled to exercise all options exercisable at the date of termination of employment relationship within 90 days from the said date. The remaining unexercised options granted to the employee expire. Options that are not exercisable at the time of termination of the employment relationship expire immediately upon termination of the relationship as above.

Commencing in 2013, the grant of options in accordance with plan 2012 to the Company’s president and CEO (“CEO”) is included in the equity component of the annual bonus; (for details regarding the compensation policy for the CEO, see Company’s report dated June 27, 2013 (reference 2013-01-076263)). Commencing in 2014, and in accordance with plan 2012 to all senior office holders including the Company’s president and CEO is included in the equity component of the annual bonus; (for details regarding the compensation policy that was approved, see the Company’s report dated December 29, 2013 (reference 2013-01-111694)).

The fair value of the options granted in 2012-2017, is based on the following assumptions: expected dividend yield of 0.35%-0.44%, expected standard deviation of 16.94%-25.63%;

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—EQUITY (continued):

risk-free interest rate of 0.67%-3.26% (based on the expected term of the option until exercise): two years in respect of the first batch, three years in respect of the second batch and four years in respect of the third batch.

The 2012 plan is managed in compliance with the provisions in Section 102 to the Israel Income Tax Ordinance. In accordance with the tax alternative chosen by the Company and pursuant to the terms thereof, the company is allowed to deduct the work income component credited to employees, and is not entitled to claim the amounts credited to employees as equity benefits.

2)	The following is information on unexercised employee options granted under the 2012 plans as of December 31, 2017:

Year of grant	Number of vested options	Number of unvested options	Exercise price ($)
2012	8,178	—	3.46-3.50
2013	21,030	—	4.79-5.80
2014	20,613	—	8.27-8.68
2015	17,957	12,679	13.90-14.18
2016	11,234	23,338	19.00-19.21
2017	—	27,347	19.87-26.44

	79,012	63,364

As of December 31, 2017, the remaining amount of compensation, computed as the excess or the fair value of the said options granted to employees over the exercise price at the date of grant not yet recorded as expenses in the income statements is approximately $815 thousand. The said remaining compensation will be accelerated and charged to income over the remaining vesting period.

As to options granted to the President of the Company—Note 22.a.2.

The changes in the number of outstanding options and their related weighted average exercise prices are as follows:

	2017		2016		2015
	Average exercise price in U.S. $ per share	Options	Average exercise price in U.S. $ per share	Options	Average exercise price in U.S. $ per share	Options
Outstanding at January 1	8.25	234,858	4.54	282,132	4.37	314,340
Granted	22.65	27,347	17.22	36,462	12.47	43,171
Forfeited	7.89	(3,402)	8.65	(7,437)	6.06	(16,805)
Exercised	5.42	(116,427)	3.51	(76,299)	3.55	(58,574)

Balance at December 31	14.23	142,376	8.25	234,858	4.54	282,132

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—EQUITY (continued):

The following table summarizes information about exercise price and the contractual terms of options outstanding at December 31, 2017:

Share rights outstanding			Share rights exercisable
Exercise price	Number outstanding at December 31, 2017	Weighted average of remaining contractual life	Weighted average of exercise price	Number exercisable at December 31, 2017	Weighted average of remaining contractual life
$		Years	$		Years
3.15	2,211	0.25	3.15	2,211	0.25
3.12	5,967	0.75	3.12	5,967	0.75
4.32	11,207	1.25	4.32	11,207	1.25
5.23	9,823	1.75	5.23	9,823	1.75
7.46	6,729	2.25	7.46	6,729	2.25
7.83	13,884	2.75	7.83	13,884	2.75
12.53	11,786	3.25	12.53	5,574	3.25
12.79	18,850	3.75	12.79	12,383	3.75
17.13	17,273	4.25	17.13	5,569	4.25
17.32	17,299	4.75	17.32	5,665	4.75
19.87	15,794	5.25	19.87	—	5.25
26.44	11,553	5.75	26.44	—	5.75

	142,376			79,012

3)	On 15 July 2010, the Company’s Board of Directors approved a plan to grant options to senior managers (“the 2010 plan”).

The options granted under this plan are exercisable in three equal batches at the end of each year commencing in the end of the second year from date of grant thereof. The Board of Directors has the exclusive authority to declare the exercise of the options at an earlier date. Options granted under these plans expire within six years from date of grant. All tax liabilities arising from grant of options and/or from exercise thereof apply to the employee.

The number of shares granted with exercising each option, as well as the exercise price are adjusted in accordance with the changes in the Company’s share capital, including splits of shares, consolidation of shares, dividend distributed in shares and/or creation of new types of shares. This is excluding a number of exceptions where the employment relationship between the Company and an employee is terminated; and in such cases the employee is entitled to exercise all options exercisable at the date of termination of employment relationship within 90 days from the said date. The remaining unexercised options granted to the employee expire. Options that are not exercisable at the time of termination of the employment relationship expire immediately upon termination of the relationship as above. As of this date, every two years, the Board decides on allocation of options to the management and senior employees, based on the recommendation of the compensation committee.

The exercise prices of the options under 2010 plan granted in 2012 are based on the average closing prices of the ten consecutive trading days prior to a Board’s resolution on such allocation. According to the Company’s compensation committee approved on January 14, 2014 by the general meeting of the Company’s shareholders, the exercise prices of any future allocation of options under the 2010 plan shall not be less than the average closing rate of the Company shares in the 30 days preceding the Company’s Board of Directors’ resolution regarding grant of options, plus 5%. The exercise price of

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—EQUITY (continued):

options granted in 2014 and 2016 is based on the compensation policy (applies to all offerees and not only to offerees who are subject to the compensation policy).

The fair value of the options at date of grant—computed using the binomial model in respect to grants made in 2014 and 2016. This value is based on the following assumptions: adjusted standard deviation of 23%-30% per year, risk-free interest rate of 0.13%-1.96% and termination rate (prior to end of the vesting period) of 11.1%-13.5%. This rate is based on a sample of the changes in employment status and rank over several years prior to the grant.

As to the fair value of the options granted to President—see note 22.a.2.

The 2010 plan is managed in compliance with the provisions in Section 102 to the Israel Income Tax Ordinance.

The Group creates deferred taxes for equity grants that are in the scope of IFRS 2 “Share Based Payment” in accordance with the proportionate part of the estimated amount deductible for tax purposes by the Group at date of exercise of benefit by the employee and in respect of which work services were provided by the employee through the date of the statement of financial position (i.e., the estimated overall amount deductible for tax purposes divided by the overall vesting period and multiplied by the vesting period that has elapsed through the date of the statement of financial position). The said deferred taxes are recognized in the income statement.

c.	Dividend and Retained Earnings

1)

The amounts of dividend paid presented in the statement of changes in shareholders’ equity are net the share of Group companies holding Company shares (Note 2n). The dividend on shares held by Group companies share is $20 thousand, $28 thousand and $29 thousand in 2017, 2016 and 2015, respectively.

In determining the amount of retained earnings available for distribution as a dividend, the Companies Law stipulates that the cost of the Company’s shares acquired by Group companies (that are presented as a separate item on the statement of changes in shareholders’ equity) has to be deducted from the amount of retained earnings presented within equity.

2)

In its meeting on March 19, 2018, the Company’s Board of Directors resolved to distribute a NIS 0.50 per share final cash dividend out of retained earnings as of December 31, 2017 , totaling to $8,604 thousand (NIS 29,840 thousand). Frutarom Ltd. does not intend to distribute dividend out of tax-exempt income arising from “approved enterprise”, as explained in Note 13c.

3)

The dividend paid in 2017 and 2016 amounted to $7,234 thousand (NIS 0.44 per share) and $6,380 thousand (NIS 0.41 per share). The dividend in respect of the year ended December 31, 2017 at NIS 0.50 per share and totaling $8,604 thousand was discussed in the Company’s Board of Directors, as aforementioned above.

NOTE 13—TAXES ON INCOME:

a.	Corporate tax in Israel

1)

The Israeli companies of the Group are recognized as foreign-investor companies, and accordingly have elected to keep their books and records in dollars for tax purposes, as permitted under the Income Tax Regulations (Principles for the Bookkeeping of Foreign Invested Companies and of Certain Partnerships and the Determination of Their Taxable Income), 1986.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

2)	Tax rates

The income of the Company and its Israeli subsidiaries (except for income of “approved enterprises” or “benefited enterprises”, see c. below) is liable to normal corporate tax rate.

The Law for Change of National Priorities (Legislative Amendments for the Achievement of Fiscal Objectives for 2013 and 2014), 2013, which was published in the official gazette on August 5, 2013, enacted, among other things, that the corporate tax rate will be 26.5% in 2014 and thereafter (as to the increase of tax rates on income of preferred enterprises under the Encouragement of Capital Investment Law, 1959, see c. below).

In January 2016, the Law for the Amendment of the Income Tax Ordinance (No. 216) was published, enacting a reduction of corporate tax rate beginning in 2016 and thereafter, from 26.5% to 25%.

In December 2016, the Economic Efficiency Law (Legislative Amendments for Implementing the Economic Policy for the 2017 and 2018 Budget Year), 2016 was published, introducing a gradual reduction in corporate tax rate from 25% to 23%. However, the law also included a temporary provision setting the corporate tax rate in 2017 at 24%. As a result, the corporate tax rate will be 24% in 2017 and 23% in 2018 and thereafter.

As a result of lowering tax rates as above (including the reduction of tax rates on the income of a preferred enterprise, as indicated in b. below), no material change have taken place in deferred tax assets/liabilities of the Group.

Capital gains of the Company are liable to the corporate tax rate beginning in the tax year.

b.	Subsidiaries outside Israel

Subsidiaries that are incorporated outside of Israel are assessed for tax under the tax laws in their countries of residence. The principal tax rates applicable to subsidiaries outside Israel are as follows:

Companies incorporated in the USA—tax rate of 36%-42% (Commencing 2018 21%-27%)

Companies incorporated in Germany—tax rate of 30%

Company incorporated in Belgium—tax rate of 34%

Company incorporated in Italy—tax rate of 31.4%

Companies incorporated in the UK—tax rate of 19% (April 2016 through March 2017 tax rate of 20%; commencing April 2017—tax rate of 19%)

Company incorporated in the Switzerland—tax rate of 22%

Company incorporated in Slovenia—tax rate of 19%

Companies incorporated in China—tax rate of 25%

Companies incorporated in Brazil—tax rate of 34%

Company incorporated in South Africa—tax rate of 28%

Companies incorporated in Russia—tax rate of 20%

Companies incorporated in Guatemala—tax rate of 7% of revenues

Company incorporated in the Peru—tax rate of 29.5%

Company incorporated in Canada—tax rate of 26.5%

Companies incorporated in Spain—tax rate of 25%

Companies incorporated in Austria—tax rate of 25%

Companies incorporated in Mexico—tax rate of 30%

Companies incorporated in India—tax rate of 34%

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

c.	Encouragement Laws in Israel

1)	Tax benefits under the Israeli Law for the Encouragement of Capital Investments, 1959 (hereinafter—the Law)

Under the law, including Amendment No. 60 to the law that was published in April 2005, by virtue of the “approved enterprise” or “benefited enterprise” status granted to certain enterprises of the Company, and by virtue of the “Foreign Investor Company” status it was granted, Frutarom Ltd. is entitled to various tax benefits.

2)	Amendment to the Israel Capital Investment Encouragement Law, 1959

The Economic Policy Law for 2011 and 2012 (Legislation Amendments), 2011, which was approved by the Knesset (the Israeli Parliament) on December 29, 2010 includes an amendment to the Israel Capital Investments Encouragement Law, 1959 (hereinafter—the amendment). The amendment became effective on January 1, 2011.

The amendment sets out new benefit programs to replace those previously provided by the Encouragement of Capital Investment Law, 1959 (hereinafter—the Law) prior to the amendment, as follows: a grants program for entities in Development Area A, and two new tax benefit programs (‘preferred enterprise’ and ‘special preferred enterprise’), which mainly provide a uniform tax rate on the entire preferred income of an entity, as the term preferred income is defined in the Law.

In December 2016, the Economic Efficiency Law (Legislative Amendments for Implementing the Economic Policy for the 2017 and 2018 Budget Year), 2016 was published, introducing two new benefit tracks for the hi-tech industry: “preferred technology enterprise” and “special preferred technology enterprise”.

Frutarom Ltd elected to be governed by the amendment to the Law beginning in 2011, and to take advantage of tax benefits under the “preferred enterprise” track.

According to the Law for Change of National Priorities (Legislative Amendments for Achieving the Budgetary Objectives for 2013-2014), 2013, which was published in the Israeli government official gazette on August 5, 2013 (see a(2) above), the tax rate applicable to preferred income in 2014 and thereafter is as follows: the tax rate applicable to income of companies whose enterprises are located in Development Zone A will be 9% and the tax rate imposed on companies whose enterprises are located other than in Development Zone A will be 16%. As part of the Economic Efficiency Law (Legislative Amendments for Implementing the Economic Policy for the 2017 and 2018 Budget Year), 2016, which was published in December 2016, the tax rate applicable to preferred income of companies whose enterprises are located in Development Zone A will be 7.5% in 2017 and thereafter.

Until the 2010 tax year, the Company took advantage of tax benefits under the Encouragement of Capital Investments prior to its amendment, under which, income of the Company attributable to “preferred enterprises” or “benefited enterprises” it owns were subject to reduced tax rates/tax exemption during the benefits period set by the Law.

In the event of cash dividend distribution from the exempted income, the companies will be liable to pay tax on the grossed-up amount of distributed dividend, according to the tax rate that would have applied to the income in the year it was earned had no exemption been applicable.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

3)	The Law for the Encouragement of Industry (Taxation), 1969:

a.

Frutarom Ltd. is an “industrial company” as defined by this law. As such, Frutarom Ltd. is entitled to claim amortization over 8 years of acquired product formulas, as well as depreciation at increased rates for equipment used in industrial activity as stipulated by regulations published under the inflationary adjustments law, and have done so.

b.

The Company and Frutarom Ltd. file a consolidated tax return in accordance with the Law for the Encouragement of Industry. Accordingly, each company is entitled to set-off its tax losses (created commencing the year in which consolidated reporting for tax purposes began) against the taxable income of the other company, subject to certain restrictions.

d.	Deferred Income Taxes

1)	Composition of deferred taxes as of dates of statement of financial position and changes therein in those years are as follows:

		Provisions for employee rights
	Depreciable fixed assets	Severance pay	Vacation and recreation pay	Inventories	Other	Depreciable intangibles	In respect of Carry forward tax losses	Total
	U.S. dollars in thousands
Balance at January 1, 2016	16,074	(5,905)	(190)	(1,947)	(1,355)	37,041	(6,231)	37,487
Changes in 2016:
Additional taxes as a result of acquisition of subsidiaries	(278)	(72)	—	(167)	(61)	17,429	—	16,851
Changes in the excess of cost of acquisition	—	—	—	—	—	—	—	—
Gains and losses from translation of foreign currency financial statements of subsidiaries	(198)	202	—	(132)	(417)	(582)	(99)	(1,226)
Recognized directly in equity	—	238	—	—	973	—	—	1,211
Amounts recognized in income statement	(1,839)	(581)	(6)	184	(1,030)	(786)	(3,595)	(7,653)

Balance at December 31, 2016	13,759	(6,118)	(196)	(2,062)	(1,890)	53,102	(9,925)	46,670

Changes in 2017:
Additional taxes as a result of acquisition of subsidiaries	—	—	—	—	(12)	12,386	(320)	12,054
Changes in the excess of cost of acquisition	—	—	—	—	—	(1,538)	—	(1,538)
Gains and losses from translation of foreign currency financial statements of subsidiaries	603	(470)	—	64	155	4,114	209	4,675
Recognized directly in equity	—	730	—	—	512	—	—	1,242
Amounts recognized in income statement	(1,977)	1,248	(53)	466	(263)	(7,720)	(384)	(8,683)

Balance at December 31, 2017	12,385	(4,610)	(249)	(1,532)	(1,498)	60,344	(10,420)	54,420

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

2)	Deferred taxes are presented in the statements of financial position as follows:

	December 31
	2017	2016
	U.S. dollars in thousands
Among non-current assets	3,886	3,477
Among non-current liabilities	(58,306)	(50,147)

	(54,420)	(46,670)

3)

The deferred taxes in respect of Group activities in Israel are computed based on a tax rate of 12.0%. This rate is an average, taking into account the tax rates applicable to income from Frutarom Ltd.’s preferred enterprises (in accordance with the amendment to the law, see also note 13c.2).

Deferred taxes of foreign subsidiaries not in Israel are computed at the tax rates applicable to these companies (see b above).

e.	Taxes on Income Included in The Income Statements for the Presented Periods:

1)	As follows:

	2017	2016	2015
	U.S. dollars in thousands
Current taxes:
For the reported year’s income	42,521	34,815	24,836
Adjustments in respect of previous years	958	(1,816)	(2,466)

	43,479	32,999	22,370
Deferred taxes:
Creation and reversal of deferred taxes	(8,682)	(7,653)	(398)

Total	34,797	25,346	21,972

Current taxes are computed in accordance with the statutory tax rates of Group entities around the world (see above) and in accordance with relevant tax benefits in each country.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

2)	Following is a reconciliation of the theoretical tax expense, assuming all income is taxed at the regular tax rates applicable to companies in Israel (Note 13c above) and the actual tax expense:

	2017	2016	2015
	U.S. dollars in thousands
Income before taxes on income, as reported in the income statements	186,360	136,415	118,057

Theoretical tax expense in respect of this income—at 24% (2016 – 25.0%; 2015 – 26.5%)	44,726	34,104	31,285
Less—tax benefit arising from approved enterprise/benefited enterprise status	(1,459)	(1,249)	(1,698)
Increase in taxes resulting from different tax rates applicable to foreign subsidiaries	(1,946)	(2,645)	(3,667)
Decrease in taxes arising from computation of deferred taxes at a rate different than theoretical rate	(944)	(2,114)	(2,530)
Increase (decrease) in deferred taxes as a result of future changes in the tax rates	(4,272)	—	(208)
Increase (decrease) in taxes arising from permanent differences—disallowable expenses (income)	(2,607)	27	1,110
Capital gains	152	—	—
Decrease in taxes resulting from utilization, in the reported year, of carry forward tax losses and other expenses for which deferred taxes were not created (net of increase in taxes in respect of tax losses incurred in the reported year for which deferred taxes were not created)	—	(728)	(50)
Other	191	(233)	196

Taxes on income for the reported year	33,841	27,162	24,438

f.	Tax Assessments

The Company and its Israeli subsidiaries have received final tax assessments through the 2009 tax year.

g.	Effect of adoption of IFRS in Israel on tax liability

As mentioned in Note 2a, the Group prepares its financial statements in accordance with IFRS.

As also indicated in the said note, IFRS id different from Generally Accepted Accounting Principles in Israel (Israeli GAAP) and accordingly, preparation of financial statements in accordance with IFRS may reflect a financial position, results of operations and cash flows that are materially different from the ones presented in financial statements presented in accordance with accounting principles generally accepted in Israel.

In accordance with the Law for the Amendment of the Income Tax Ordinance (No. 174—Temporary Provisions for Tax Years 2007, 2008 and 2009), 2010 that was passed in the Knesset on January 25, 2010 and published in the official gazette on February, 4, 2010 (hereafter—the amendment to the ordinance), Accounting Standard No. 29 that was issued by the Israel Accounting Standard Board would not be used for determining the taxable income for tax purposes in respect of tax years 2007-2011; this would be the case even if the said accounting standard was applied for the said tax years in the financial statements.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

The meaning of the amendment to the ordinance is that IFRS would actually not be used in computation of the taxable income for the said tax years.

On October 31, 2011, the Government of Israel published a law memorandum in connection with the amendment to the Income Tax Ordinance (hereafter—the law memorandum) resulting from application of IFRS in the financial statements. The law memorandum adopts IFRS in principle. Nevertheless, the law memorandum suggests making several amendments to the Income Tax Ordinance, which will serve to clarify and determine the manner of computation of taxable income for tax purposes in cases where the manner of computation is not clear and IFRS do not correspond with the tax principles applied in Israel. At the same time, the law memorandum generally adopts IFRS. The legislation procedures relating to the law memorandum have not yet been completed and it is doubtful whether they will be completed in the near future.

Since the legislative proceedings relating to the law memorandum have not yet been completed, the Company estimates that the term of the temporary provision for 2007 to 2013 will be extended to 2014-2017 as well. Therefore, the Group’s management expects that, at this stage, the new legislation will not apply to tax years preceding 2018.

h.	US tax reform

On December 22, 2017, the President of the United States signed into law a legislation that overhauls the US tax system (“the reform”). The reform introduced significant changes to US tax law, including several provisions that are expected to have impact on the tax liability of the Company in the US.

The following are provisions in the reform that are relevant to the Company:

a)	US federal corporate tax rate was cut from 35% to 21%, effective January 1, 2018.

b)	Deduction of net operating losses is limited to 80% of taxable income.

c)

Interest expenses—According to the new legislation, in 2018 through 2021, interest expense deductions are capped at 30% of EBITDA. After 2021, companies will no longer be able to deduct interest expenses that are 30% of their EBIT. Any non-deductible amount can be carried forward based on the same mechanism and without time limit.

d)

Bonus depreciation—the reform includes a provision allowing companies to immediately write off expense of certain types of property acquired and placed in service between September 27, 2017 and January 1, 2028.

The impact on the financial statements of the Company as of December 31, 2017 and for the year then ended, as a result of the reform becoming effective, is as follows:

Deferred tax liabilities were reduced by $4,249 thousand due to the tax rate reduction, which was recognized against deferred tax income in profit or loss.

NOTE 14—LIABILITIES SECURED BY PLEDGES AND RESTRICTIONS PLACED IN RESPECT OF LIABILITIES:

a.

To secure short-term borrowings and long-term loans received by a US subsidiary, this subsidiary recorded a negative pledge on its assets. Additional obligation for negative pledge on its assets carried out by a subsidiary in Israel.

b.	To secure long-term loans and other services received by subsidiaries in Israel and the UK, the subsidiary in Israel and the subsidiary in the UK recorded a negative pledge on their assets.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14—LIABILITIES SECURED BY PLEDGES AND RESTRICTIONS PLACED IN RESPECT OF LIABILITIES (continued):

c.	To secure long-term loans from financial institutions received by subsidiaries in Switzerland and Spain, these subsidiaries recorded a negative pledge on their assets.

d.	To secure a long-term loan extended by local and international banks and financial institutions, the Group has undertaken upon itself to meet the following financial covenants:

1)	The amount representing the Group’s equity would not be lower than $375 million at any given time. As of December 31, 2017, the Group’s equity was $879 million.

2)	The amount representing the Group’s equity would not be lower than 25% of total assets. As of December 31, 2017, the Company’s equity was 45% of total net assets.

3)

The ratio between total financial liabilities of the Group and its pre-tax pro-forma operating profit from operating activities plus depreciation and amortization may not exceed 4.0 as of December 31, 2017. As of December 31, 2017, the above ratio is 1.85.

e.	The Company has undertaken upon itself to meet restrictions regarding dividend distribution. The Company would be allowed to distribute dividends as follows:

1)	Up to 50% of the retained earnings accumulated through December 31, 2011; based on the retained earnings balance recorded in the Company’s balance sheet as of December 31, 2011.

2)

Up to 50% of the Company’s net income for each calendar year based on the net income information recorded in the Company’s income statement for the calendar year during which the said income was accumulated.

As mentioned above, as of December 31, 2017, the Group is in compliance with those covenants.

NOTE 15—INVESTMENTS IN ASSOCIATES:

a.	Composition:

	December 31 2017					December 31 2016
	Cost	Company’s share of earnings (losses) of associates	Total	Translation gains and losses	Total	Total
	U.S. dollars in thousands
Associates	76,879	265	77,144	397	77,541	27,976

b.

The following is information about associates of the Company, as of December 31, 2017. Those associates are accounted for using the equity method. Their share capital is composed of ordinary shares only. The rate of voting rights of the Company in the associates is identical to its interest in their ordinary shares.

The nature of investment in material associates in 2017:

Name of Company	Country of registration	Company’s equity and voting rights
Wiberg Corporation	Canada	50%
Algalo	Israel	50%
Enzymotec	Israel	18.75%

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 15—INVESTMENTS IN ASSOCIATES (continued):

1)	Wiberg and Algalo are private companies and their share prices are not quoted.

2)	During the year, the Company completed a $42 million investment in 18.75% of the share capital of Enzymotec Ltd, a Company listed on NASDAQ.

On October 28, 2017, the Company engaged by way of reverse triangular merger with Enzymotec, and following that merger transaction, the Company acquired the remaining shares of Enzymotec. Merger closing was subject to conditions precedent and approval of the merger agreement by the meeting of shareholders of Enzymotec. The meeting of shareholders approved the merger agreement on December 11, 2017. Following that approval by the meeting of shareholders, and given the right of the Company to appoint directors, the Company obtained significant influence, and therefore, this investment, at $52 million, was accounted for using the equity method. Accordingly, a capital fund amounted $9.9 million, which was recognized before in other comprehensive income was released to profit and loss in “Other expenses—net”. The conditions precedent for the deal were satisfied on January 11, 2018. Accordingly, after balance sheet date, the acquisition closed and Enzymotec became a wholly-owned subsidiary of the Company.

NOTE 16—ACCOUNTS RECEIVABLE:

	December 31
	2017	2016
	U.S. dollars in thousands
a. Trade—composed as follows:
Open accounts	246,303	197,497
Checks collectible	1,740	2,609

	248,043	200,106

The item includes—provision for doubtful accounts	7,873	6,709

As of December 31, 2017, certain trade receivable balances—at $47,376 thousand (2016—$31,977 thousand) are overdue for up to 120 days after date in which payment was due. A provision for impairment of accounts receivable of $214 thousand (2016—$79 thousand) was made in respect of those balances.

Those balances include the accounts of a large number of customers, in respect of which the Company has not encountered lately any collection problems. The carrying amount of accounts receivable is a reasonable approximation of their fair value since the effect of discounting is immaterial.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 16—ACCOUNTS RECEIVABLE (continued):

The aging analysis of these trade receivables balances is as follows:

	December 31
	2017	2016
	U.S. dollars in thousands
Through 90 days	44,313	29,287
90 to 120 days	3,063	2,690

	47,376	31,977
Provision for impairment of accounts receivable	(214)	(79)

	47,162	31,898

As of December 31, 2017, the Company made a provision for impairment of accounts receivable in respect of overdue balances for more than 120 days totaling $10,463 thousand (2016 – $8,256 thousand). The amount of the provision as of December 31, 2017 was $7,636 thousand (2016 – $6,530 thousand).

The aging of the said balances is presented below:

	December 31
	2017	2016
	U.S. dollars in thousands
120 days to 1 year	3,742	3,491
Over 1 year	6,721	4,765

	10,463	8,256
Provision for impairment of receivables	(7,636)	(6,530)

	2,827	1,726

Amounts charged to the provision for impairment of accounts receivable or released therefrom were included among “selling, marketing, research and development expenses” in the income statement (see note 21b).

	December 31
	2017	2016
	U.S. dollars in thousands
b. Other:
Employees and institutions	1,690	491
Government institutions	18,880	19,927
Sundry	3,077	9,470

	23,647	29,888

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 17—INVENTORIES

	December 31
	2017	2016
	U.S. dollars in thousands
Raw materials and supplies	143,748	117,916
Products in process	22,518	16,827
Finished products	133,568	115,297

	299,834	250,040
Inventories for commercial operations—purchased products	9,057	10,911

	308,891	260,951

NOTE 18—OTHER

	December 31
	2017	2016
	U.S. dollars in thousands
Long-term deposits	3,393	2,474
Sundry	206	212

	3,599	2,686

NOTE 19—CASH AND CASH EQUIVALENTS:

Classified by currency , cash and cash equivalents are as follows:

	December 31
	2017	2016
	U.S. dollars in thousands
US Dollars	20,950	20,290
UK Pound	12,026	5,972
Euro	36,332	55,181
Swiss Franc	3,186	3,731
Yuan	5,069	3,726
NIS	858	97
Guatemalan Quetzal	1,832	741
Peruvian Sol	5,457	2,019
Brazilian Real	6,396	848
Ruble	7,321	13,046
Canadian Dollar	1,392	938
New Zealand Dollar	1,755	1,109
Polish Zloty	6,619	1,853
Mexican Peso	2,161	725
South African Rand	1,100	516
Other	5,760	2,736

	118,214	113,528

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 20—ACCOUNTS PAYABLE:

	December 31
	2017	2016
	U.S. dollars in thousands
a. Trade:
Open accounts	98,813	81,630

b. Other:
Payroll and related expenses	30,097	27,422
Government institutions	41,750	28,582
Provision for commissions and discounts	6,591	4,143
Accrued expenses	19,118	12,242
Contingent consideration in respect of acquisition of subsidiaries	34,300	30,069
Sundry	8,704	7,149

	140,560	109,607

The carrying amount of accounts payable is a reasonable approximation of their fair value since the effect of discounting is immaterial.

NOTE 21—INCOME STATEMENT ANALYSIS:

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
a. Cost of Sales:
Industrial operations:
Materials consumed	614,677	496,729	362,402
Payroll and related expenses	98,583	87,541	66,125
Depreciation and amortization	17,970	15,838	13,182
Other production expenses	53,399	49,206	41,265

	784,629	649,314	482,974
Decrease (increase) in work in process and finished products inventories	(18,530)	1,345	(11,326)

	766,099	650,659	471,648
Commercial operations—cost of products sold	71,172	58,829	63,089

	837,271	709,488	534,737

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 21—INCOME STATEMENT ANALYSIS (continued):

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
b. Selling, Marketing, Research and Development
Expenses—net:
Payroll and related expenses	104,637	97,707	71,925
Transportation and shipping	27,243	23,785	18,849
Marketing commissions	24,081	16,957	11,788
Doubtful accounts	2,093	813	506
Depreciation and amortization	24,431	21,041	13,990
Travel and entertainment	17,300	17,014	11,105
Office rent and maintenance	6,660	6,254	5,787
Other	13,569	12,430	7,287

	220,014	196,001	141,237

The item includes expenses for product development and research activities, net*	50,977	44,372	37,200

* Net of participation from government agencies and others	180	204	219

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
c. General and Administrative Expenses:
Payroll and related expenses	55,218	47,569	37,685
Depreciation and amortization	4,396	6,236	5,754
Professional fees	7,401	6,866	4,760
Rent and office maintenance	4,106	3,889	3,177
Computer and communications	6,191	4,935	3,864
Travel and entertainment	2,851	2,529	2,078
Other	11,992	9,613	6,424

	92,155	81,637	63,742

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 21—INCOME STATEMENT ANALYSIS (continued):

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
d. Other Expenses (Income)—net:
Capital loss on disposal of property, plant and equipment	966	(4,003)	(250)
Expenses relating to acquisition of subsidiaries	1,559	2,689	2,049
Net impact of Enzymotec acquisition*	(2,250)	—	—
Expenses for site shutdown	1,926	13,680	754
Other	1,191	(594)	273

	3,392	11,772	2,826

*	Release of capital fund due to available-for-sale asset net of reorganization and acquisition costs. For the acquisition of Enzymotec, see note 15b.2.

e. Financial Expenses—net:
In respect of long-term loans and borrowings	8,707	6,686	3,208
In respect of cash and cash equivalents, short-term deposits and loans, short-term credit and other—net	1,368	2,092	2,104
In respect of exchange differences on trade receivables and trade payables balances—net	14,531	4,063	(3,043)
revaluation of put option	—	—	9,928

	24,606	12,841	12,197

NOTE 22—RELATED PARTIES—TRANSACTIONS AND BALANCES:

a.	Transactions with Related Parties:

“Interested parties”—As this term is defined in Israel Securities Regulations (Annual Financial Statements), 2010.

“A related party”—As this term is being defined in IAS 24—“Related Party Disclosure” (hereafter—IAS 24R).

Key management personnel, who are included together with other officer holders, in the definition of “related party” as per IAS 24R) include the members of the board of directors and the president and CEO of the Company

The main shareholder of the company is ICC Industries Inc., which is holding 36.1% of company shares. The remaining shares are widely held. The controlling shareholder in ICC Industries Inc. is Dr. John Farber—the Chairman of the Board of Directors, who also holds 0.08% of Company’s shares.

1)	Transactions with the controlling shareholder and its affiliates:

In the ordinary course of business, the Company and its affiliates conduct negligible transactions with the companies affiliated to the controlling shareholder. As part of these transactions, the Company’s subsidiary sells to Fallek Chemical Japan, an affiliate of the controlling shareholder, products at arm’s length for marketing to a specific customer in Japan. In addition, as part of these

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 22—RELATED PARTIES—TRANSACTIONS AND BALANCES (continued):

transactions, the Company purchases from Azur S.A., an affiliate of the controlling shareholder, raw materials at cost and production services at arm’s length. Additionally, subsidiaries of the Company purchase raw materials at arm’s length from companies affiliated to the controlling shareholder. These transactions were approved by the Company’s Audit Committee and Board of Directors and they are considered to be negligible as this term is defined by the Securities Regulations (Annual Financial Reports), 2010 and in accordance with the Company’s Guidelines on Negligible Transactions as approved by the Company’s Audit Committee and Board of Directors on March 19, 2017 and March 22, 2017, respectively.

	2017	2016	2015
	U.S. dollars in thousands
Income (expenses):
Sales – affiliates (companies controlled by the controlling shareholder):
Fallek Chemical Japan	228	137	119
Other	—	9	13

	228	146	132

Purchases:
Affiliates (companies controlled by the controlling shareholder):
ICC	(56)	(26)	(157)

Azur S.A	(2,467)	(2,459)	(2,012)

Dividend	(2,662)	(2,348)	(2,091)

Other expenses:
Affiliates—
Azur S.A.	—	—	(1)

Benefits to related parties:
Wages and salaries	(3,285)	(3,100)	(3,023)

Director fees (in the Company)	(240)	(244)	(207)

2)	Shares granted to the President of the Company

On August 15, 2016, the Company’s Board of Directors approved the grant of 60,845 options to the President of the Company. The value of the benefit is computed in accordance with the binomial model and was estimated at $0.5 million at date of grant.

The total benefit component granted to the President (see note 12) in years 2017, 2016 and 2015, as computed at date of grant, is $306 thousand, $803 thousand and $309 thousand, respectively.

Benefit costs that have been charged to the income statements, in respect of the said shares granted in the years 2017, 2016 and 2015 are $586 thousand $552 thousand and $527 thousand, respectively.

3)	Terms of the employment for the President of the Company

On January 14, 2014, the general meeting of the Company’s shareholders approved the compensation policy for senior office holders in the Company, including the Company’s

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 22—RELATED PARTIES—TRANSACTIONS AND BALANCES (continued):

president; On January 10, 2017, the general assembly approved the compensation policy after it was approved by the compensation committee and the Company’s Board of Directors (“compensation policy”). For details regarding the compensation policy, see Company’s report dated December 29, 2013 (reference 2013-01-111694) and for details regarding the updated compensation policy see Company’s report dated November 29, 2016 (reference 2016-01-133543).

Under the compensation policy, the components of the President’s compensation package include the following:

The terms of employment of Mr. Yehudai include a monthly salary (index-linked), statutory benefits in Israel (including “senior employees insurance”, education fund, disability insurance, recuperation pay, sick leave and vacation pay), a 13th month salary, other benefits (including mobile phone, landline at home and newspapers), and an executive car. Mr. Yehudai is also entitled to an annual bonus and is allocated options. The employment of Mr. Yehudai will end 6 months from the date on which the Company serves notice of its desire to end the engagement and 3 months from the date on which Mr. Yehudai notifies the Company of his desire to end the engagement. In the case the employment of Mr. Yehudai ends within 12 months of the date from which ICC Handels AG holds less than 26% of the Company’s share capital or voting rights, Mr. Yehudai will be entitled to receive his salary from the Company (save for vacation pay, sick leave, bonuses and options) for a period of 12 months starting at the end of the notice period. In such case, Mr. Yehudai will also be entitled to immediately exercise all options previously granted to him even if their vesting period has not yet ended. Upon termination of his employment with the Company, Mr. Yehudai is entitled to receive double the amount of severance pay stipulated by law.

4)

The articles of incorporation of the Company allow insurance coverage to officials in the Company as permitted by Israeli law. The Company applied a policy of indemnifying officers and other officials in subsidiaries. The Company decided to buy insurance to cover officers in relation to their duties, subject to the law and other restrictions.

b.	Balances with Related Parties:

	December 31
	2017	2016	2015
	U.S. dollars in thousands
1) Current receivables—presented among “other receivables-other” and “trade receivables” Affiliated companies:
Fallek	110	105	—
ICC	7	7	—

	117	112	—

Highest balance during the year	292	116	122

2) Current payables—shareholder and related parties:
Azur S.A.	50	55	347

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 23—SUBSEQUENT EVENTS

a.	Distribution of dividend

On Mars 19, 2018, the Company’s Board of Directors announced the distribution of NIS 0.50 per share dividend, totaling to $8,604 thousand (at the exchange rate of approval date).

b.	Acquisition of Enzymotec

Following a total investment of 18.75% in the share capital of Enzymotec Ltd. (“Enzymotec”), an Israeli public Company traded, in the NASDAQ (under the ticker symbol ENZY), at a total sum of approximately $42 million, Frutarom signed an agreement on October 28, 2017, through its fully-owned subsidiary Frutarom Ltd. (the “Acquiring Company”), by way of a reverse triangular merger with Enzymotec Ltd. and with a subsidiary of the Acquiring Company (the “Merger Sub”). Under that merger transaction, the Acquiring Company acquired the outstanding shares of Enzymotec that were not already in its possession (approx. 81%) for a cash payment of $11.9 per share by way of a full merger of the Merger Sub into Enzymotec, such that Enzymotec will become an indirectly wholly-owned subsidiary of Frutarom and its shares will be delisted from NASDAQ. The transaction was closed on January 11, 2018. On January 17, 2018, Frutarom sold Enzymotec Krill business, which is not a core activity, to the Norwegian Company Aker BioMarine Antarctic AS for approx. $26.4 million. The overall net consideration (offsetting the cash and cash equivalents, deposits and tradeable securities in Enzymotec’s treasury and net of the krill transaction consideration) that was paid by Frutarom for 100% of Enzymotec’s shares, stands at approx. $184 million (including cost of vested options, RSUs and estimated transaction expenses). The transaction was financed through bank debt.

c.	Acquisition of Mighty

On October 18, 2017, Frutarom signed an agreement for the acquisition of 60% of the shares of the Thai company The Mighty CO. LTD. (including the activity of Maharaj Food Co. Ltd. and Mighty International Co. Ltd., and hereinafter collectively: “Mighty”) for approx. $12 million (approx. THB 393 million) (not including debt), according to value of approx. $20 million (net of debt) (approx. THB 655 million). Under the transaction, Frutarom initially acquired 49% of Mighty and, subject to a number of conditions precedent and regulatory approvals in Thailand, will raise its holdings to 60%.

The transaction includes a contingent consideration mechanism, subject to Mighty’s future performance and an option for the acquisition of the remaining interest in Mighty in two stages in periods beginning three years and five years from the date the transaction is closed, at a price based on Mighty’s future business performance. In February 2018, the conditions of the first part were met, hence the Company holds, as of the date of this report 49% of the share capital of Mighty. According to the Company expectation, raising the holdings to 60% will be completed in several months. The transaction will be financed through bank debt and by the Company own means.

d.	Acquisition of Bremil

On December 20, 2017, Frutarom signed an agreement for the acquisition of 51% of the shares of the Brazilian company Bremil Indústria De Produtos Alimenticios Ltda. (“Bremil”), in exchange for approx. US$31 million (approx. BRL 103 million) (including estimated asset adjustments to the date of completion). The transaction includes a contingent consideration mechanism based on Bremil’s future business performance in 2017 and 2018. The purchase agreement includes an option for the acquisition of the remaining shares of Bremil starting five years from the date of the transaction’s completion at a price based on Bremil’s business performance during that period. The transaction has been closed on May 18, 2018 and financed through bank debt.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 23—SUBSEQUENT EVENTS (continued):

e.	Acquisition of IBR

On February 1, 2018, after the balance sheet date, Frutarom signed an agreement for the acquisition of 100% of the shares capital of the Israeli company I.B.R—Israeli Biotechnology Research Ltd. (“IBR”) in exchange for approx. US$21 million. The transaction was closed upon signing and financed through bank debt.

f.	Acquisition of Meroar

On March 13, 2018, Frutarom signed an agreement for the acquisition of 70% of the shares capital of the Argentinian company Meroar S.A. and Meroaromas S.A. (“Meroar”) in exchange of approx. $11.2 million. The purchase agreement includes an option for the acquisition of the remaining shares of Meroar starting three years from the date of transaction closing at a price based on Meroar’s business performance during that period. The transaction is expected to be closed in the coming few months and will be financed through bank debt.

NOTE 24—LIST OF MATERIAL SUBSIDIARIES AND INVESMENT IN SUBSIDIARIES

LIST OF MATERIAL SUBSIDIARIES

Name of company	Percentage of shareholding and control
	December 31
	2017	2016
	%	%
Subsidiaries:
Frutarom Ltd.	100	100
Frutarom Switzerland Ltd.	100	100
Frutarom (UK) Ltd.	100	100
Frutarom U.S.A. Inc.	100	100
Frutarom Savory Solutions GmbH	100	100
Frutarom Etol Tovarna arom in etericnih d.o.o.	100	100
Vantodio Holdings Limited	100	75
Frutarom Italy S.R.L	100	100
Frutarom Germany GmbH	100	100
Frutarom Belgium N.V	100	100
Frutarom Peru	100	100
Taura Natural Ingredients Holding Pty Ltd	100	100
Frutarom Canada	100	100
Frutarom GmbH Austria	100	—
Ingenieria Alimentaria, S.A. De C.V	75	75

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

30 JUNE 2018

	30 June		31 December 2017
	2018	2017
	(Unaudited)		(Audited)
	U.S. dollars in thousands
Assets
CURRENT ASSETS:
Cash and cash equivalents	119,807	108,317	118,214
Accounts receivable:
Trade	296,906	248,360	248,043
Other	24,891	30,750	23,647
Prepaid expenses and advances to suppliers	27,949	21,826	21,265
Inventory	338,881	290,901	308,891

	808,434	700,154	720,060

NON-CURRENT ASSETS:
Property, plant and equipment	369,517	292,221	312,876
Intangible assets	1,031,897	757,796	829,226
Investment in associates and available for sale assets	27,481	33,348	77,541
Deferred income tax assets	4,512	4,039	3,886
Other	13,573	2,514	3,599

	1,446,980	1,089,918	1,227,128

Total assets	2,255,414	1,790,072	1,947,188

Dr. John Farber	)
Chairman of the Board	)

Ori Yehudai	)
President and CEO	)

Alon Granot	)
Executive Vice
President and CFO	)

Date of approval of the interim financial information by the board of directors: August 22, 2018

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

30 JUNE 2018

	30 June		31 December 2017
	2018	2017
	(Unaudited)		(Audited)
	U.S. dollars in thousands
Liabilities and equity
CURRENT LIABILITIES:
Short-term bank credit and loans and current maturities of long-term loans	397,601	359,626	372,135
Accounts payable:
Trade	104,565	96,526	98,813
Other	156,365	115,789	140,560
Leases	7,757	—	—

	666,288	571,941	611,508

NON-CURRENT LIABILITIES:
Long-term loans, net of current maturities	399,833	260,339	262,151
Retirement benefit obligations, net	33,690	38,007	34,006
Deferred income tax liabilities	66,234	58,093	58,306
Leases	25,322	—	—
Liability for shareholders of subsidiaries and other	142,627	92,836	102,304

	667,706	449,275	456,767

TOTAL LIABILITIES	1,333,994	1,021,216	1,068,275

EQUITY:
Equity attributable to owners of the parent:
Ordinary shares	17,094	17,064	17,086
Other capital surplus	116,132	118,200	120,288
Translation differences	(85,299)	(71,018)	(45,187)
Retained earnings	872,640	700,477	783,029
Less—cost of company shares held by the company	(3,693)	(2,702)	(3,409)

NON-CONTROLLING INTERESTS	4,546	6,835	7,106

TOTAL EQUITY	921,420	768,856	878,913

TOTAL EQUITY AND LIABILITIES	2,255,414	1,790,072	1,947,188

The accompanying notes are an integral part of these financial statements.

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX AND THREE-MONTH PERIOD ENDED 30 JUNE 2018

	6 months ended 30 June		3 months ended 30 June		Year ended 31 December 2017
	2018	2017	2018	2017
	(Unaudited)				(Audited)
	U.S. dollars in thousands
	except for income per share data
SALES	786,110	646,120	401,305	343,589	1,362,396
COST OF SALES	466,928	398,243	237,861	211,426	837,271

GROSS PROFIT	319,182	247,877	163,444	132,163	525,125
Selling, marketing, research and development expenses—net	134,697	101,792	67,290	52,629	220,014
General and administrative expenses	51,179	45,601	24,278	23,718	92,155
Other expenses (income)—net	(315)	385	34	665	3,392
Group’s share of earnings of companies accounted for at equity	1,326	444	636	45	1,402

INCOME FROM OPERATIONS	134,947	100,543	72,478	55,196	210,966
FINANCIAL EXPENSES—net	12,758	10,204	6,793	8,031	24,606

INCOME BEFORE TAXES ON INCOME	122,189	90,339	65,685	47,165	186,360
INCOME TAX	23,600	19,413	12,777	9,974	34,797

NET INCOME FOR THE PERIOD	98,589	70,926	52,908	37,191	151,563

PROFIT ATTRIBUTED TO:
Owners of the parent company	97,833	69,843	52,564	36,570	149,679
Non-controlling interest	756	1,083	344	621	1,884

TOTAL INCOME	98,589	70,926	52,908	37,191	151,563

EARNINGS PER SHARE:
Basic	1.64	1.17	0.88	0.61	2.52

Fully diluted	1.63	1.17	0.88	0.61	2.51

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE SIX AND THREE-MONTH PERIOD ENDED 30 JUNE 2018

	6 months ended 30 June		3 months ended 30 June		Year ended 31 December 2017
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)		(Audited)
	U.S. dollars in thousands
INCOME FOR THE PERIOD	98,589	70,926	52,908	37,191	151,563
Other Comprehensive Income:
Items that will not be reclassified subsequently to profit or loss—
Remeasurement of net defined benefit liability	—	—	—	—	2,716
ITEMS THAT COULD BE RECLASSIFIED SUBSEQUENTLY TO PROFIT OR LOSS:
Gain from available-for-sale financial assets	—	482	—	(471)	—
Transfer of available-for-sale financial assets to profit and loss	—	—	—	—	(41)
Translation differences	(40,194)	38,399	(51,099)	20,470	64,428

Total comprehensive income for the Period	58,395	109,807	1,809	57,190	218,666

ATTRIBUTABLE TO:
Owners of the parent	57,721	108,350	1,688	56,274	216,210
Non-controlling interest	674	1,457	121	916	2,456

TOTAL COMPREHENSIVE INCOME	58,395	109,807	1,809	57,190	218,666

The accompanying notes are an integral part of these condensed financial statements.

(Continued)—1

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX AND THREE-MONTH PERIOD ENDED 30 JUNE 2018

	EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Ordinary Shares	Other capital surplus	Translation differences	Retained earnings	Cost of company shares held by the company	Total attributed to owners parent company	Non- controlling interests	Total
	U.S. dollars in thousands
BALANCE AT 1 JANUARY 2018 (audited)	17,086	120,288	(45,187)	783,029	(3,409)	871,807	7,106	878,913

CHANGES DURING THE 6 MONTH PERIOD ENDED 30 JUNE 2018 (unaudited):
Comprehensive income:
Income for the period	—	—	—	97,833	—	97,833	756	98,589
Other comprehensive income for the period	—	—	(40,112)	—	—	(40,112)	(82)	(40,194)

Total comprehensive income for the period	—	—	(40,112)	97,833	—	57,721	674	58,395
Plans for allotment of company shares to employees of subsidiary:
Acquisition of the Company shares by the Company	—	—	—	—	(662)	(662)	—	(662)
Receipts in respect of allotment of company shares to employees	—	(252)	—	—	378	126	—	126
Allotment of shares and options to senior employees:
Recognition of compensation related to employee stock and options grants	—	857	—	—	—	857	—	857
Changes of ownership rights in subsidiary	—	(5,585)	—	—	—	(5,585)	(3,234)	(8,819)
Proceeds from issuance of shares to senior employees	8	824	—	—	—	832	—	832
Dividend	—	—	—	(8,222)	—	(8,222)	—	(8,222)

	8	(4,156)	—	(8,222)	(284)	(12,654)	(3,234)	(15,888)

BALANCE AT 30 JUNE 2018 (unaudited)	17,094	116,132	(85,299)	872,640	(3,693)	916,874	4,546	921,420

The accompanying notes are an integral part of these condensed financial statements.

(Continued)—2

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX AND THREE-MONTH PERIOD ENDED 30 JUNE 2018

	EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Ordinary Shares	Other capital surplus	Translation Differences	Retained earnings	Cost of company shares held by the company	Total attributed to owners parent company	Non- controlling interests	Total
	U.S. dollars in thousands
BALANCE AT 1 APRIL 2018 (unaudited)	17,093	115,794	(34,423)	819,827	(3,833)	914,458	4,425	918,883

CHANGES DURING THE 3 MONTH PERIOD ENDED 30 JUNE 2018 (unaudited):
Comprehensive income:
Income for the period	—	—	—	52,564	—	52,564	344	52,908
Other comprehensive income for the period	—	—	(50,876)	—	—	(50,876)	(223)	(51,099)

Total comprehensive income for the period	—	—	(50,876)	52,564	—	1,688	121	1,809
Plans for allotment of company shares to employees of subsidiary:
Acquisition of the Company shares by the company	—	—	—	—	(1)	(1)	—	(1)
Receipts in respect of allotment of Company shares to employees	—	(94)	—	—	141	47	—	47
Allotment of shares and options to senior employees:
Recognition of compensation related to employee stock and options grants	—	432	—	—	—	432	—	432
Proceeds from issuance of shares to senior employees	1	—	—	—	—	1	—	1

Dividend	—	—	—	249	—	249	—	249

	1	338	—	249	140	728	—	728

BALANCE AT 30 JUNE 2018 (unaudited)	17,094	116,132	(85,299)	872,640	(3,693)	916,874	4,546	921,420

The accompanying notes are an integral part of these condensed financial statements.

(Continued)—3

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX AND THREE-MONTH PERIOD ENDED 30 JUNE 2017

	EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Ordinary Shares	Other capital surplus	Translation Differences	Retained earnings	Cost of company shares held by the company	Total attributed to owners parent company	Non- controlling interests	Total
	U.S. dollars in thousands
BALANCE AT 1 JANUARY 2017 (audited)	16,997	114,396	(109,043)	637,868	(3,765)	656,453	8,151	664,604

CHANGES DURING THE 6 MONTH PERIOD ENDED 30 JUNE 2017 (unaudited):
Comprehensive income:
Income for the period	—	—	—	69,843	—	69,843	1,083	70,926
Other comprehensive income for the period	—	482	38,025	—	—	38,507	374	38,881

Total comprehensive income for the period	—	482	38,025	69,843	—	108,350	1,457	109,807
Plans for allotment of company shares to employees of subsidiary:
Acquisition of the Company shares by the Company	—	—	—	—	(707)	(707)	—	(707)
Receipts in respect of allotment of company shares to employees	—	(1,180)	—	—	1,770	590	—	590
Allotment of shares and options to senior employees:
Recognition of compensation related to employee stock and options grants	—	928	—	—	—	928	—	928
Proceeds from issuance of shares to senior employees	67	3,196	—	—	—	3,263	—	3,263
Changes of ownership rights in subsidiary	—	378	—	—	—	378	(2,773)	(2,395)
Dividend, including erosion	—	—	—	(7,234)	—	(7,234)	—	(7,234)

	—	3,322	—	(7,234)	1,063	(2,782)	(2,773)	(5,555)

BALANCE AT 30 JUNE 2017 (unaudited)	17,064	118,200	(71,018)	700,477	(2,702)	762,021	6,835	768,856

The accompanying notes are an integral part of these condensed financial statements.

(Continued)—4

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX AND THREE-MONTH PERIOD ENDED 30 JUNE 2017

	EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Ordinary Shares	Other capital surplus	Translation Differences	Retained earnings	Cost of company shares held by the company	Total attributed to owners parent company	Non- controlling interests	Total
	U.S. dollars in thousands
BALANCE AT 1 April 2017 (unaudited)	17,027	116,817	(91,193)	663,977	(3,791)	702,837	8,692	711,529

CHANGES DURING THE 3 MONTH PERIOD ENDED 30 JUNE 2017 (unaudited):
Comprehensive income:
Income for the period	—	—	—	36,570	—	36,570	621	37,191
Other comprehensive income for the period	—	(471)	20,175	—	—	19,704	295	19,999

Total comprehensive income for the period	—	(471)	20,175	36,570	—	56,274	916	57,190
Plans for allotment of company shares to employees of subsidiary:
Receipts in respect of allotment of company shares to employees	—	(726)	—	—	1,089	363	—	363
Allotment of shares and options to senior employees:
Recognition of compensation related to employee stock and options grants	—	473	—	—	—	473	—	473
Proceeds from issuance of shares to senior employees	37	1,729	—	—	—	1,766	—	1,766
Changes of ownership rights in subsidiary	—	378	—	—	—	378	(2,773)	(2,395)
Dividend, including erosion	—	—	—	(70)	—	(70)	—	(70)

	37	1,854	—	(70)	1,089	2,910	(2,773)	137

BALANCE AT 30 JUNE 2017 (unaudited)	17,064	118,200	(71,018)	700,477	(2,702)	762,021	6,835	768,856

The accompanying notes are an integral part of these condensed financial statements.

(Concluded)—5

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEAR ENDED 31 DECEMBER 2017

	EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Ordinary shares	Other capital surplus	Translation differences	Retained earnings	Cost of Company shares held by the company	Total attributed to owners of parent Company	Non-controlling Interest	Total
	U.S. dollars in thousands
BALANCE AT 1 JANUARY 2017	16,997	114,396	(109,043)	637,868	(3,765)	656,453	8,151	664,604
CHANGES DURING THE YEAR ENDED 31 DECEMBER 2017:
Comprehensive income:
Income for the year	—	—	—	149,679	—	149,679	1,884	151,563
Other comprehensive income	—	(41)	63,856	2,716	—	66,531	572	67,103

Total comprehensive income for the year	—	(41)	63,856	152,395	—	216,210	2,456	218,666
Plan for allotment of Company shares to employees of subsidiary:
Acquisition of the Company shares by the Company	—	—	—	—	(1,528)	(1,528)	—	(1,528)
Receipts in respect of allotment of Company shares to employees	—	(1,256)	—	—	1,884	628	—	628
Allotment of shares and options to senior employees- Recognition of compensation related to employee stock and option grants	—	1,838	—	—	—	1,838	—	1,838
Proceeds from issuance of shares to senior employees	89	4,296	—	—	—	4,385	—	4,385
Changes of ownership rights in subsidiary	—	1,055	—	—	—	1,055	(3,450)	(2,395)
Dividend paid to the non-controlling interests in subsidiary	—	—	—	—	—	—	(51)	(51)
Dividend paid	—	—	—	(7,234)	—	(7,234)	—	(7,234)

Non-controlling interest from business combination	89	5,933	—	(7,234)	356	(856)	(3,501)	(4,357)

BALANCE AT 31 DECEMBER 2017	17,086	120,288	(45,187)	783,029	(3,409)	871,807	7,106	878,913

The accompanying notes are an integral part of these condensed financial statements.

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX AND THREE-MONTH PERIOD ENDED 30 JUNE 2018

	6 months ended 30 June		3 months ended 30 June		Year ended 31 December 2017
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)		(Audited)
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash generated from operations (see appendix)	96,153	88,985	48,521	41,630	223,210
Income tax paid—net	(18,721)	(13,596)	(6,507)	(8,775)	(35,681)

Net cash provided by operating activities	77,432	75,389	42,014	32,855	187,529

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(18,666)	(14,160)	(9,304)	(7,288)	(34,394)
Purchase of intangibles	(881)	(1,153)	(173)	(554)	(2,890)
Interest received	385	448	188	218	1,294
Acquisition of subsidiaries—net of cash acquired	(214,229)	(68,254)	(30,549)	(48,799)	(109,265)
Prepayments due to acquisition of subsidiaries	(2,431)	—	—	—	—
Purchase of available for sale securities	—	(5,606)	—	(1,269)	(40,169)
Proceeds from sale of property and other assets	14,168	210	2,158	152	454

Net cash used in investing activities	(221,654)	(88,515)	(37,680)	(57,540)	(184,970)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid to the non-controlling interests in subsidiary	(802)	—	(802)	—	(51)
Receipts from senior employees in respect of allotment of shares	831	3,263	—	1,766	4,385
Interest paid	(8,405)	(3,965)	(4,631)	(2,282)	(8,929)
Receipt of long-term bank loans	257,016	59,406	415	5,014	133,373
Repayment of Put option to shareholders in subsidiary	(2,915)	(40,226)	(2,915)	—	(42,227)
Acquisition of non-controlling interests subsidiary	—	(2,395)	—	(2,395)	(2,395)
Repayment of long-term bank and financial institutions Loans	(154,096)	(89,842)	(113,619)	(47,428)	(172,909)
Receipt (repayment) of short-term bank loans and credit—net	73,279	82,412	94,490	65,052	88,455
Operating Lease payments	(4,444)	—	(2,040)	—	—
Acquisition of the Company shares by the Company—net of receipts in respect of the shares	(582)	(117)	—	363	(900)
Dividend paid	(8,222)	(7,234)	(8,222)	(7,234)	(7,234)

Net cash provided (used) in financing activities	151,660	1,302	(37,324)	12,856	(8,432)

INCREASE IN CASH, CASH EQUIVALENTS	7,438	(11,824)	(32,990)	(11,829)	(5,873)
Balance of cash and cash equivalents and bank credit at beginning of year and bank credit	118,214	113,528	161,359	116,261	113,528
Profits (losses) from exchange differences on cash and cash equivalents	(5,845)	6,613	(8,562)	3,885	10,559

BALANCE OF CASH AND CASH EQUIVALENTS AND AT END OF PERIOD	119,807	108,317	119,807	108,317	118,214

The accompanying notes are an integral part of these condensed financial statements.

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX AND THREE-MONTH PERIOD ENDED 30 JUNE 2018

APPENDIX TO CONDENSED CONSOLIDATED STATEMENTS CASH FLOWS

	6 months ended 30 June		3 months ended 30 June		Year ended 31 December 2017
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)		(Audited)
	U.S. dollars in thousands
Cash generated from operations:
Income before tax	122,189	90,339	65,685	47,165	186,360

Adjustments required to reflect the cash flows from operating activities:
Depreciation and amortization	34,913	21,169	17,361	11,230	46,797
Recognition of compensation related to employee stock and options grants	857	928	432	473	1,838
Liability for employee rights upon retirement—net	3,171	439	2,970	139	(641)
Loss (gain) from sale and write-off of fixed assets and other assets	(1,546)	247	(1,351)	(30)	1,934
Dividend received from companies accounted for at equity	—	2,250	—	—	2,250
Group’s share of losses (earnings) of companies accounted for at equity, net	(1,326)	(444)	(636)	(45)	(1,402)
Erosion of long term loans	(1,648)	4,866	(1,518)	4,166	(1,247)
Interest paid—net	8,020	3,517	4,443	2,064	7,635

	42,441	32,972	21,701	17,997	57,164

Changes in operating asset and liability items:
Decrease (increase) in accounts receivable:
Trade	(39,030)	(29,333)	(30,341)	(15,005)	(16,804)
Other	(207)	3,091	1,900	1,077	9,263
Increase in other long-term receivables	(47)	(97)	42	47	(1,223)
Increase (decrease) in accounts payable:
Trade	(2,260)	5,298	3,215	(3,382)	2,036
Other	(15,507)	(1,445)	(13,873)	(3,278)	3,385
Increase (decrease) in other long-term payables	(2,039)	14	511	(20)	1,815
Increase in inventories	(9,387)	(11,854)	(319)	(2,971)	(18,786)

	(68,477)	(34,326)	(38,865)	(23,532)	(20,314)

Net Cash flows from operating activities	96,153	88,985	48,521	41,630	223,210

The accompanying notes are an integral part of these condensed financial statements.

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

30 JUNE 2018

(UNAUDITED)

NOTE 1—GENERAL:

Frutarom Industries Ltd. is a global company, founded in 1933. The Company operates through the consolidated company (hereafter—Frutarom Ltd.) and the companies under its control (hereafter—the Group). The Group has two main operations: the Flavours activity and the Fine Ingredients activity, which are considered as core business by management.

In addition, the Company imports and markets raw materials produced by others as part of its services and strive to provide complete solutions for customers. This activity is presented as part of trade and marketing operations.

The Group develops, manufactures, markets and sells flavours and fine ingredients used by producers of food and beverage, pharma-nutraceutical, flavours and fragrances, and personal care and cosmetics products as well as other products.

NOTE 2—BASIS OF PREPARATION OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

a.

The interim condensed consolidated financial information of the group as of 30 June 2018 and for the 6 and 3 month periods ended on that date (hereinafter—the interim financial information) was prepared in accordance with International Accounting Standard No. 34—“Interim Financial Reporting” (hereafter—“IAS 34”). The interim financial information should be read in conjunction with the audited annual financial statements as of 31 December, 2017 and for the year ended on that date and with the notes thereto, which were all prepared in accordance with International Financial Reporting Standards (hereafter—“IFRS”).

The interim financial information is reviewed and is not audited.

b.	Estimates

The preparation of interim financial statements requires management to exercise its judgment; it also requires the use of accounting estimates and assumptions that affect the application of the group’s accounting policy and the amounts of reported assets, liabilities, income and expenses. Actual results may differ from those estimates.

In preparation of these condensed consolidated interim financial statements, the significant judgments that were exercised by the management in applying the group’s accounting policy and the key sources of estimation uncertainty were similar to those applied in the consolidated annual financial statements for the year ended December 31, 2017.

NOTE 3—PRINCIPAL ACCOUNTING POLICIES:

a.

The significant accounting policies and computation methods used in preparing the interim financial information are consistent with those used in preparing the 2017 annual financial statements, except for the following:

Income tax in interim periods is recognized based on management’s best estimate of the weighted average annual income tax rate expected.

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

30 JUNE 2018

(UNAUDITED)

NOTE 3—PRINCIPAL ACCOUNTING POLICIES (continued):

b.	In conjunction with Note 2 to the audited financial statements for the year ended December 31, 2017, the Company has elected to early adopt IFRS 16, commencing January 1, 2018.

1.

The main impact of adopting the standard early is the elimination of existing requirement on lessees to classify leases as operating lease (off-balance sheet) or finance lease, and they are now required to use a single accounting model for all leases, similarly to how finance leases are currently accounted for. Accordingly, before first-time adoption, under IAS 17 (the previous standard for leases), the Group classified leases where it served as lessee as operating, because it did not have substantially all risks and rewards incidental to ownership of the asset.

In agreements where the Group is the lessor, it applies IFRS 16 using a single accounting model under which it recognizes a right-of-use asset and a lease liability upon inception of the lease contract. It does so for all leases in which the Group has right to control the use of identified assets for a period of time in exchange for consideration. Accordingly, the Group recognizes depreciation and depreciation charges on the right-of-use asset and tests the need for recognizing impairment of the right-of-use asset in compliance with IAS 36 “Impairment of Assets”, and also recognizes finance expenses in relation to a lease liability. Therefore, beginning on first-time adoption, rent expenses relating to properties rented under operating leases, which were presented within administrative and general expenses in the income statement, are now presented as assets that are depreciated through depreciation and depreciation assets.

The Group adopted the standard using the cumulative effect method, without restatement of comparative information.

Regarding all leases, the Group applied the transitional provisions such that it initially recognized a liability at the commencement day at an amount equal to the present value of the lease payments during the lease, discounted using the effective interest rate as of that date, and concurrently recognized a right-of-use asset at an amount identical to the liability. As a result, the standard had no impact on equity and retained earnings of the Group as of initial application.

As part of initial application, the Group elected to adopt the following practical expedients, as permitted by the standard:

a.	Use a single discount rate for a portfolio of leases with similar characteristics;

b.	Not to separate lease and non-lease components of a contract and account for all components as a single lease;

c.	Exclude initial direct costs from the measurement of the right-of-use asset as of initial application;

d.	Use hindsight, such as determining the lease term if the contract contains options to extend or terminate the lease;

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

30 JUNE 2018

(UNAUDITED)

NOTE 3—PRINCIPAL ACCOUNTING POLICIES (continued):

2.	The new significant accounting policy for agreements in which the Group is the lessee as applied beginning on January 1, 2018 following initial application of the standard:

(1)	Leased assets and lease liabilities

Contracts conveying the Group a right to control an identified asset for a period of time in exchange for consideration, are accounted for as leases. Upon initial recognition, the Group recognizes a liability for the present value of the minimum future lease payments (those payments do not include variable lease payments that are not index-dependent or change in any interest rate or change in exchange rate) and concurrently, the Group recognizes a right-of-use asset at the amount of the liability, adjusted by the amount of any previously recognized prepaid or accrued lease payments plus direct costs incurred in the lease. Since the interest rate implicit in a lease is not readily determined, the effective interest rate of the Group is used (the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment). Subsequent initial recognition, an asset is accounted for using the cost model, and is depreciated over the earlier of the term of the lease or the useful life of the assets.

(2)	Lease term

The term of a lease is determined as the non-cancellable period for which a lessee has the right to use an underlying asset, together with both periods covered by an option to extend the lease if the lessee is reasonably certain to exercise that option periods covered by an option to terminate the lease if the lessee is reasonably certain not to exercise that option.

(3)	Depreciation of a right-of-use asset

Subsequent to the inception of the lease, a right-of-use asset is measured using the cost method, less accumulated depreciation and accumulated impairment losses, and is adjusted for remeasurements of the lease liability. Depreciation is measured using the straight-line method over the useful life or contractual lease term, whichever ends earlier.

3.	On the date of initial application of IFRS 16, the Group recognized right-of-use assets and lease liabilities at $ 37,370 thousands.

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

30 JUNE 2018

(UNAUDITED)

NOTE 3—PRINCIPAL ACCOUNTING POLICIES (continued):

4.

The following tables present a summary of the impact on the consolidated condensed interim statement of financial position as of June 30, 2018 and the consolidated condensed interim income statement and consolidated condensed interim statement of cash flows for the six-month period then ended, assuming that the previous accounting policy of the Group for leases would have continued in that period.

a.	The impact on the consolidated condensed interim statement of financial position as of June 30, 2018:

	Under previous policy	The change	Under IFRS 16
	(Unaudited)	(Unaudited)	(Unaudited)
	$ in thousands
Non-current assets:
Property, plant and equipment (net)	336,591	32,926	369,517
Current liabilities:
Liabilities for lease payment	—	(7,757)	(7,757)
Non-current liabilities:
Liabilities for lease payment	—	(25,322)	(25,322)

b.	The impact on the consolidated condensed interim income statement for the six-month period ended June 30, 2018:

	Under previous policy	The change	Under IFRS 16
	(Unaudited)	(Unaudited)	(Unaudited)
	$ in thousands
Operating expenses	155,092	(4,444)	150,648
Depreciation and amortization charges	30,469	4,444	34,913
Operating income	134,947	—	134,947

c.	The impact on the consolidated condensed interim statement of cash flows for the six-month period ended June 30, 2018:

	Under previous policy	The change	Under IFRS 16
	(Unaudited)	(Unaudited)	(Unaudited)
	$ in thousands
Net cash provided by operating activity	73,580	4,444	78,024
Net cash provided by financing activity	155,950	(4,444)	151,506

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

30 JUNE 2018

(UNAUDITED)

NOTE 4—BUSINESS COMBINATIONS

a.	Acquisition of Enzymotec

On January 11, 2018, Frutarom completed the acquisition of 100% of the share capital of Enzymotec Ltd., an Israeli public company whose shares were traded on NASDAQ (under the symbol ENZY) (“Enzymotec”) that upon the completion of the merger ceased from being a public company and became, an indirectly fully-owned subsidiary of Frutarom. The overall consideration that was paid by Frutarom for 100% of Enzymotec’s shares, stands at approx. $ 287 million (including cost of vested options RSU’s). On May 14, 2018, Frutarom received approval from the tax authorities in Israel to merge Enzymotec into Frutarom, and the company is taking action to merge the companies; the merger will be completed over the following months.

In order to finance the merger transaction with Enzymotec, the company entered into loan agreements with banking corporations for the extending of loans totaling USD 235 million. According to the agreements, the loans bear interest of Libor plus 1.52% per year and shall be repaid in up to 5 years by quarterly amounts. Half of the loan will be repaid after 12 months from receiving the loan by 16 quarterly installments and the rest will be repaid in the end of the period.

Enzymotec, which was founded in 1998, develops, produces and markets nutritional ingredients and medical foods based on cutting-edge, proprietary technologies Enzymotec has developed a unique technology for processing lipids (organic compounds which includes fat) that are an important nutritional element, supporting various biological functions. Enzymotec’s proprietary technology enables extraction of lipids from natural sources, separation and analysis of lipid molecules, and use enzymes to synthesize lipid molecules familiar to the human body. Enzymotec utilizes an innovative toolset that allows it to efficiently transform lipids from natural raw materials into those that have unique structural and functional characteristics, essential to the human body. Enzymotec, with approx. 127 employees, mainly in Israel and the United States, including 20 in R&D, has an advanced GMP certified factory in Migdal HaEmek, Israel which includes an R&D center, laboratories, a production plant and offices.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities which were acquired based on their fair value at the time of the acquisition. The intangible assets which were recognized include: product formulas, customer relations and goodwill. The product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal of the allocation of the purchase prices to the fair value of the assets and liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

30 JUNE 2018

(UNAUDITED)

NOTE 4—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of Enzymotec at date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	76,291
Trade	12,426
Inventory	25,247
Others	1,843
Non-current assets:
Property, plant and equipment	23,019
Intangible assets	176,417
Other long-term assets	95
Investments	2,664
Current liabilities:
Trade payables	(8,753)
Other payables	(19,370)
Non-current liabilities:
Deferred taxes	(2,562)

287,317

From the date it was consolidated with the financial statements of the Company through June 30, 2018, the acquired operations have yielded revenues of $ 44,101 thousands and net profit of $ 8,159 thousands (net of acquisition costs).

b.	Acquisition of IBR

On February 1, 2018, Frutarom purchased 100% of the share capital of the Israeli company I.B.R—Israeli Biotechnology Research Ltd. (“IBR”) in exchange for approx. $ 21 million. The transaction was completed upon signing and financed through bank debt.

Established in 1995, IBR researches, develops, manufactures and markets innovative and proprietary natural active ingredients for the cosmetics and dietary supplements industries, mainly for cellular anti-aging, skin protection from UV rays and air pollution, skin whitening and pigmentation prevention. IBR has R&D labs and a production facility in the town of Yavne, Israel and it employs approx. 30 employees. IBR’s activity has been added to Frutarom’s existing activities in the fields of algae-growth and active ingredients extraction, for skin care and protection.

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

30 JUNE 2018

(UNAUDITED)

NOTE 4—BUSINESS COMBINATIONS (continued):

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities which were acquired based on their fair value at the time of the acquisition. The intangible assets which were recognized include: product formulas, customer relations and goodwill. The product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal of the allocation of the purchase prices to the fair value of the assets and liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

Set forth below are the assets and liabilities of IBR at date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	471
Trade	715
Inventory	2,316
Others	582
Non-current assets:
Property, plant and equipment	799
Intangible assets	17,631
Other long-term assets	24
Current liabilities:
Trade payables	(97)
Other payables	(1,019)
Non-current liabilities:
Deferred taxes	(422)

21,000

From the date it was consolidated with the financial statements of the Company through June 30, 2018, the acquired operations have yielded revenues of $ 3,057 thousands and net profit of $ 1,280 thousands (net of acquisition costs).

c.	Acquisition of Bremil

On December 20, 2017 Frutarom signed an agreement for the purchase of 51% of the shares of the Brazilian company Bremil Indústria De Produtos Alimenticios Ltda. (“Bremil”). The purchase agreement includes a mutual option for the purchase of the balance of shares of Bremil to take effect starting five years from the date of the transaction’s completion at a price based on Bremil’s business performance during that period. On May 30, 2018, Frutarom completed the acquisition of 51% of Bremil’s shares in exchange for approx. US$ 21 million (BRL 78 million) and a future consideration based on Bremil’s future business performance in 2017 and 2018, which as of the date of the transaction amounted approx. US$ 9 million. The transaction was financed through bank debt.

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

30 JUNE 2018

(UNAUDITED)

NOTE 4—BUSINESS COMBINATIONS (continued):

Bremil was established in 1987 in Brazil and operates in Brazil’s savory solutions market, with an emphasis on convenience foods, prepared foods and processed meats. Bremil, which employs about 250 workers, serves about 450 customers in Brazil and countries of the region, with substantial presence among top processed meat producers, and has two production sites, in southern and central Brazil, with significant excess production capacity which Frutarom intends to utilize towards raising output and growth in Brazil and neighboring countries.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities which were acquired based on their fair value at the time of the acquisition. The intangible assets which were recognized include: product formulas, customer relations and goodwill. The product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal of the allocation of the purchase prices to the fair value of the assets and liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

Set forth below are the assets and liabilities of Bremil at date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	262
Trade	8,272
Inventory	3,790
Others	1,329
Non-current assets:
Property, plant and equipment	11,140
Intangible assets	74,325
Other long-term assets	117
Current liabilities:
Trade payables	(1,929)
Other payables	(9,604)
Non-current liabilities:
Other non-current payables	(55,913)
Deferred taxes	(11,036)

20,753

From the date it was consolidated (May 30, 2018) with the financial statements of the Company through June 30, 2018, the acquired operations have yielded revenues of $ 4,327 thousands and net profit of $ 701 thousands (net of acquisition costs).

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

30 JUNE 2018

(UNAUDITED)

NOTE 4—BUSINESS COMBINATIONS (continued):

d.	Acquisition of Mighty

On October 18, 2017 Frutarom signed an agreement for the purchase of 60% of the shares of the Thai company The Mighty CO. LTD. (including the activity of Maharaj Food Co. Ltd. and Mighty International Co. Ltd., and hereinafter collectively: “Mighty”) for approx. $ 12 million (approx. THB 393 million) (not including debt). All, according to value of approx. $ 20 million (net of debt) (approx. THB 655 million).

In the framework of the transaction Frutarom initially acquired 49% of Mighty and, subject to a number of conditions precedent and regulatory approvals in Thailand, will raise its holdings to 60%.

The transaction includes a mechanism for future consideration subject to Mighty’s future performance and a mutual option for the purchase of the balance of holdings in Mighty in two stages in periods beginning three years and five years from the date the transaction is completed, at a price based on Mighty’s future business performance.

In February 2018, the conditions of the first part were met, hence the Company holds, as of the date of this report 49% of the share capital of Mighty. According to the Company expectation, raising the holdings to 60% will be completed in several months. The transaction will be financed through bank debt and by the Company own means.

e.

On a proforma basis—assuming that the companies acquired in 2017 has been consolidated as from 1.1.2017 and the companies acquired in 2018 had been consolidated in the corresponding period in 2017—the H1 2017 sale would have amounted to approx. $ 708.0 million. This figure is based on unaudited data provided by the owners of the acquired activities in accordance with the pre-acquisition accounting policies of the acquired activities.

NOTE 5—DIVIDEND:

On March 19, 2018 the Company’s Board of Directors announced the distribution of dividend in the amount of NIS 0.50 per share, the dividend was paid to the shareholders on 7 of May, 2018 in the total amount of approx. $ 8,222 thousands.

NOTE 6—SEGMENT REPORTING

For management purposes, the Group is organized on a worldwide basis into two major operating activities: Flavour and Fine Ingredients. Another operating activity is Trade and Marketing.

Results of operation of the segments are being measured based on operating profit.

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

30 JUNE 2018

(UNAUDITED)

NOTE 6—SEGMENT REPORTING (continued):

Segment data provided to the President and the CEO in respect of the reported segments is as follows:

	Flavors operations	Fine ingredients operations	Trade and marketing operations	Eliminations	Total consolidated
	U.S. dollars in thousands
6 months ended 30 June 2018: (unaudited):
Revenues	577,524	175,486	40,054	(6,954)	786,110

Segment results	101,410	33,229	308	—	134,947

6 months ended 30 June 2017: (unaudited):
Revenues	473,612	133,157	44,304	(4,953)	646,120

Segment results	81,656	18,037	880	(30)	100,543

3 months ended 30 June 2018 (unaudited):
Revenues	296,044	88,777	20,947	(4,463)	401,305

Segment results	55,071	17,109	298	—	72,478

3 months ended 30 June 2017 (unaudited):
Revenues	254,260	66,404	25,259	(2,334)	343,589

Segment results	45,707	9,099	378	12	55,196

Year ended 31 December 2017 (audited):
Revenues	1,025,359	260,122	90,962	(14,047)	1,362,396

Segment results	177,680	31,638	1,664	(16)	210,966

The reconciliation of the reported profits and total profits before taxes for the reported periods is described below:

	6 months ended 30 June		3 months ended 30 June		Year ended 31 December 2017
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)		(Audited)
	U.S. dollars in thousands
Reported segment profits	134,947	100,543	72,478	55,196	210,966
Financing expenses	12,758	10,204	6,793	8,031	24,606

Profit before taxes on income	122,189	90,399	65,685	47,165	186,360

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

30 JUNE 2018

(UNAUDITED)

NOTE 7—SUBSEQUENT EVENTS

a.	Termination of agreement to acquire Meroar

On July 1, 2018 the company announced that following its entering into an agreement to acquire 70% of the Argentinean companies Meroar S.A. and Meroaromas S.A. (“Meroar”) on March 13, 2018, the parties have reached a mutual consent to terminate the agreement without costs due to significant changes in the business environment in Argentina, including a significant devaluation of the local currency.

b.	Shareholders’ approval of the merger agreement with IFF:

Following the signing of the agreement, on May 7, 2018, with IFF (the “Merger Agreement”), an international public company whose securities are listed for trading on the New York Stock Exchange (the “Purchaser”) and Icon Newco Ltd., a private company incorporated under the laws of the State of Israel that is wholly-owned by the Purchaser (“Merger Sub”), the general meeting of the shareholders approved the merger with IFF on August 6, 2018, according to the merger agreement and all transactions and actions related to the merger agreement.

Under the Merger Agreement, a reverse triangular merger (the “Merger”) shall take place, pursuant to which, upon closing, the Merger Sub shall be merged with and into Frutarom (as a result of the merger, Frutarom will turn into a subsidiary (100%) of the purchaser), such that for each Ordinary Share, par value NIS 1.00, of the Company immediately prior to the consummation of the Merger, the Purchaser shall (a) pay a cash amount of US$ 71.19; and (b) issue 0.249 shares of the Purchaser’s common stock.

The Merger Consideration reflects a Company valuation of approximately US$ 6.37 billion, on a fully-diluted basis, and an enterprise value (taking into account estimated amount of the Company’s net debt) of approximately US$ 7.1 billion.

PROSPECTUS

INTERNATIONAL FLAVORS & FRAGRANCES INC.

Common Stock

Debt Securities

Purchase Contracts

Units

We may offer and sell from time to time, in one or more offerings, shares of our common stock, par value $0.125 per share, debt securities, purchase contracts and units. This prospectus describes the general terms of these securities and the general manner in which we will offer and sell them.

The specific terms and amounts of these securities and the specific manner for their offer and sale will be included in a prospectus supplement, which we will deliver together with this prospectus at the time of the sale. The prospectus supplement may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus, any related prospectus supplement and the documents incorporated by reference herein and therein, if any, before you invest in our securities. This prospectus may not be used to sell these securities unless it is accompanied by a prospectus supplement.

We may sell these securities on a continuous or delayed basis directly to investors, through underwriters, dealers or agents, as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of securities. More information about the way we will distribute these securities is in the section titled “Plan of Distribution.” The names of any underwriters, dealers or agents that will participate in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Our common stock is listed on the New York Stock Exchange and on Euronext Paris under the symbol “IFF.” Unless we state otherwise in a prospectus supplement, we will not list any other securities on any securities exchange.

Investing in our securities involves risks. For a discussion of the risks you should consider before deciding to purchase these securities, please see the section titled “Risk Factors,” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 6, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the SEC. By using a shelf registration statement, we may sell the securities described in this prospectus at any time and from time to time in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information; Incorporation By Reference.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information; Incorporation By Reference.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

References in this prospectus to “IFF,” “the Company,” “we,” “us” and “our” are to International Flavors & Fragrances Inc. (together with its subsidiaries) unless the context otherwise provides.

THE COMPANY

IFF is a leading innovator of sensory experiences that move the world. We co-create unique products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, and food and beverages. Our approximately 7,300 team members globally take advantage of our capabilities in consumer insights, research and product development (“R&D”), creative expertise and customer intimacy to partner with our customers in developing innovative and differentiated offerings for consumer products. We believe that our collaborative approach will generate market share gains for our customers.

Our international presence positions us to serve both our global customers and the increasing number of regional and high-end and middle-market specialty consumer goods producers. We operate thirty-seven manufacturing facilities and sixty-nine creative centers and application laboratories located in thirty-seven different countries. We partner with our customers to develop over 46,000 products that are provided to customers in approximately 162 countries.

We principally compete in the flavors and fragrances market, which is part of a larger market that supplies a wide variety of ingredients and compounds used in consumer products. The broader market includes large multi-national companies and smaller regional and local participants that supply products such as seasonings, texturizers, spices, enzymes, certain food-related commodities, fortified products and cosmetic ingredients.

Our principal executive offices are located at 521 West 57th Street, New York, New York 10019, and our telephone number is (212) 765-5500.

On May 7, 2018, IFF entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Frutarom Industries Ltd., a company organized under the laws of the State of Israel (“Frutarom”), and Icon Newco Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of IFF (“Merger Sub”). Pursuant to the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Frutarom (the “Merger”), with Frutarom continuing as the surviving company in the Merger and a wholly owned subsidiary of IFF. Frutarom is a global company established in Israel in 1933 and operating in the global flavors and specialty fine ingredients markets. Under the terms of the Merger Agreement, for each share of outstanding stock of Frutarom, Frutarom shareholders will receive $71.19 in cash and 0.2490 of a share of IFF’s common stock.

Consummation of the Merger is subject to customary closing conditions. The completion of the Merger is not subject to the approval of IFF shareholders or the receipt of financing by IFF. The Merger Agreement also contains certain termination rights for IFF and Frutarom.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement. The Merger Agreement is an exhibit to the registration statement to which this prospectus is a part.

RISK FACTORS

Investing in our securities involves risks. Before you decide whether to purchase any of our securities, you should be aware of the risk factors discussed in the section titled “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as updated and modified periodically in our reports filed with the SEC. See “Where You Can Find More Information; Incorporation By Reference” for more information on these reports. The occurrence of any of these risks might cause you to lose all or part of your investment in our securities. You should carefully consider these risk factors together with all other information in this prospectus, incorporated by reference in this prospectus and the applicable prospectus supplement before deciding to invest in our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and the documents incorporated by reference, which are not historical facts or information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations and include statements concerning (i) our ability to achieve long-term sustainable growth and increase shareholder value, (ii) growth potential in the emerging markets, (iii) the anticipated impact of our acquisitions on our market position within key markets, (iv) our competitive position in the market and expected financial results in 2018, (v) expected savings from profit improvement initiatives, (vi) expected capital expenditures and cost pressures in 2018, (vii) the impact of the Tax Cuts and Jobs Act (the “Tax Act”) on the Company’s effective tax rate in 2018, (viii) the expected level of share repurchases under the Company’s share repurchase program, (ix) our ability to innovate and execute on specific consumer trends and demands, (x) timing of completion or relocation of our plants in China, (xi) expected increases in raw material costs in 2018, (xi) the impact of operational performance, cost reduction efforts and mix enhancement on margin improvement, and (iv) the amount of expected pension contributions in 2018. These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect,” “anticipate,” “believe,” “intend,” “outlook,” “may,” “estimate,” “should,” and “predict” and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following:

•	the impact of the planned acquisition of Frutarom;

•	our ability to effectively compete in our market, and to successfully develop new products that appeal to our customers and consumers;

•	our ability to provide our customers with innovative, cost-effective products;

•	the impact of a disruption in our manufacturing operations;

•	the impact of the BASF Group supply chain disruption on the supply and price of a key ingredient in 2018;

•	our ability to implement our Vision 2020 strategy;

•	the impact of the recently-enacted Tax Act on our effective tax rate in 2018 and beyond;

•	our ability to successfully market to our expanding and decentralized Flavors customer base;

•	our ability to react in a timely manner to changes in the consumer products industry related to health and wellness;

•	our ability to establish and maintain collaborations, joint ventures or partnerships, which lead to the development or commercialization of products;

•	our ability to benefit from our investments and expansion in emerging markets;

•	the impact of international operations that are subject to regulatory, political and other risks;

•	the impact of economic uncertainty which may adversely affect demand for consumer products using flavors and fragrances;

•	our ability to attract and retain talented employees;

•	our ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws;

•	our ability to realize the expected cost savings and efficiencies from our profitability improvement initiatives and the optimization of our manufacturing facilities;

•	volatility and increases in the price of raw materials, energy and transportation;

•	our ability to maintain the integrity of our raw materials, supply chain and finished goods, and comply with applicable regulations;

•	our ability to successfully manage our inventory and/or working capital balances;

•	the impact of violations of the U.S. Foreign Corrupt Practices Act or similar U.S. or foreign anti-bribery and anti-corruption laws and regulations in the markets in which we operate;

•	our ability to protect our intellectual property rights;

•	uncertainties regarding the outcome of, or funding requirements, related to litigation or settlement of pending litigation, uncertain tax positions or other contingencies;

•	the impact of any future impairment of our tangible or intangible long-lived assets;

•	the impact of changes in our tax rates, tax liabilities, the adoption of new United States or international tax legislation, or changes in existing tax laws;

•	our ability to successfully estimate the impact of certain accounting and tax matters; and

•	the potential adverse impact of Brexit on currency exchange rates, global economic conditions and cross-border agreements that affect our business.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. For additional information regarding factors that could affect the Company’s results of operations, financial condition and liquidity, see “Risk Factors” in this prospectus and in any prospectus supplement, as well as the risks described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and as may be included from time to time in our reports filed with the SEC.

The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this prospectus or included in any of our periodic reports filed with the SEC and incorporated by reference into this prospectus could materially and adversely impact our results of operations, financial condition and liquidity and our future financial results.

Any public statements or disclosures by the Company following this prospectus that modify or impact any of the forward-looking statements contained in or accompanying this prospectus will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this prospectus.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of our securities for general corporate purposes, including working capital. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of our securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference into this prospectus and any prospectus supplement. See “Where You Can Find More Information; Incorporation By Reference.”

Three Months Ended	Fiscal Year Ended
March 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013
8.54x	7.55x	8.62x	9.51x	9.67x	8.50x

For purposes of this ratio, earnings consist of income before income taxes plus fixed charges and amortization of capitalized interest and excluding capitalized interest. Fixed charges consist of interest expense, including capitalized interest and one-third of rental expense, which we deem to be a reasonable estimate of the portion of our rental expense that is attributable to interest. Interest expense excludes interest related to unrecognized tax benefits, which is recognized as a component of income tax expense.

DESCRIPTION OF COMMON STOCK

The description below summarizes the general terms of our common stock. This section is a summary, and it does not describe every aspect of our common stock. This summary is subject to and qualified in its entirety by reference to the provisions of our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our By-Laws (the “By-Laws”), each as may be amended from time to time. The Certificate of Incorporation and By-Laws are both exhibits to the registration statement to which this prospectus is a part.

Authorized Shares

As of August 6, 2018, our authorized common stock consists of Five Hundred Million (500,000,000) shares, each with a par value of $0.125 per share (“common stock”).

Dividends

Holders of Common Stock are entitled to receive such dividends as the Company’s Board of Directors (the “Board”) may from time to time declare out of funds legally available therefore under the laws of the State of New York, in amounts that the Board may determine in its sole discretion. Covenants and other restrictions in loan agreements entered into by the Company from time to time may restrict our ability to pay dividends without lender consent.

Voting Rights

Holders of common stock are entitled to one vote per share on the election of directors and all matters submitted to a vote of stockholders. There is no cumulative voting. With respect to the election of directors, at each meeting of stockholders for the election of directors at which a quorum is present, except in the case of a contested election, the vote required for election of a director will be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee. In a contested election, the persons receiving a plurality of the votes cast at the meeting will be elected as directors. An election will be deemed to be contested if, as of the record date for the stockholder meeting in question, there are more nominees for election than positions on the Board to be filled by election at the meeting. For all other matters put to a vote of stockholders, assuming a quorum is present, the vote of the holders of a majority of the votes cast will decide any question brought before such meeting, except as otherwise expressly provided by the Certificate of Incorporation, By-laws or the laws of the State of New York.

Rights Upon Liquidation, Dissolution or Winding Up

On liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution to holders of common stock, as determined by applicable law.

Preemptive Rights

Except as may otherwise be determined by a two-thirds vote of the Board, holders of common stock may be entitled to purchase any new or additional issue of any equity or voting shares of the Company or of any security convertible into equity or voting shares, if and to the extent required by the laws of the State of New York and applicable provisions of our Certificate of Incorporation. Such rights do not apply to shares issued upon the exercise of stock options.

Other Provisions

Under the Certificate of Incorporation, except as otherwise provided by the laws of the State of New York, the Board is authorized, without the approval of the stockholders, to authorize and issue obligations of the Company and to determine the associated rights as to redeemability, convertibility or otherwise in its sole discretion.

Certain Statutory Provisions

Certain provisions of the law of the State of New York may place restrictions on Company stockholders based on their ownership of a substantial amount of the Company’s outstanding shares of common stock or otherwise have the effect of delaying or preventing a change in control of the Company. As a general matter, New York law places restrictions on the ability of the Company to engage in a business combination with a beneficial holder of twenty percent or more of the Company’s outstanding common stock unless the approval of the Board or disinterested shareholders is timely obtained or other specified conditions are met.

Listing

The common stock is currently listed on the New York Stock Exchange and on Euronext Paris under the symbol “IFF.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

We may offer and issue our debt securities from time to time in one or more series. The debt securities will be our unsecured direct obligations. The debt securities will be issued under an indenture, dated as of March 2, 2016, between us and U.S. Bank National Association, as trustee. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The statements made in this prospectus relating to the indenture and the debt securities to be issued under the indenture are summaries of certain provisions of the indenture, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and the debt securities. The indenture is an exhibit to the registration statement to which this prospectus is a part.

General

The debt securities will rank equally and ratably in right of payment with other unsecured indebtedness of ours that is not subordinated. While such debt securities rank equally and ratably with our other unsecured indebtedness that is not subordinated, it is effectively junior to secured debt or debt on the level of our subsidiaries. We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our Board of Directors or as established in the indenture. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal of and premium, if any, on the debt securities or the method of determination thereof;

•	the place or places where payments will be made;

•	the place or places where the debt securities may be exchanged or transferred;

•	the rate or rates at which the debt securities will bear interest or the manner or calculation of such rate or rates, if any;

•

the date or dates from which interest will accrue, the interest payment dates on which interest will be payable or the manner of determination of such interest payment dates, and the record date for the determination of holders to whom interest is payable on any interest payment date;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•

the period or periods within which (or manner of determining the same), the price or prices at which (or manner of determining the same) and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at our option, and any remarketing arrangements with respect to the debt securities of that series;

•

the obligation, if any, of the Company to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions (including payments made in cash in participation of future sinking fund obligations) or at the option of a holder thereof and the period or periods within which (or manner of determining the same), the price or prices at which (or manner of determining the same), and the terms and conditions upon which, debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the form of the debt securities of the series, including the form of the Trustee’s certificate of authentication for such series and any legends or endorsements to be placed thereon;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;

•

any and all other terms with respect to such series (which terms shall not be inconsistent with the terms of the indenture), including any terms which may be required by or advisable under U.S. laws or regulations or advisable in connection with the marketing of debt securities of that series;

•

whether the debt securities are issuable as global securities or definitive form or both and any restrictions on the exchange of one form of the debt securities for another and on the offer, sale and delivery of the debt securities in either form, and, if issuable as global securities, the identity for the depositary for such series;

•

if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•	any additional or different events of default or restrictive covenants provided for with respect to the debt securities of the series;

•	any provisions granting special rights to holders when a specified event occurs;

•

if other than such coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debts, the coin or currency or currency unit in which payment of the principal of, or premium, if any, or interest on the debt securities of the series shall be payable;

•

if payments of principal of or interest, if any, on the debt securities are to be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•

the manner in which the amounts of payment of principal of or interest, if any, on the debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	if a person other than U.S. Bank National Association is to act as trustee for the debt securities of that series, the name and location of the corporate trust office of such trustee;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including subsidiaries of the Company;

•	whether the debt securities will be subject to defeasance as provided in the indenture;

•	if other than the trustee, the identity of the registrar, paying agent and custodian for the depositary;

•	if other than The Depository Trust Company, the identity of the depositary; and

•	any other terms of the debt securities of that series (which terms shall not be inconsistent with the requirements of the Trust Indenture Act).

In addition, the indenture does not limit our ability to issue convertible or exchangeable or subordinated debt securities. We may also issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations of $2,000 and integral multiples of $1,000 in excess of $1,000.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest on, principal of, and premium, if any, on any debt securities at the corporate trust office of the trustee. If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date to be fixed by the trustee; or

•	in any other lawful manner, all as more completely described in the indenture.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” You may exchange or transfer debt securities at the corporate trust office of the trustee, unless otherwise specified in the applicable prospectus supplement. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “registrar.” The registrar will also perform transfers of debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Consolidation, Merger and Sale of Assets

Under the indenture, we are permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, if we take any of these actions, we must meet the following conditions:

•

The successor entity to such consolidation or merger, or the entity which acquires substantially all of our assets, shall expressly assume by supplemental indenture (which shall conform to the provisions of the Trust Indenture Act, as then in effect), satisfactory in form to the trustee and executed and delivered to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all debt securities in accordance with the terms of such securities, and the due and punctual performance and observance of all the covenants and conditions of the indenture with respect to such securities to be kept or performed by us; and

•	Any other condition described in the applicable prospectus supplement.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any series of debt securities.

Events of Default

The indenture defines an “Event of Default” with respect to any series of debt securities issued pursuant to the indenture. Events of Default on debt securities are any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•

default in the performance or breach of any other covenant by us in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 30 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization involving us; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if (1) we have paid or deposited with the trustee a sum sufficient to pay (i) all matured installments of interest on such debt securities, (ii) all principal of (and premium, if any, on) such debt securities, (iii) to the extent enforceable under applicable law, interest upon overdue installments of interest, and (iv) amounts payable to the trustee and (2) all Events of Default, other than the non-payment of the principal with respect to debt securities of that series which have become due solely by such declaration of acceleration, have been remedied or waived as provided in the indenture and the trustee’s fees and expenses have been paid in full.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and after receipt of such request the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us to furnish to the trustee upon request a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the debt securities of one or more series without the consent of the holders of the outstanding debt securities under the indenture:

•	to cure any ambiguity, mistake or inconsistency in the indenture;

•

to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the indenture or under any supplemental indenture as the Board of Directors may deem necessary or desirable and which shall not materially and adversely affect the interests of the holders of debt securities;

•	evidence the succession of another corporation to the Company, or successive successions and the assumption by the successor corporation of the covenants, agreements and obligations of the Company;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company;

•

to add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the rights of any holder of debt securities in any material respect;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series, to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to add or change CUSIP numbers or other identifying numbers of the debt securities of any series upon notice to holders of such debt securities;

•	to remove any legends placed on a debt security in accordance with the indenture;

•	to add any additional Events of Default;

•

to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall become effective only when there is no debt security of any series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; and

•

to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to any debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than the one Trustee.

In addition, we may modify and amend the indenture as to all other matters with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments; provided however that we may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	extend the fixed maturity of any debt securities of any series;

•	reduce the principal amount of such debt securities;

•	reduce the rate or extend the time of payment of interest on such debt securities;

•	reduce any premium payable upon the redemption of such debt securities;

•	reduce the percentage of the holders of debt securities required to consent to any such supplemental indenture;

•	modify the right of any holder to receive or sue for payment of principal, premium or interest that would be due at the stated maturity; or

•	expressly subordinate the obligations of any series of debt securities to other indebtedness of the Company.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may also, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge, Defeasance and Covenant Defeasance

Discharge. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that the holders of outstanding debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, based on the fact that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling (which ruling may be, but need not be, issued with respect to the Company) or (ii) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Forms of Securities

Each security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal or premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Company, the trustee, or any other agent of the Company or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. If an Event of Default has occurred and is continuing with respect to any debt securities represented by a registered global security and the depositary requests the issuance of certificated debt securities, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, determine not to have securities represented by registered global securities and, in that event, will issue securities in definitive form for the registered global securities of that series. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee. It is expected that the depositary’s instructions will be based on directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle or obligate the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, debt securities, shares of common stock or any combination of such securities. The applicable supplement will describe:

•

the terms of the units and of the purchase contracts, debt securities and shares of common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	if applicable, a discussion of any material United States federal income tax considerations;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities being offered:

•	directly to purchasers,

•	through agents,

•	through dealers,

•	through underwriters, or

•	through a combination of any of the above methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them and the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Offers to purchase the securities may be solicited directly by us or by agents designated by us from time to time. Such agents may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”). Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Our common stock is listed on the New York Stock Exchange and on Euronext Paris under the symbol “IFF.” Except as indicated in the applicable prospectus supplement, any securities other than our common stock are not expected to be listed on a securities exchange, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

In connection with an offering of securities, the underwriters may purchase and sell securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Greenberg Traurig, LLP, New York, New York, by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, or by such other counsel as may be specified in the applicable prospectus supplement. The legality of the securities for any underwriters, dealers or agents will be passed upon by counsel as may be specified in the applicable prospectus supplement.

EXPERTS

The financial statements of International Flavors & Fragrances Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to International Flavors & Fragrances Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Frutarom Industries Ltd. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 incorporated by reference in this prospectus have been so incorporated in reliance on the report of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports and certain other information with the SEC. Our SEC filings are available over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or such offering is terminated. This prospectus is part of a registration statement filed with the SEC.

We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus supplement:

•	The Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	The Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018;

•	All information in our proxy statement filed on March 23, 2018, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	The Current Reports on Form 8-K filed on May 3, 2018, May 7, 2018 (Item 8.01 only), May 9, 2018 (excluding Item 7.01), May 24, 2018, June 8, 2018 and August 3, 2018;

•	The description of the common stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed on April 30, 2010; and

•

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or such offering is terminated.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address or telephone number:

International Flavors & Fragrances Inc.

Attention: Investor Relations

521 West 57th Street

New York, NY 10019

Phone: (212) 765-5500

We maintain an internet website at www.iff.com, which contains information relating to us and our business. We do not incorporate the information on our internet website by reference.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in or incorporated by reference in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in or incorporated by reference in this prospectus and any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference in the prospectus and any prospectus supplement, before making an investment decision.

11,516,315 Shares

INTERNATIONAL FLAVORS & FRAGRANCES INC.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley	Citigroup	J.P. Morgan

Senior Lead Manager

BNP PARIBAS

Co-Managers

BTIG	Citizens Capital Markets	ING

MUFG	Wells Fargo Securities	HSBC

September 12, 2018